Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Dated as of August 19, 2016

Between:

PENNYMAC LOAN SERVICES, LLC, as Seller

and

JPMORGAN CHASE BANK, N.A., as Buyer

1.         Applicability

From time to time before the Termination Date, the Parties may enter into transactions in which Seller agrees to transfer to JPMorgan Chase Bank, N.A. (together with its successors and assigns, “Buyer”) Mortgage Loans (including their Servicing Rights) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller those Mortgage Loans (including the Servicing Rights to them) on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller.  Each such transaction shall be referred to in this Agreement as a “Transaction” and shall be governed by this Agreement.  Buyer shall have no obligation to enter into any Transaction on or after the Termination Date, or to enter into any Transaction under the Uncommitted Facility on or after the Uncommitted Facility Termination Date.

2.         Definitions; Interpretation

(a)       Definitions.  As used in this Agreement and (unless otherwise defined differently therein) in each other Transaction Document, the following terms have these respective meanings.

“1934 Act” is defined in Section 27(a).

“Accounts” means, collectively, the Cash Pledge Account, the Funding Account and the Operating Account, each of which is a deposit account held at Financial Institution, all interest accrued on, additions to and proceeds of such deposit accounts and all deposits, payment intangibles, financial assets and other obligations of Financial Institution credited to or comprising a part of such deposit accounts, whether they are demand deposit accounts, or certificated or book entry certificates of deposit (whether negotiable or non-negotiable), investment time deposits, savings accounts, money market accounts, transaction accounts, time deposits, negotiable order of withdrawal accounts, share draft accounts and whether they are evidenced or represented by instruments, general intangibles, payment intangibles, chattel paper or otherwise, and all funds held in or represented by any of the foregoing, and any successor accounts howsoever styled or numbered and all deposit accounts established in renewal, extension or increase or decrease of, or replacement or substitution for, any of the foregoing; and all promissory notes, checks, cash, certificates of deposit, passbooks, deposit receipts, instruments, certificates and other records from time to time representing or evidencing the deposit accounts described above and any supporting obligations relating to any of the foregoing property.

“Act of Insolvency” means with respect to any Person (a) the commencement by that Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or a request by that Person for the appointment of a receiver, trustee, custodian or similar official for that Person or any substantial part of its property; (b) the commencement of any such case or proceeding against that Person, or another’s seeking such appointment, or the filing against that Person of an application for a protective decree that (i) is consented to or not timely contested by that Person, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having similar effect, or (iii) is not dismissed within fifteen (15) days; (c) the making by that Person of a general assignment for the benefit of creditors; (d) the admission in writing by that Person that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due; or (e) the board of directors, managers, members or partners, as the case may be, of that Person taking any action in furtherance of any of the foregoing.

“Additional Purchased Mortgage Loans” means Mortgage Loans provided by Seller to Buyer pursuant to Section 4(a).

“Adjusted LIBO Rate” is defined in the Side Letter.

“Advance Reimbursements”  means any MBS advances or protective advances due to Subservicer under the terms of the Subservicing Agreement.

“Affiliate” means, as to (i) a specified Person (other than Seller or Guarantor), any other Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) that is a director, manager, trustee, general partner or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person; (c) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person or (d) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities (or equivalent equity interests), (ii) Seller, PNMAC and its Subsidiaries (other than Seller itself), and (iii) Guarantor, PNMAC and its Subsidiaries (other than the Guarantor itself).  For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling”, “controlled by” and “under common control with” have meanings correlative to the meaning of “control”.

“Aged Loan” means, on any day, a Purchased Mortgage Loan that is not a Freddie Mac Small Balance Loan whose Purchase Date was more than sixty (60) days but not more than seventy-five (75) days before that day.

“Agency” (and, with respect to two or more of the following, “Agencies”) means FHA, Fannie Mae, Ginnie Mae, Freddie Mac, RHS or VA.

“Agency Guidelines” means those requirements, standards, policies, procedures and other guidance documents governing the Agencies’ respective standards and requirements for their purchase or guaranty of residential mortgage loans, as issued or adopted by the Agencies from time to time.

“Aggregate Purchase Price” means, at any time, the sum of the outstanding balances of the Purchase Prices paid by Buyer for all Purchased Mortgage Loans that are subject to outstanding Transactions.

“Agreement” means this Master Repurchase Agreement (including all supplemental terms and conditions contained in its Exhibits and Schedules and the Side Letter), as supplemented, amended or restated from time to time.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Seller or its Affiliates from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means federal, state and local anti-money laundering laws, orders and regulations, including the USA Patriot Act of 2001, the Bank Secrecy Act, OFAC regulations and applicable Executive Orders.

“Appraised Value Alternative” means with respect to (i) refinanced Mortgage Loans underwritten with the use of the Fannie Mae direct underwriting system with respect to which a property inspection waiver has been issued, (ii) Fannie Mae “DU Refi” Mortgage Loans and (iii) Freddie Mac “Open Access” Mortgage Loans, the value entered by Seller into Fannie Mae’s Desktop Underwriter or Freddie Mac’s Loan Prospector system, as applicable.  In the case of FHA streamlined Mortgage Loans, “Appraised Value Alternative” means the appraised value reported in the FHA Connection system for the Mortgagor's previous loan that is being refinanced by the subject Loan.

 “Approved Correspondent” means a third party Mortgage Loan originator with which Seller currently has a written correspondent loan purchase agreement and that is either (i) an entity listed on Schedule IV, as such schedule is updated in electronic format from time to time by Buyer, in its reasonable discretion, with written notice to Seller, or (ii) an entity that is acceptable to Buyer, as indicated by Buyer to Seller in writing, for purposes of determining eligibility for purchases from Seller of Mortgage Loans that such correspondent originates.

“Approved DU Jumbo Takeout Investor” means an Approved Takeout Investor that has been specifically approved in writing by Buyer for purchases of DU Jumbo Loans.

“Approved Jumbo Takeout Investor” means an Approved Takeout Investor that has been approved in writing by Buyer for purchases of Jumbo Loans.

“Approved Takeout Investor” means any of (i) Fannie Mae, Freddie Mac and the other entities listed on Schedule I, as such schedule is updated from time to time by Buyer, in its reasonable discretion, with written notice to Seller or (ii) an entity that is acceptable to Buyer, as indicated by Buyer to Seller in writing; provided that, notwithstanding the foregoing, any entity described in the foregoing clause (i) or (ii) that fails to perform any of its obligations under any of its Takeout Commitments shall cease to be an Approved Takeout Investor automatically upon such failure.

“Asset File” is defined in the Custodial Agreement.

“Asset Schedule” is defined in the Custodial Agreement.

“Asset Schedule and Exception Report” is defined in the Custodial Agreement.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the transfer of the Mortgage to the party indicated therein.

“Attorney Bailee Letter” is defined in the Custodial Agreement.

“Authorized Signers” means each of the officers of Seller listed on Schedule II or otherwise designated by the officer of Seller who is Seller’s administrator with respect to Mortgage Finance Online, as such schedule may be updated by Seller from time to time with prior written notice to Buyer.

“Available Warehouse Facilities” means, as the context requires, (i) the aggregate amount at any time of used and unused available warehouse lines of credit, purchase facilities, repurchase facilities, early purchase program facilities and off-balance sheet funding facilities (whether committed or uncommitted) to finance Mortgage Loans available to Seller at such time or (ii) such warehouse lines of credit, purchase facilities, repurchase facilities, early purchase program facilities and off-balance sheet funding facilities themselves.

“Bailee Letter” is defined in the Custodial Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.

“Bankruptcy Reform Act” means the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.

“Blanket Bond Required Endorsement” means endorsement of Seller’s mortgage banker’s blanket bond insurance policy to (i) provide that for any loss affecting Buyer’s interest, Buyer will be named on the loss payable draft as its interest may appear and (ii) provide Buyer access to coverage under the theft of secondary market institution’s money or collateral clause of  policy.

“Business Day” means a day (other than a Saturday or Sunday) when (i) banks in Houston, Texas, Santa Ana, California and New York, New York are generally open for commercial banking business and (ii) federal funds wire transfers can be made.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months or less after the date of the applicable financial statement reporting such amounts; (b) certificates of deposit, time deposits or Eurodollar time deposits having maturities of three (3) months or less after the date of the applicable financial statement reporting such amounts, or overnight bank deposits, issued by any well-capitalized commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000) and rated at least A-2 by S&P or P-2 by Moody’s; (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven (7) days with respect to securities issued or fully guaranteed or insured by the United States Government; (d) commercial paper of a domestic issuer rated at least P-1 and A-1 by Moody’s or S&P, respectively, and in either case maturing within ninety (90) days after the day of acquisition: (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A+ by S&P or A1 by Moody’s; (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or; (g) shares of SEC Rule 2-a7 money market mutual funds rated AAA by Moody’s & S&P that have a maturity of ninety (90) days or less or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Pledge Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

PennyMac Loan Services

JPMorgan Chase Secured Party

Cash Pledge Account

“CFPB” means the Consumer Financial Protection Bureau or any successor.

“Change in Control” means either of the following events (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock (or equivalent equity interests) of Seller or any Guarantor at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock (or equivalent equity interests) or (b) PNMAC shall for any reason cease to own and control, directly or indirectly, all of the outstanding equity interests of Seller.

“Change in Executive Management” means that, without Buyer’s prior written consent, either Stanford Kurland or Anne McCallion shall cease for any reason whatsoever, including death or disability, to be, and to continuously perform the duties of, Chairman and Chief Executive Officer or Senior Managing Director and Chief Financial Officer, respectively, of PennyMac

Financial Services, Inc. and no successor satisfactory to Buyer, in its reasonable judgment, shall have become, and shall have commenced to perform the duties of Chairman and Chief Executive Officer or Senior Managing Director and Chief Financial Officer, respectively, of Seller within ninety (90) days after such cessation; provided that if any such satisfactory successor shall have been so elected and shall have commenced performance of such duties within such period, then the name of such successor or successors shall be deemed to have been inserted in place of Stanford Kurland or Anne McCallion, as applicable, in this definition.

“Change in Law” means (a) the adoption of a Requirement of Law after the date of this Agreement, (b) any change in a Requirement of Law or (c) compliance by Buyer (or by any applicable lending office of Buyer) with any Requirement of Law made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

“Combined Loan-to-Value Ratio” or “CLTV” means, for each Mortgage Loan as of its Purchase Date, a fraction (expressed as a percentage) having as its numerator the sum of (i) the original principal amount of the Mortgage Note plus (ii) the original principal amount of each other Mortgage Loan that is secured by a junior Lien against the related Mortgaged Property, and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (as applicable) (1) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Approved Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.

“Completed Repurchase Advice” means with respect to any Purchased Mortgage Loan repurchased, receipt by Buyer of:

(i) funds deposited into the Funding Account in an amount at least equal to (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Seller on the next Remittance Date, and if a lesser amount is deposited in the Funding Account, confirmation that funds in an amount at least equal to such deficiency are on deposit in the Operating Account and available for withdrawal by Buyer after taking into account all other payments required to be made by Seller from the Operating Account;

(ii) confirmation from the related Approved Takeout Investor (or other purchaser of such Mortgage Loan) in a form reasonably acceptable to Buyer, that the funds so received in the Funding Account are for the purchase of that Purchased Mortgage Loan; and

(iii) the Asset Schedule description of that Purchased Mortgage Loan, to enable Buyer to identify the specific Mortgage Loan to be removed from the list of Purchased Mortgage Loans subject to outstanding Transactions under this Agreement.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C, completed, executed by the chief financial officer of Seller and submitted to Buyer.

“Confirmation” means a confirmation of Seller’s request to Buyer to enter into a Transaction, substantially in the form of Exhibit A or such other form as Buyer and Seller shall agree to use, completed as required by Section 3(a)  and submitted to Buyer as “Step 3:  Validate Entry” on the “Warehouse Request” tab of Mortgage Finance Online.

“Conventional Conforming Loan” means a Mortgage Loan that conforms to Agency Guidelines.  The term Conventional Conforming Loan does not include a Mortgage Loan that is a Government Loan or a Jumbo Loan.

“Co-op Corporation”, “Co-op Loan”, “Co-op Project”, “Co-op Shares” and “Co-op Unit” are each defined in the Custodial Agreement.

 “Correspondent Loan” means a Conventional Conforming Loan or a Government Loan originated by an Approved Correspondent and funded with the Approved Correspondent’s own funds or funds provided by its warehouse or working capital lender (and, for the avoidance of doubt, not “table funded” with funds provided by Seller or an Affiliate of Seller).

“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment or the related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan.

“Custodial Agreement” means the Custodial Agreement dated on or about the date of this Agreement among Buyer, Seller and Custodian, as supplemented, amended or restated from time to time.

“Custodian” means Deutsche Bank National Trust Company, the Custodian under the Custodial Agreement, and its successors.

“Debt” means, with respect to any Person, on any day (a) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) that, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date, and (b) all indebtedness or other obligations of such Person (and, if applicable, that Person’s Subsidiaries, on a consolidated basis) for borrowed money or for the deferred purchase price of property or services; provided that, for purposes of this Agreement, there shall be excluded from Debt on any day loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases and Qualified Subordinated Debt.

“Default” means any condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Defaulted Loan” means a Mortgage Loan (i) as to which any principal or interest payment, escrow payment or part thereof, remains unpaid for thirty (30) days or more from the original due date for such payment (whether or not Seller has allowed any grace period or extended the due date thereof by any means), (ii) as to which another material default has occurred and is continuing, (iii) as to which foreclosure proceedings have commenced, (iv) as to which an Act of Insolvency has occurred with respect to its Mortgagor or any cosigner, guarantor, endorser, surety, assumptor or grantor, or (iv) that, consistent with Seller’s collection policies, has been or should be written off as uncollectible in whole or in part.

“Defective Mortgage Loan” means (i) a Mortgage Loan that is not an Eligible Mortgage Loan or (ii) a Purchased Mortgage Loan in which Buyer does not have a valid and perfected first priority security interest or that is not free and clear of any other Lien.

“Delivered Mortgage Loan” is defined in the Custodial Agreement.

“DTI” means the ratio of a Mortgagor’s recurring monthly debt obligations to his or her gross monthly income.

“DU Jumbo Loan” means a Jumbo Loan underwritten by Seller pursuant to underwriting authority delegated to Seller by an Approved DU Jumbo Takeout Investor.

“Early Repurchase Date” is defined in Section 3(k)(ii).

“Electronic Agent” is defined in the definition of “Electronic Tracking Agreement”.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic Tracking Agreement” means the Electronic Tracking Agreement dated on or about the date hereof by and among Buyer, Seller, MERS and MERSCORP Holdings, Inc. (the “Electronic Agent”), as supplemented, amended or restated from time to time.

“Eligible Mortgage Loan” means, on any date of determination, a Mortgage Loan:

(i)        for which each of the applicable representations and warranties set forth on Exhibit B-1 or Exhibit B-2, as applicable, is true and correct as of such date of determination;

(ii)       that is either a Conventional Conforming Loan, a Government Loan, a Jumbo Loan or a Freddie Mac Small Balance Loan;

(iii)      if a Correspondent Loan, whose Origination Date was no more than sixty (60) days before the Purchase Date for the initial Transaction in which that Mortgage Loan was purchased by Buyer;

(iv)      if not a Correspondent Loan, whose Origination Date was no more than forty-five (45) days before the Purchase Date for the initial Transaction in which that Mortgage Loan was purchased by Buyer;

(v)       that is eligible for sale to an Approved Takeout Investor under its Takeout Commitment, if any;

(vi)      that has a scheduled Repurchase Date not later than the following number of days after the Purchase Date for the initial Transaction to which that Mortgage Loan was subject:

Type of Mortgage Loan	Number of days
Aged Loan	75
Freddie Mac Small Balance Loan	45
Conventional Conforming Loan	60
Government Loan	60
Jumbo Loan	60

(vii)     that does not have a Combined Loan-to-Value Ratio in excess of (i) one hundred five percent (105%) in the case of a Conventional Conforming Loan or a Government Loan other than an RHS Loan, (ii) one hundred two and forty-one thousandths percent (102.041%) in the case of an RHS Loan or (iii) in the case of a Jumbo Loan the applicable maximum CLTV specified on Schedule III) (or, in each case, such other percentage determined by Buyer in its reasonable discretion and specified in a written notice from Buyer to Seller from time to time) and, if its Loan-to-Value Ratio is in excess of eighty percent (80%) (or such other percentage as may be determined by Buyer in its reasonable discretion and specified in a written notice from Buyer to Seller from time to time), it has private mortgage insurance in an amount required by the applicable Agency Guidelines, unless pursuant to Agency Guidelines in existence at the time such Mortgage Loan was originated, private mortgage insurance is not required for such Mortgage Loan;

(viii)    whose Mortgagor has a FICO Score of at least 620 (or such other minimum FICO Score as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time);

(ix)      whose Mortgage Loan Documents have not been amended or modified, any term or condition of them waived, or any claim in respect of them or any related rights settled or compromised except only such amendments, modifications, waivers, settlements or compromises, if any, that (a) do not (1) affect the amount or timing of any payment of principal or interest payable with respect to such Purchased Mortgage Loan, (2) extend its scheduled maturity date, modify its interest rate or constitute a cancellation or discharge of its outstanding principal balance or (3) materially and adversely affect the liability of any maker, guarantor or insurer or the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Mortgage Loan, (b) have been approved by the insurer under the related private mortgage insurance policy, if any, and by the title insurer under the related lender’s title insurance policy, to the extent required to avoid affecting or impairing the coverage of such policy or policies, and (c) are in accordance with accepted servicing practices and the Agency Guidelines;

(x)       for which, on or before its Purchase Date, an Asset Schedule in which it is listed has been delivered to Buyer and Custodian;

(xi)      for which, if not a Wet Loan, a complete Asset File has been delivered to Custodian on or before its Purchase Date and Buyer has received a Trust Receipt that includes it;

(xii)     for which, if a Wet Loan:

(A)      on or before its Purchase Date, a written fraud detection report acceptable to Buyer in its sole discretion has been delivered to Buyer;

(B)      if requested by Buyer, all applicable items listed in clauses (i) through (iii) of the definition of Loan Eligibility File have been delivered to Buyer on or before its Purchase Date;

(C)      and if it is also a Jumbo Loan, the applicable items listed in clause (xxi) of this definition of Eligible Mortgage Loan have been delivered to Buyer on or before its Purchase Date; and

(D)      at or before its Wet Delivery Deadline, a complete Asset File has been delivered to Custodian and Buyer has received a Trust Receipt that includes it;

(xiii)    if a Wet Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Wet Loans that are then subject to Transactions, is less than or equal to (i) sixty percent (60%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount on any day that is one of the first five (5) or the last five (5) Business Days of any calendar month or (ii) fifty percent (50%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount on any other day;

(xiv)    that, if subject to a Takeout Commitment, (a) such Takeout Commitment has not expired or been terminated or cancelled by the Approved Takeout Investor and Seller is not in default under such Takeout Commitment, (b) such Mortgage Loan has not been rejected or excluded for any reason (other than default by Buyer) from the related Takeout Commitment by the Approved Takeout Investor;

(xv)     that, if subject to a Hedging Arrangement, is not subject to a Hedging Arrangement that has expired or been cancelled by the Hedging Arrangement counterparty or with respect to which Seller is in default or a termination event has occurred;

(xvi)    if an RHS Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other RHS Loans that are then subject to Transactions, is less than or equal to twenty percent (20%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xvii)   if a Second Home Loan or an Investor Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all Second Home Loans and Investor Loans that are then subject to Transactions, is less than or equal to ten percent (10%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time) of the Facility Amount;

(xviii)  if a Freddie Mac Small Balance Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Freddie Mac Small Balance Loan that are then subject to Transactions, is less than or equal to fifty percent (50%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to any Seller from time to time) of the Facility Amount;

(xix)    if an Aged Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Aged Loans that are then subject to Transactions, is less than or equal to five percent (5%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to any Seller from time to time) of the Facility Amount;

(xx)     if a Jumbo Loan, whose Purchase Price, when added to the sum of the Purchase Prices of all other Jumbo Loans that are then subject to Transactions, is less than or equal to twenty percent (20%) (or such other percentage as may be determined by Buyer in its sole discretion and specified in a written notice from Buyer to any Seller from time to time) of the Facility Amount;

(xxi)    if a Jumbo Loan, evidence satisfactory to Buyer in its reasonable discretion that it is covered by a best efforts or mandatory takeout commitment issued by an Approved Takeout Investor approved by Buyer for the purchase of Jumbo Loans;

(xxii)   if and to the extent that Buyer elects by notice to Seller to review and approve them, for which Buyer has approved the underwriting, the Takeout Commitment and other related information;

(xxiii)  that is not a Mortgage Loan that Seller has failed to repurchase when required by the terms of this Agreement;

(xxiv)  that is not a Mortgage Loan that was previously financed for Seller by any other mortgage warehouse provider or other Person;

(xxv)   for which the related Mortgage Note has not been out of the possession of Custodian pursuant to a Request for Release of Documents to Seller or any Subservicer for more than ten (10) Business Days after the date of that Request for Release of Documents;

(xxvi)  for which neither the related Mortgage Note nor the Mortgage has been out of the possession of Custodian pursuant to a Bailee Letter for more than the number of days specified in such Bailee Letter, or if such Bailee Letter does not specify a time limit, for more than thirty (30) days after the related Approved Takeout Investor’s scheduled purchase date; and

(xxvii) that is not a Defaulted Loan.

“ERISA” means the Employee Retirement Income Security Act of 1974, all rules and regulations promulgated thereunder and any successor statute, rules and regulations, as amended from time to time.

“Event of Default” is defined in Section 12.

“Facility Amount” is defined in the Side Letter.

“Fannie Mae” means the Federal National Mortgage Association or any successor.

“FDIA” means the Federal Deposit Insurance Act, as amended from time to time.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“FDICIA” means the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended from time to time.

“FHA” means the Federal Housing Administration, a subdivision of HUD, or any successor.  The term “FHA” is used interchangeably in this Agreement with the term “HUD”.

“FICO Score” means, with respect to any Mortgagor, the statistical credit score prepared by Fair Isaac Corporation, Experian Information Solutions, Inc., TransUnion LLC or such other Person as may be approved in writing by Buyer in its sole discretion.

“Financial Institution” means JPM Chase in its capacity of the bank at which the Accounts are held.

“Flood Laws” is defined in the definition of “Requirement(s) of Law”.

“Foreign Buyer” is defined in Section 11(f)(ii).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.

“Freddie Mac SBL Guidelines” means any and all rules, regulations, requirements and guidelines of Freddie Mac applicable to Freddie Mac Small Balance Loans, as the same may be amended from time to time, including the Freddie Mac Multifamily Seller/Servicer Guide and the Small Balance Loan Addendum to the Freddie Mac Multifamily Seller/Servicer Guide.

“Freddie Mac Small Balance Loan” means a small balance mortgage loan providing financing for the acquisition or refinance of conventional multifamily housing with five (5) or more residential units that is eligible for delivery to Freddie Mac under the terms of the Freddie Mac SBL Guidelines and that is covered by a Freddie Mac Takeout Commitment.

“FTC Act” is defined in the definition of “Requirement(s) of Law”.

“Funding Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

PennyMac Loan Services

JPMorgan Chase Secured Party

Funding Account

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in statements and pronouncements of such other entity as may be approved by a significant segment of the accounting profession.

“Ginnie Mae” means the Government National Mortgage Association or any successor.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat 1338), as it may be amended from time to time.

“Government Loan” means a Mortgage Loan that is insured by the FHA or guaranteed by the Department of Veterans Affairs or RHS.  The term “Government Loan” does not include any Mortgage Loan that is a Conventional Conforming Loan or a Jumbo Loan.

“Governmental Authority” means and includes the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any governmental or quasi‑governmental department, commission, board, bureau or instrumentality, any court, tribunal or arbitration panel, and, with respect to any Person, any private body having regulatory jurisdiction over any Person or its business or assets (including any insurance company or underwriter through whom that Person has obtained insurance coverage).

“Guarantor” means and includes PNMAC and any Person who now or hereafter executes a guaranty to support the obligations of Seller under this Agreement and the other Transaction Documents.

“Guaranty” means and includes each guaranty executed by a Guarantor in favor of Buyer, in each case, as supplemented, amended or restated from time to time.

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of its portfolio of Mortgage Assets because of changes in interest rates or in the market value of mortgage loan assets.

“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency.  The term “HUD” is used interchangeably in this Agreement with the term “FHA”.

“Impound Collection Account” means the deposit account designated as an escrow or agency account held or to be established with JPM Chase, styled as follows:

Impound Collection Account for PennyMac Loan Services

“Income”  means, with respect to any Purchased Mortgage Loan, (i) all payments of principal, payments of interest, cash collections, dividends, sale or insurance proceeds and other cash proceeds received relating to the Purchased Mortgage Loan and other Mortgage Assets, (ii) any other payments or proceeds received in relation to the Purchased Mortgage Loan and other Mortgage Assets (including any liquidation or foreclosure proceeds with respect to the Purchased Mortgage Loan and payments under any guarantees or other contracts relating to the Purchased Mortgage Loan) and (iii) all other “proceeds” as defined in Section 9-102(64) of the UCC; provided that Income does not include any escrow withholds or escrow payments for Property Charges.

“Income Collection Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

PennyMac Loan Services

JPMorgan Chase Secured Party

Income Collection Account

“Indemnified Party” is defined in Section 16(b).

“Interim Servicing Term” is defined in Section 13(a).

“Investor Loan” means a Conventional Conforming Loan secured by a single family residence that is not occupied by the Mortgagor, which has been underwritten by the Approved Takeout Investor who issued a Takeout Commitment that covers it and whose underwriting, Takeout Commitment, appraisal and all related documentation that Seller elects to review are approved by Seller.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“IRS” means the United States Internal Revenue Service.

“JPM Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.

“Jumbo Loan” means a Mortgage Loan that conforms to (i) all of the Agency Guidelines’ requirements for a Conventional Conforming Loan except that its original principal amount exceeds the maximum allowed by Agency Guidelines and (ii) the maximum CLTV and minimum FICO Score criteria specified on Schedule III.

“Leverage Ratio” means the ratio of a Person’s Debt (including off balance sheet financings) to its Tangible Net Worth.

“Lien” means any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment as security for an obligation, deposit arrangement as security for an obligation, equity, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention arrangement, any financing lease arrangement having substantially the same economic effect as any of the foregoing and the security interest evidenced or given notice of by the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction.

“Liquidity” means, at any time, Seller’s unencumbered and unrestricted cash and Cash Equivalents (including the balance on deposit in the Cash Pledge Account, but excluding any restricted cash or cash pledged to third parties) at such time plus, with respect to any Purchased Mortgage Loans then subject to outstanding Transactions, the excess, if any, of (x) the sum of the maximum Purchase Prices available to Seller for such Purchased Mortgage Loans pursuant to the terms hereof over (y) the Aggregate Purchase Price at such time.

“Litigation” means, as to any Person, any material action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending or threatened against or affecting such Person or the business, operations, properties or assets of such Person before, or by, any Governmental Authority.

“Loan Eligibility File” means, with respect to each Mortgage Loan, the following documents:

(i)        if a Government Loan, a valid eligibility certification from VA, FHA or RHS, as applicable;

(ii)       if applicable and requested by Buyer, evidence satisfactory to Buyer that such Mortgage Loan is subject to a valid and binding Takeout Commitment;

(iii)      a copy of (1) the DU/DO/LP approval cover page, or (2) a copy of the related underwriting approval from the Approved Takeout Investor or, (3) for a Second Home Loan, a copy of the related valid eligibility certificate issued by an Agency or, (4) for an RHS Loan, a copy of the related Conditional Commitment for Single Family Housing Loan Guarantee 1980-18 and (5) such other documents establishing the eligibility for purchase by the related Approved Takeout Investor as Buyer may reasonably require and specify in a written notice given to Seller from time to time;

(iv)      if a DU Jumbo Loan, evidence reasonably satisfactory to Buyer that the appraisal of the related Mortgaged Property has been reviewed and accepted by an Approved DU Jumbo Takeout Investor and that its underwriting has been internally approved by Seller;

(v)       if, at any point in the future, (i) Buyer determines that the Truth in Lending Act of 1968, as amended, requires Buyer, as a buyer under a residential mortgage warehousing repurchase facility, to give notice letters to Mortgagors setting forth the information regarding Buyer as a “new creditor” and the other information specified in Section 404 of The Helping Families Save Their Homes Act of 2009, as amended, and (ii) Buyer gives at least ten (10) Business Days’ written notice to Seller of Buyer’s election that, on a going forward basis, Seller will be responsible for giving such notice letters (it being understood and agreed that unless and until Buyer gives such notice to Seller, Buyer, and not Seller, will be responsible for giving or having failed to give any such notice letters to Mortgagors), unless Buyer has subsequently given Seller another written notice that such notice letters are no longer required, the Asset File shall include a notice letter (x) in form and substance reasonably acceptable to Buyer, delivered by Seller on behalf of Buyer to the related Mortgagor, setting forth that information and (y) acknowledged in writing by such Mortgagor; and

(vi)       such additional documents, if any, as shall be required by Buyer in its reasonable discretion from time to time by written notice to Seller.

“Loan Level Representation” is defined in Section 12(a)(iii).

“Loan-to-Value Ratio” or “LTV” means, for each Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having as its numerator the original principal amount of the Mortgage Note and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (1) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.

“Manufactured Home” means a single-family home constructed at a factory and shipped in one or more sections to a housing site.

“Margin Amount” means at any time with respect to any Purchased Mortgage Loan, the amount equal to (a) the applicable Margin Percentage for that Purchased Mortgage Loan at that time multiplied by (b) the Market Value of that Purchased Mortgage Loan at that time.

“Margin Deficit” is defined in Section 4(a).

“Margin Percentage” is defined in the Side Letter.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means, at any time with respect to any Purchased Mortgage Loan, its fair market value at such time as determined by Buyer in its sole discretion.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any Transaction Document, (ii) material adverse effect on the reputation, properties, business, condition or prospects, financial or otherwise, of Seller (and its Subsidiaries, on a consolidated basis) or any Guarantor, (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement or the ability of any Guarantor to fulfill its obligations under its Guaranty, or (iv) material adverse effect on the value or salability of the Purchased Mortgage Loans subject to this Agreement, taken as a whole, as determined in each case by Buyer in Buyer’s sole good faith discretion.

“Materially False Representation” is defined in Section 12(a)(ii).

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security that (or, as the context requires, securities each of which) is (i) either issued by Seller and fully guaranteed by Ginnie Mae or issued and fully guaranteed as to timely payment of interest and payment of principal by Fannie Mae or Freddie Mac, (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, (iii) issued in book-entry form and (iv) based on and backed by a Pool, in substantially the principal amount and with substantially the other terms as specified with respect to such MBS in the related Takeout Commitment.

“MERS” means Mortgage Electronic Registration Systems, Inc. and its successors and assigns.

“MERS Designated Mortgage Loan” means a Mortgage Loan that satisfies the definition of the term “MERS Designated Mortgage Loan” contained in the Electronic Tracking Agreement.

“MERS® System” has the meaning given that term in the Electronic Tracking Agreement.

“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan.

“MOM Loan” means a MERS Designated Mortgage Loan that was registered on the MERS® System at the time of its Origination and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.

“Moody’s” means Moody’s Investors Service and any successor.

“More Favorable Agreement” is defined in Section 11(q).

“Mortgage” means a mortgage, deed of trust or other security instrument creating a Lien on Mortgaged Property.

“Mortgage Assets” is defined in Section 6(a).

“Mortgage Finance Online” means the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, the notices and reporting requirements contemplated by the Transaction Documents and other related arrangements.

“Mortgage Loan” means a whole mortgage loan or Co-op Loan that is secured by a Mortgage on residential real estate, and includes all of its Servicing Rights.

“Mortgage Loan Documents” means the Mortgage Note, the Mortgage (or, for Co-op Loans, the Proprietary Lease, the Stock Certificate and the Recognition Agreement) and all other documents evidencing, securing, guaranteeing or otherwise related to a Mortgage Loan.

“Mortgage Note” means the original executed promissory note or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.

“Mortgaged Property” means the residential real estate securing the Mortgage Note, that shall be either (i) in the case of a Mortgage Loan that is not a Co-op Loan, a fee simple estate in the real property located in any state of the United States (including all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) purchased with the proceeds of the Mortgage Loan or (ii) in the case of a Co-op Loan, the Proprietary Lease and related Co-op Shares.

“Mortgagor” means the obligor on a Mortgage Note or the grantor or mortgagor on a Mortgage, as the context requires.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of Seller and delivered to Buyer.

“Operating Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:

PennyMac Loan Services

JPMorgan Chase Secured Party

Operating Account

“Originate” or “Origination” means a Person’s actions in taking an application for, underwriting or closing a Mortgage Loan.

“Origination Date” means the date of the Mortgage Note and the related Mortgage.

“Outstanding Principal Balance” of a Mortgage Loan means, at any time, the then unpaid outstanding principal balance of such Mortgage Loan.

“Party” means each of Buyer and Seller.

“Person” means an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, any Governmental Authority or other entity.

“Plans” is defined in Section 10(a)(xix).

“PNMAC” means Private National Mortgage Acceptance Company, LLC, of which Seller is a wholly-owned Subsidiary.

“Post-Origination Period” means the period of time between a Mortgage Loan’s Origination Date and its Repurchase Date.

“Price Differential” means:

(i) with respect to any Purchased Mortgage Loan and for each month (or portion thereof) during which it is subject to an outstanding Transaction, the sum of the results of the following calculation for each day during that month (or portion thereof):  the Pricing Rate for that Purchased Mortgage Loan on such day multiplied by the outstanding Purchase Price for that Purchased Mortgage Loan on such day divided by 360; and

(ii) with respect to any Transaction hereunder, for each month (or portion thereof) during which that Transaction is outstanding, the sum of the results of the following calculation for each day during that month (or portion thereof):  the weighted average of the applicable Pricing Rates for all Purchased Mortgage Loans subject to that Transaction on such day multiplied by the sum of the outstanding Purchase Prices for all Purchased Mortgage Loans subject to that Transaction on such day divided by 360.

“Pricing Rate” means, for any Purchased Mortgage Loan or Transaction, the per annum percentage rate (or rates) to be applied to determine the Price Differential, which rate (or rates) shall be determined in accordance with the Side Letter.

“Prime Rate” means the rate of interest per annum announced from time to time by Buyer as its prime rate.  The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE BUYER’S LOWEST RATE.

“Privacy Requirements” means (a) Title V of the GLB Act, (b) any applicable federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) any of the Interagency Guidelines Establishing Standards For Safeguarding Customer Information codified at 12 CFR Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364 that are applicable and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes and such regulations, guidelines, laws, rules and orders (the “Safeguards Rules”) may be amended from time to time.

“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

“Proprietary Lease” is defined in the Custodial Agreement.

“Purchase Date” means the date with respect to each Transaction on which the Mortgage Loans subject to such Transaction are transferred by Seller to Buyer hereunder.

“Purchase Price” is defined in the Side Letter.

“Purchased Mortgage Loans” means, with respect to any Transaction, the Mortgage Loans sold by Seller to Buyer in such Transaction (each of which sales shall be on a servicing released basis), including any Additional Purchased Mortgage Loans delivered pursuant to Section 4(a) and excluding any Purchased Mortgage Loans repurchased by Seller or transferred to Seller.  Except where the context requires otherwise, the term refers to all Purchased Mortgage Loans under all outstanding Transactions.

“Qualified Subordinated Debt” means, with respect to any Person, all unsecured Debt of such Person, for borrowed money, that is, by its terms or by the terms of a subordination agreement (which terms shall have been approved by Buyer), in form and substance satisfactory to Buyer, effectively subordinated in right of payment to all other present and future obligations and all indebtedness of such Person, of every kind and character, owed to Buyer and which terms or subordination agreement, as applicable, include, among other things, standstill and blockage provisions approved by Buyer, restrictions on amendments without the consent of Buyer, non-petition provisions and maturity date or dates for any principal thereof at least 395 days after the date hereof.

“Recognition Agreement” is defined in the Custodial Agreement.

“Remittance Date” means the 15th day of each month, or if such day is not a Business Day, the next succeeding Business Day.

“REO Property” means Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure.

“Repurchase Date” means, with respect to each Transaction, the date on which Seller is required to repurchase (or the earlier date, if any, on which Seller electively repurchases) from Buyer the Purchased Mortgage Loans that are subject to that Transaction.  The Repurchase Date shall occur (i) for Transactions terminable on a date certain, on the date specified in the Confirmation, (ii) for Transactions terminable on demand, the earlier to occur of (a) the date specified in Buyer’s demand or (b) the date specified in the Confirmation on which Seller is required to repurchase the Purchased Mortgage Loans if no demand is sooner made and (iii) for repurchases of Defective Mortgage Loans under Section 3(k), the Early Repurchase Date; provided that in any case, the Repurchase Date with respect to each Transaction shall occur no later than the earlier of (1) the Termination Date and (2) (i) for each Aged Loan, seventy-five (75) days after its Purchase Date or (ii) for each other type of Purchased Mortgage Loan, sixty (60) days after its Purchase Date.

“Repurchase Price” means, for each Purchased Mortgage Loan on any day, the price for which such Purchased Mortgage Loan is to be resold by Buyer to Seller upon termination of the Transaction in which Buyer purchased it (including a Transaction terminable on demand), which is (x) its Purchase Price minus (y) the sum of all cash, if any, theretofore paid by Seller into the Operating Account to cure the portion of any Margin Deficit that Buyer, using any reasonable method of allocation, attributes to such Purchased Mortgage Loan plus (z) its accrued and unpaid Price Differential on that day; provided that such accrued Price Differential may be paid on a day other than the Repurchase Date in accordance with the terms of this Agreement.

“Request for Documents Release” is defined in the Custodial Agreement.

“Required Amount” is defined in Section 5(b).

“Requirement(s) of Law” means any law, treaty, ordinance, decree, requirement, order, judgment, rule, regulation or licensing requirement (or interpretation of any of the foregoing) of any Governmental Authority having jurisdiction over Buyer, Seller, Guarantor or any Approved

Takeout Investor, any of their respective Subsidiaries or their respective properties or any agreement by which any of them is bound, as the same may be supplemented, amended, recodified or replaced from time to time, including:

• Equal Credit Opportunity Act and Regulation B promulgated thereunder;
• Fair Housing Act;
• Gramm-Leach-Bliley Act and Regulation P promulgated thereunder;
• Fair Credit Reporting Act and Regulation V promulgated thereunder;
• Home Mortgage Disclosure Act and Regulation C promulgated thereunder;
• Federal Unfair, Deceptive, or Abusive Acts or Practices laws (including Section 5 of the Federal Trade Commission Act (the “FTC Act”));
• Truth In Lending Act and Regulation Z promulgated thereunder;
• Qualified Mortgage/Ability to Repay Rule;
• Real Estate Settlement Procedures Act and Regulation X promulgated thereunder;
• Home Ownership and Equity Protection Act and applicable portions of Regulation Z promulgated thereunder;
• Electronic Fund Transfer Act and Regulation E promulgated thereunder;

• National Flood Insurance Act, Flood Disaster Protection Act of 1973, National Flood Insurance Reform Act of 1994, Biggert-Waters Flood Insurance Act of 2012, Homeowner Flood Insurance Affordability Act (the “Flood Laws”);

• Servicemembers Civil Relief Act;
• rules, regulations and guidelines promulgated under any of such statutes; and
• any applicable state or local equivalent or similar laws and regulations.

“Rescission” means the Mortgagor’s exercise of any right to rescind the related Mortgage Note and related documents pursuant to applicable law.

“Request for Release of Documents” is defined in the Custodial Agreement.

“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person or any other officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution or similar document and an incumbency certificate delivered to Buyer.

“RHS” means the Rural Housing Service of the Rural Development Agency of the United States Department of Agriculture or any successor.

“RHS Loan” means a Government Loan guaranteed by RHS.

“Safeguards Rules” is defined in the definition of “Privacy Requirements”.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country, region or territory that is then the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) another Person owned or controlled by any such Person.

“Second Home Loan” means an Eligible Mortgage Loan that is a Conventional Conforming Loan secured by a single family residence that is occupied by the Mortgagor but is not the Mortgagor’s principal residence and whose underwriting, Takeout Commitment, appraisal and all related documentation that Buyer elects to review are approved by Buyer.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor.

“SEC” is defined in Section 27(a).

“Seller’s Accounts” means each of the Funding Account and the Operating Account.

“Seller’s Customer” means any natural person who has applied to Seller for a financial product or service, has obtained any financial product or service from Seller or has a Mortgage Loan that is serviced or subserviced by Seller.

“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with Seller.

“Servicing File” means with respect to each Mortgage Loan, all documents relating to its servicing, which may consist of (i) copies of the documents contained in the related Credit File and Loan Eligibility File, as applicable, (ii) the credit documentation relating to the underwriting and closing of such Mortgage Loan(s), (iii) copies of all related documents, correspondence, notes and all other materials of any kind, (iv) copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation and payment history records, (v) all other information or materials necessary or required to board such Mortgage Loan onto the applicable servicing system and (vi) all other related documents required to be delivered pursuant to any of the Transaction Documents.

“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Buyer with respect to a Purchased Mortgage Loan, including any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing its servicing.

“Servicing Rights” means all rights and interests of Seller or any other Person, whether contractual, possessory or otherwise, to service, administer and collect Income with respect to Mortgage Loans, and all rights incidental thereto.

“Settlement Agent” means a title company, title insurance agent, escrow company or attorney that is acceptable to Buyer in its reasonable discretion and that is (i) unaffiliated with Seller, (ii) a division, subsidiary, licensed agent or authorized agent of a title insurance underwriter reasonably acceptable to Buyer and (iii) insured against errors and omissions in such amounts and covering such risks as are at all times customary for its business and with industry standards, to which the proceeds of any purchase of a Mortgage Loan are to be wired in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being Originated.

“Side Letter” means the letter agreement dated as of the date hereof between Buyer and Seller, as supplemented, amended or restated from time to time.

“SIPA” is defined in Section 27(a).

“Subservicer” is defined in Section 13(a)(ii).

“Subservicer Instruction Letter” means a letter agreement between Seller and each Subservicer substantially in the form of Exhibit G or such other form as shall be acceptable to Buyer.

“Subservicing Agreement” is defined in Section 13(a)(ii).

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock (or equivalent equity interest) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Successor Servicer” is defined in Section 13(e).

“Takeout Commitment” means, with respect to each Approved Takeout Investor, the commitment to purchase a Purchased Mortgage Loan from Seller (i) pursuant to its terms, (ii) in accordance with the eligibility requirements established by the applicable Agency or other Approved Takeout Investor that must be satisfied by a Mortgage Loan originator or acquirer to sell Mortgage Loans to the Approved Takeout Investor and (iii) that conforms to the specifications that a Mortgage Loan must meet, and meets the requirements that it must satisfy, to qualify, for the related Agency’s or other Approved Takeout Investor’s applicable program of Mortgage Loan purchases, and that specifies (a) the type of Purchased Mortgage Loan to be purchased, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Takeout Value” means, (i) with respect to any Purchased Mortgage Loan subject to a Takeout Commitment, the price that an Approved Takeout Investor has agreed to pay Seller for such Purchased Mortgage Loan, and (ii) with respect to any Purchased Mortgage Loan subject to a Hedging Arrangement, the weighted average price of portfolio hedges or forward trades for Mortgage Loans subject to such Hedging Arrangement.

“Tangible Net Worth” means, with respect to any Person on any day, the sum of total shareholders’ or members’ equity in such Person (including capital stock or member interests, additional paid-in capital and retained earnings, but excluding treasury stock, if any), each as determined in accordance with GAAP on a consolidated basis; provided that, for purposes of this definition, there shall be excluded from assets the following:  the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including goodwill, trademarks, trade names, service marks, copyrights, patents, licenses and franchises,  each to be determined in accordance with GAAP consistent with those applied in the preparation of such Person’s financial statements; advances or loans to shareholders or Affiliates, advances or loans to employees (unless such advances are against future commissions) and any other assets that would be deemed by Buyer to be unacceptable in calculating tangible net worth.  For the avoidance of doubt, the aggregate book value of capitalized mortgage servicing rights and excess capitalized servicing rights (as determined in accordance with GAAP) shall be included.

“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice given to Buyer at least sixty (60) days (or, if Section 8(d) is applicable, thirty (30) days) before such date, (ii) if a Change in Executive Management has occurred, the Business Day, if any, that Buyer designates as the Termination Date by written notice given to Seller at least ninety (90) days before such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b)(i) and (iv) three hundred sixty-four (364) days after the date hereof.

“Third Party Originator” means any Person other than an employee of Seller or an Approved Correspondent who solicits, procures, packages, processes or performs any other Origination function with respect to a Mortgage Loan.

“TPO Loan” means a Mortgage Loan that has been solicited, procured, packaged, processed or otherwise Originated by a Third Party Originator.

“Transaction” is defined in Section 1.

“Transaction Documents” means this Agreement (including all exhibits and schedules attached hereto), the Side Letter, each Guaranty, each Confirmation, the Custodial Agreement, the Electronic Tracking Agreement, each Takeout Commitment, each Asset Schedule and Exception

Report, Trust Receipt, Bailee Letter, Attorney Bailee Letter and Request for Documents Release, and each deposit account agreement, other agreement, document or instrument executed or delivered in connection with this Agreement or any other Transaction Document, in each case as supplemented, amended, restated or replaced from time to time.

“Transfer” is defined in Section 11(n).

“Trust Receipt” is defined in the Custodial Agreement.

“Uncommitted Facility” is defined in the Side Letter.

“Uncommitted Facility Termination Date” means the Business Day, if any, that Buyer designates as the Uncommitted Facility Termination Date by written notice given to Seller at least thirty (30) days before such date.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.

“VA” means the U.S. Department of Veterans Affairs or any successor department or agency.

“Wet Funding” means the purchase by Buyer of a Mortgage Loan that is Originated by Seller on the Purchase Date under escrow arrangements satisfactory to Buyer pursuant to which Seller is permitted to use the Purchase Price proceeds to close the Mortgage Loan before Custodian’s receipt of the complete Asset File.

“Wet Delivery Deadline” means, with respect to any Wet Loan, the sixth (6th) Business Day following the Origination Date for such Wet Loan (counting the Origination Date as the first Business Day), or such later Business Day as Buyer, in its sole discretion, may specify from time to time.

“Wet Loan” means a Mortgage Loan that Seller is selling to Buyer on its Origination Date and accordingly for which the completed Asset File will not have been delivered to Custodian before funding of the related Purchase Price.

(b)       Interpretation.  Headings are for convenience only and do not affect interpretation.  The following rules of this Section 2(b) apply unless the context requires otherwise.  The singular includes the plural and conversely.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  Any capitalized term used in the Side Letter and used, but not defined differently, in this Agreement has the same meaning here as there.  A reference in this Agreement to a Section, Exhibit or Schedule is, unless otherwise specified, a reference to a Section of, or an Exhibit or Schedule to, this Agreement.  “Indorse” and correlative terms used in the Uniform Commercial Code may be spelled with an initial “e” instead of “i”.  A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns.  A reference to an agreement or document is to the agreement or document as supplemented, amended, novated, restated or replaced, except to the extent prohibited by any Transaction Document.  A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to writing includes a facsimile or electronic transmission and any other means that permits the recipient to reproduce words in a tangible and visible form.  Delivery of an executed counterpart of a signature page of this Agreement or any other Transaction Document by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.  A reference to conduct includes an omission, statement or undertaking, whether or not in writing.  An Event of Default exists until it has been waived in writing by the appropriate Person or Persons or has been timely cured.  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” and correlative terms are not limiting and mean “including without limitation”, whether or not that phrase is stated.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.  If a day for payment or performance specified by, or determined in accordance with, the provisions of this Agreement is not a Business Day, then the payment or performance will instead be due on the Business Day next following that day.  This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters; all such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if either Seller or Buyer gives notice to the other of them that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the effective date of this Agreement in GAAP or in its application on the operation of such provision, whether any such notice is given before or after such change in GAAP or in its application, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Unless otherwise specifically provided, all accounting calculations shall be made on an unconsolidated basis.  Except where otherwise provided in this Agreement, references herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Seller.  Except where otherwise provided in this Agreement, any calculation, determination, statement or certificate by the Buyer or an authorized officer of the Buyer or any of its Affiliates provided for in this Agreement that is made in good faith and in the manner provided for in this Agreement shall be conclusive and binding on the parties in the absence of manifest error.  A reference to an agreement includes a security agreement, guarantee, agreement or legally enforceable arrangement, whether or not in writing.  A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document or any information recorded on a computer drive or other electronic media form.  Where Seller is required by this Agreement to provide any document to Buyer (other than this Agreement including its exhibits and schedules, the Side Letter, the Electronic Tracking Agreement, the Guaranty and their supporting secretary’s or company certificates, hard copies of each of which shall be provided to Buyer), such document shall be provided in electronic form unless Buyer requests that it be provided in hard copy form, in which event Seller will provide it in hard copy form.  This Agreement and the other Transaction Documents are the result of negotiations between Buyer and Seller (and Seller’s related parties) and are the product of all parties.  In the interpretation of this Agreement and the other Transaction Documents, no rule of construction shall apply to disadvantage one party on the ground that such party originated, proposed, presented or was involved in the preparation of any particular provision of this Agreement or of any other Transaction, or of  this Agreement or such other Transaction Document itself.  Seller and Buyer may be party to other mutual agreements and nothing in this Agreement shall be construed to restrict or limit any right or remedy under any such other  agreement, and nothing in any such other agreement shall be construed to restrict or limit any right or remedy under this Agreement, except to the extent, if any, specifically provided herein or therein.  Except where otherwise expressly stated, the Buyer may (i) give or withhold, or give conditionally, approvals and consents, (ii) be satisfied or unsatisfied, and (iii) form opinions and make determinations, in each case in Buyer’s sole and absolute discretion.  A reference to “good faith” means good faith as defined in §1-201(20) of the UCC as in effect in the State of New York.  Any requirement of good faith, reasonableness, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or any other Person or the Purchased Mortgage Loans themselves.  Buyer may waive, relax or strictly enforce any applicable deadline at any time and to such extent as Buyer shall elect, and no waiver or relaxation of any deadline shall be applicable to any other instance or application of that deadline or any other deadline, and no such waiver or relaxation, no matter how often made or given, shall be evidence of or establish a custom or course of dealing different from the express provisions and requirements of this Agreement.

3.         Initiation; Confirmations; Termination

(a)       Initiation.  Any agreement to enter into a Transaction shall be made in writing at the initiation of Seller through Mortgage Finance Online before the Termination Date.  If Seller desires to enter into a Transaction, Seller shall deliver to Buyer no earlier than three (3) Business Days before, and no later than 4:00 p.m. (Eastern time) on, the proposed Purchase Date, a request for Buyer to purchase an amount of  Eligible Mortgage Loans on such Purchase Date.  All such purchases shall be on a servicing released basis and shall include the Servicing Rights with respect to such Eligible Mortgage Loan.  Such request shall state the Purchase Price and include a completed Confirmation with an attached Asset Schedule listing the Mortgage Loans that Seller proposes to sell to Buyer, for Buyer to issue to confirm Buyer’s acceptance of the proposed Transaction.

(b)       Purchase by Buyer.  Subject to the terms of the Side Letter and satisfaction of the conditions precedent set forth in this Section 3 and in Section 7, on the requested Purchase Date for each Transaction, Buyer shall transfer to Seller or its designee — for a newly Originated Eligible Mortgage Loan, by transferring funds to the designated Settlement Agent — an amount equal to the Purchase Price for purchase of each Eligible Mortgage Loan that is the subject of such Transaction on that Purchase Date, less any amounts to be netted against such Purchase Price in accordance with the Transaction terms.  The transfer of funds to the Settlement Agent to be used to fund the Mortgage Loan, and if applicable, the netting of amounts for value, on the Purchase Date for any Transaction will constitute full payment by Buyer of the Purchase Price for such Mortgage Loan.  Within five (5) Business Days following the Purchase Date, Seller shall (i) take such steps as are necessary and appropriate to effect the transfer to Buyer on the MERS® System of the Purchased Mortgage Loans so purchased, and to cause Buyer to be designated as “Interim Funder” on the MERS® System with respect to each such Purchased Mortgage Loan and (ii) in the case of a Wet Funding, deliver all remaining items of the related Asset File to Custodian.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer shall have no obligation to enter into any Transaction on or after the Termination Date or to enter into any Transaction under the Uncommitted Facility on or after the Uncommitted Facility Termination Date.  Seller may (i) initially request less than one hundred percent (100%) of the Purchase Price for any one or more Purchased Mortgage Loans, (ii) repay part of the Purchase Price therefor to Buyer or (iii) both, and may subsequently request that Buyer fund (or re-fund) the balance of the Purchase Price to Seller, and in either case so long as both (x) no Default or Event of Default has occurred and is continuing, and (y) Buyer would be committed to fund (or re-fund) such balance if it were a new Transaction, Buyer will fund (or re-fund) so much of such balance as Seller shall request.

(c)       Confirmations.  The Confirmation for each Transaction shall (i) include the Asset Schedule with respect to the Mortgage Loans subject to such Transaction, (ii) identify Buyer and Seller and (iii) specify (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rates applicable to the Transaction and (E) any additional terms or conditions of the Transaction mutually agreeable to Buyer and Seller.  In the event of any conflict between the terms of a Confirmation that has been affirmatively accepted by Buyer and this Agreement, such accepted Confirmation shall prevail.

(d)       Failed Fundings.  Seller agrees to report to Buyer by facsimile transmission or electronic mail as soon as practicable, but in no event later than one (1) Business Day after each Purchase Date, any Mortgage Loans that failed to be funded to the related Mortgagor, otherwise failed to close for any reason or failed to be purchased hereunder.  Seller further agrees to (i) return, or cause the Settlement Agent to return, to the Funding Account, for refunding to Buyer, the portion of the Purchase Price allocable to such Mortgage Loans as soon as practicable, but in no event later than one (1) Business Day after the related Purchase Date, and (ii) indemnify Buyer for any out-of-pocket loss, cost or expense reasonably incurred by Buyer as a result of the failure of such Mortgage Loans to close or to be delivered to Buyer.

(e)       Accrual and Payment of Price Differential.  The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day when the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for such Transaction and ending on (but excluding) the day when the Repurchase Price is paid to Buyer.  Accrued Price Differential for each Purchased Mortgage Loan shall be due and payable (i) on each Remittance Date and (ii) when any Event of Default has occurred and is continuing, on demand.

(f)       Repurchase Required.  Seller shall repurchase from Buyer Purchased Mortgage Loans conveyed to Buyer on or before each related scheduled Repurchase Date and may electively sooner repurchase Purchased Mortgage Loans.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan.

Seller is obligated to obtain the Purchased Mortgage Loans from Custodian at Seller’s expense on the related Repurchase Date.

(g)       Termination of Transaction by Repurchase; Transfer of Repurchased Mortgage Loans.  On the Repurchase Date, termination of the Transaction will be effected by resale by Buyer to Seller or its designee of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Buyer of a Completed Repurchase Advice, all in form and substance satisfactory to Buyer.  After receipt of the payment of the Repurchase Price from Seller, Buyer shall transfer such Purchased Mortgage Loans to Seller or its designee and Custodian shall deliver to Seller or its designee all such Mortgage Loan Documents that were previously delivered to Custodian and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller or its designee on the MERS® System.  All such transfers to Seller or its designee are and shall be without recourse and without any of the transfer warranties of UCC §3-417 or other warranty, express or implied.

(h)       No Obligation to Transfer Purchased Mortgage Loans after Buyer’s Section 12(d) Election.  Notwithstanding the foregoing or any other provision to the contrary in this Agreement or any other Transaction Document, Buyer shall not be obligated to transfer any Purchased Mortgage Loans to Seller or any designee of Seller if, pursuant to Section 12(d) after an Event of Default, Buyer has elected either to sell them or to give Seller credit for them.

(i)        Completed Repurchase Advice.  If Buyer receives the Completed Repurchase Advice with respect to a Purchased Mortgage Loan at or before 4:00 p.m. (Eastern time) on any Business Day, then the Repurchase Date for that Purchased Mortgage Loan will be that same day.  If Buyer receives the Completed Repurchase Advice with respect to any Purchased Mortgage Loan after 4:00 p.m. (Eastern time) on any Business Day, then the Repurchase Date for that Purchased Mortgage Loan will be the next Business Day.  In connection with any repurchase pursuant to a Completed Repurchase Advice, Buyer will debit the Funding Account and the Operating Account, if applicable, for the amount of the Repurchase Price (less any amount of Price Differential to be paid on the next Remittance Date).  Without limiting Seller’s obligations hereunder, at any time after the occurrence and during the continuance of a Default or an Event of Default, except for repurchases of individual Mortgage Loans or pools of Mortgage Loans being sold to Approved Takeout Investors, Seller shall not be permitted to repurchase less than all of the Purchased Mortgage Loans without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion.

(j)        Reliance.  With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a Person authorized to enter into a Transaction on Seller’s behalf.

(k)       Defective Mortgage Loans.

(i)       If, after Buyer purchases a Mortgage Loan, Buyer determines or receives notice (whether from Seller or otherwise) that a Purchased Mortgage Loan is (or has become) a Defective Mortgage Loan, Buyer shall promptly notify Seller, and Seller shall repurchase such

Purchased Mortgage Loan at the Repurchase Price on the Early Repurchase Date (as such term is defined below).

(ii)      If Seller becomes obligated to repurchase a Mortgage Loan pursuant to Section 3(k)(i), Buyer shall promptly give Seller notice of such repurchase obligation and a calculation of the Repurchase Price therefor.  On the same day Seller receives such notice if given at or before 10:00 a.m. (Eastern time) or on the next Business Day if such notice is given after 10:00 a.m. (such day, the “Early Repurchase Date”), Seller shall repurchase the Defective Mortgage Loan by paying Buyer the Repurchase Price therefor, and shall submit a Completed Repurchase Advice.  Buyer is authorized to charge any of Seller’s Accounts for such amount unless the Parties have agreed in writing to a different method of payment and Seller has paid such amount by such agreed method.  If Seller’s Accounts do not contain sufficient funds to pay in full the amount due Buyer under this Section 3(k)(ii), or if the amount due is not paid by any applicable alternative method of payment previously agreed to by the Parties, Seller shall promptly deposit funds in the Operating Account sufficient to pay such amount due Buyer and notify Buyer of such deposit.  After receipt of the payment of the Repurchase Price therefor from Seller, Buyer shall transfer such Purchased Mortgage Loans to Seller or its designee and deliver, or cause to be delivered, to Seller or such designee all documents for the Mortgage Loan previously delivered to Buyer and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to Seller on the MERS® System.

4.         Margin Maintenance

(a)       Margin Deficit.  If at any time the sum of the Margin Amounts of all Purchased Mortgage Loans then subject to Transactions is less than the sum of their Repurchase Prices, a margin deficit (“Margin Deficit”) will exist and Buyer, by notice to Seller (a “Margin Call”), may require Seller to transfer to Buyer (x) cash, or (y) if Buyer is willing to accept them in lieu of cash, additional Eligible Mortgage Loans reasonably acceptable to Buyer (“Additional Purchased Mortgage Loans”), or (z) a combination, to the extent (if any) acceptable to Buyer, of cash and Additional Purchased Mortgage Loans, so that immediately after such transfer(s) the sum of (i) such cash, if any, so transferred to Buyer plus (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions outstanding at that time, including any such Additional Purchased Mortgage Loans, will be at least equal to the sum of the Repurchase Prices of all Purchased Mortgage Loans then subject to outstanding Transactions.

(b)       Margin Maintenance.  If the notice to be given by Buyer to Seller under Section 4(a) is given at or before 10:00 a.m. (Eastern time) on a Business Day, Seller shall transfer cash and/or, if acceptable to Buyer, Additional Purchased Mortgage Loans to Buyer before 6:00 p.m. (Eastern time) on the date of such notice, and if such notice is given after 10:00 a.m. (Eastern time), Seller shall transfer such cash and/or Additional Purchased Mortgage Loans before 1:00 p.m. (Eastern time) on the Business Day following the date of such notice.  All cash required to be delivered to Buyer pursuant to this Section 4(b) shall be deposited by Seller into the Operating Account and, provided that no Event of Default has occurred and is continuing, shall be held by Buyer in the Operating Account as security for the Obligations or, at Buyer’s option, applied by Buyer to reduce pro rata the Repurchase Prices of all Purchased Mortgage Loans that are then subject to outstanding Transactions.  Following the occurrence and during the continuance of any Event of Default, any such cash may be applied to reduce the Repurchase Price of such Purchased Mortgage Loans as

Buyer shall select, with the amount to be applied to the Repurchase Price of any particular Purchased Mortgage Loan to be determined by Buyer, using such reasonable method of allocation as Buyer shall elect in its sole discretion at the time.  Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any other time a Margin Deficit exists (or still exists).

(c)       Margin Excess.  If on any day after Seller has transferred cash or Additional Purchased Mortgage Loans to Buyer pursuant to Section 4(b), the sum of (i) the cash paid to Buyer and (ii) the aggregate of the Margin Amounts of all Purchased Mortgage Loans for all Transactions at that time, including any such Additional Purchased Mortgage Loans, exceeds the Aggregate Purchase Price, then at the request of Seller, Buyer shall return a portion of the cash or Additional Purchased Mortgage Loans to Seller so that the remaining sum of (i) and (ii) does not exceed the Aggregate Purchase Price; provided that the sum of the cash plus the value of Additional Purchased Mortgage Loans returned shall be strictly limited to an amount, after the return of which, no Margin Deficit will exist.

(d)       Market Value Determinations.  Buyer may determine the Market Value of any or all Purchased Mortgage Loans from time to time and with such frequency (which, for the avoidance of doubt, may be daily), and taking into consideration such factors, as it may elect in its sole good faith discretion, including current market conditions and the fact that the Purchased Mortgage Loans may be sold or otherwise disposed of under circumstances where Seller is in default under this Agreement; provided that a Market Value of zero shall be assigned to any Purchased Mortgage Loan that, at the time of determination, is not an Eligible Mortgage Loan.  Buyer’s determination of Market Value of Purchased Mortgage Loans will be made using Buyer’s customary methods for determining the price of comparable mortgage loans under the market conditions and Seller’s status prevailing at the time of determination, will not be equivalent to a determination of the fair market value of the Purchased Mortgage Loans made by obtaining competing bids under circumstances where the bidders have adequate opportunity to perform customary mortgage loan and servicing due diligence and, if (1) any Default or Event of Default has occurred and is continuing, (2) Buyer in good faith believes that a secondary market Mortgage Loan purchaser would materially discount the likelihood of realization on any of Seller’s Mortgage Loan transfer warranties or (3) the market for comparable Mortgage Loans is illiquid or otherwise disorderly at the time, such determination will not be equivalent to a determination by Buyer of the Market Value of the Purchased Mortgage Loans made when, as applicable in the circumstances, (A) the originator/servicer is not in default, (B) the likelihood of realization on Seller’s transfer warranties is not materially discounted and/or (C) the market for comparable Mortgage Loans is not illiquid or otherwise disorderly.  Buyer’s good faith determination of Market Value shall be conclusive upon the Parties.

5.         Accounts; Income Payments

(a)       Accounts.  Seller agrees to establish or cause to be established (i) each of the Accounts at Financial Institution on or before the date hereof and (ii) the Impound Collection Account and the Income Collection Account if and when required by Buyer for the purposes of Sections 12(b)(iii) and/or 12(b)(iv).  Seller’s taxpayer identification number will be designated as the taxpayer identification number for each Account, the Impound Collection Account and the

Income Collection Account, and Seller shall be responsible for reporting and paying taxes on any income earned with respect to the Accounts, the Impound Collection Account and the Income Collection Account.  Each such deposit account shall be under the sole dominion and control of Buyer, and Seller agrees that (i) Seller shall have no right or authority to withdraw or otherwise give any directions with respect to any of such deposit accounts or the disposition of any funds held in such deposit accounts; provided that Seller may cause amounts to be deposited into any such deposit account at any time, and (ii) Financial Institution may comply with instructions originated by Buyer directing disposition of the funds in such deposit accounts without further consent of Seller.  Only employees of Buyer shall be signers with respect to such deposit accounts.  Pursuant to Section 6, Seller has pledged, assigned, transferred and granted a security interest to Buyer in the Accounts in which Seller has rights or power to transfer rights and all such deposit accounts in which Seller later acquires ownership, other rights or the power to transfer rights.  Seller and Buyer hereby agree that Buyer has “control” of such deposit accounts within the meaning of Section 9-104 of the UCC.  Any provision hereof to the contrary notwithstanding and for the avoidance of doubt, Seller agrees and acknowledges that Buyer is not required to return to Seller funds on deposit in an Account or the Income Collection Account if any amounts are owed hereunder to Buyer by Seller.

(b)       Cash Pledge Account.  On or before the date hereof, Seller shall deposit an amount equal to twenty-five basis points (0.25%) of the Facility Amount (the “Required Amount”) into the Cash Pledge Account.  Seller shall cause an amount not less than the Required Amount to be on deposit in the Cash Pledge Account at all times.  If on any Remittance Date, the amount on deposit in the Cash Pledge Account is greater than the Required Amount, provided that no Default or Event of Default has occurred and is continuing, upon Seller’s request such excess will be disbursed to Seller on such Remittance Date after application by Buyer to the payment of any amounts owing by Seller to Buyer on such date.  At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Cash Pledge Account in accordance with the provisions of Section 5(f).

(c)       Funding Account.  The Funding Account shall be used for fundings of the Purchase Price and the Repurchase Price with respect to each Purchased Mortgage Loan in accordance with Section 3.  Seller shall cause all amounts to be paid in respect of the Takeout Commitments to be remitted by the Approved Takeout Investors directly to the Funding Account without any requirement for any notice to or consent of Seller.  On each Repurchase Date that occurs pursuant to Section 3(f) with respect to any Purchased Mortgage Loan, Buyer will apply the applicable amounts on deposit in the Funding Account to the unpaid Repurchase Price due to Buyer for such Purchased Mortgage Loan and, unless an Event of Default has occurred and is continuing, Buyer will transfer the remaining balance, if any, in the Funding Account to the Operating Account.  At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Funding Account in accordance with the provisions of Section 5(f).

(d)       Operating Account.

(i)       The Operating Account shall be used for the purposes of (1) Seller’s payment of Price Differential and any other amounts owing to Buyer under this Agreement, the Side Letter or any other Transaction Document, (2) Seller’s funding of any shortfall between (x)

the proceeds of an Eligible Mortgage Loan being purchased by Buyer that are to be disbursed at its Origination and (y) the Purchase Price to be paid by Buyer for that Eligible Mortgage Loan, (3) Seller’s payment of any difference between the Repurchase Price and the amount received by Buyer from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to Section 3(i) and (4) for any cash payments made by Seller to satisfy Margin Calls pursuant to Section 4(b).

(ii)      On or before the fourth (4th) Business Day before each Remittance Date, Buyer will notify Seller in writing of the Price Differential and other amounts due Buyer on that Remittance Date.  On or before the Business Day preceding each Remittance Date, Seller shall deposit into the Operating Account such cash, if any, as shall be required to make the balance in the Operating Account sufficient to pay all amounts due Buyer on that Remittance Date.  On each Remittance Date, Buyer shall withdraw funds from the Operating Account to effect such payment to the extent of funds then available in the Operating Account.  If the funds on deposit in the Operating Account are insufficient to pay the amounts then due Buyer in full, Seller shall pay the deficiency amount on the date such payment is due by wire transfer of such amount to the Operating Account, and Buyer shall withdraw the funds so deposited to pay such deficiency to the extent of the funds deposited.

(iii)     Funds deposited by Seller in the Operating Account to cover the shortfall, if any, referred to in clause (2) of Section 5(d)(i) will be disbursed by Buyer to the Settlement Agent along with the Purchase Price of the related Eligible Mortgage Loan being purchased by Buyer to fund the Origination of such Mortgage Loan as provided in Section 3(b).

(iv)     At any time after a Margin Call, if Seller fails to satisfy such Margin Call in accordance with the provisions of Section 4, Buyer may withdraw funds from the Operating Account to pay such Margin Call and shall apply the funds so withdrawn for that purpose to reduce the Repurchase Prices of Purchased Mortgage Loans then subject to outstanding Transactions as provided in Section 4(b).  At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of Section 5(f).

(v)      Unless (1) a Default or an Event of Default has occurred and is continuing or (2) any amounts are then owing to Buyer or any Indemnified Party under this Agreement or another Transaction Document, on Seller’s request, Buyer will transfer the Operating Account balance to an account designated by Seller.

(e)        Income Collection Account.  Pursuant to Section 6, Seller has pledged, assigned and transferred the Income Collection Account to Buyer and granted Buyer a security interest in the Income Collection Account.  No funds other than Income shall be deposited in the Income Collection Account.  Where a particular Transaction’s term extends over the date on which Income is paid by the Mortgagor on any Purchased Mortgage Loan subject to that Transaction, that Income will be the property of Buyer until Seller has paid Buyer the full Repurchase Price in respect of such Transaction.  Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing and no Margin Deficit then exists, Buyer agrees that Seller or its designee shall be entitled to receive and retain that Income to the full extent it would have been so entitled if the Purchased Mortgage Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller or Subservicer (as the case may be) solely in trust for Buyer pending the payment of the Repurchase Price in respect of such Transaction and the repurchase of the related Purchased Mortgage Loans, and if a Default or an Event of Default has occurred and is continuing, or a Margin Deficit exists that Seller has not satisfied in accordance with the provisions of Section 4, Buyer may direct Seller in writing to deposit into the Income Collection Account (or such other account as Buyer may direct) (i) all Income then held by Seller or Subservicer in respect of Purchased Mortgage Loans subject to outstanding Transactions and (ii) all future Income in respect of Purchased Mortgage Loans subject to new or outstanding Transactions when received by Seller or any Subservicer, and upon receipt of any such direction, Seller shall immediately cause all such Income then held to be deposited, and all such future Income to be deposited within one (1) Business Day after its receipt by Seller or Subservicer, into the Income Collection Account or to such other account as Buyer may direct.

(f)        Application of Funds.  After the occurrence and during the continuance of an Event of Default, at such times as Buyer may direct in its sole discretion, Buyer shall apply all Income and other amounts on deposit in all or any of the Accounts, other than mortgagors’ actual escrow payments held in any account and required to be used for the payment of Property Charges in respect of any Purchased Mortgage Loan, in the same order and manner as is provided in Section 12(e) for proceeds of dispositions of Purchased Mortgage Loans not repurchased by Seller.

(g)        Seller’s Obligations.  The provisions of this Section 5 shall not relieve Seller from its obligations to pay the Repurchase Price on the applicable Repurchase Date and to satisfy any other payment obligation of Seller hereunder or under any other Transaction Document.

6.         Security Interest; Assignment of Takeout Commitments

(a)        Security Interest.  Although the Parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness under this Agreement and the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Buyer a security interest in the Mortgage Assets in which Seller has rights or power to transfer rights and all of the Mortgage Assets in which Seller later acquires ownership, other rights or the power to transfer rights.  “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Servicing Records, Loan Eligibility Files, Asset Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property in each case related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the Accounts, (vi) the Takeout Commitments to the extent Seller’s rights thereunder relate to the Purchased Mortgage Loans, (vii)  all Hedging Arrangements to the extent specifically relating to the Purchased Mortgage Loans, (viii) the Income Collection Account, together with all interest on the Income Collection Account, all modifications, extensions and increases of the Income Collection Account and all sums now or at any time hereafter on deposit in the Income Collection Account or represented by the Income Collection Account and (ix) all proceeds of the foregoing including, without limitation, all MBS and the right to have and receive such MBS when issued, that are, in whole or in part, based on, backed by or created from Purchased Mortgage Loans for which the full Repurchase Price has not been received by Buyer, irrespective of whether such Purchased Mortgage Loans have been released from this security interest.  Seller hereby authorizes Buyer to file such financing statements and amendments relating to the Mortgage Assets as Buyer may deem appropriate, and irrevocably appoints Buyer as Seller’s attorney-in-fact to take such other actions as Buyer deems necessary or appropriate to perfect and continue the Lien granted hereby and to protect, preserve and realize on the Mortgage Assets.  Seller shall pay all fees and expenses associated with perfecting such Liens including the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages as and when required by Buyer in its reasonable discretion.

(b)        UCC Rights and Remedies.  In addition to the other rights and remedies granted to Buyer in the Transaction Documents, Buyer shall have all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing, Buyer, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind to or upon Seller or any other Person (all of which demands, defenses, advertisements and notices, except any advertisement or notice required by law or any notice expressly required by another provision of the Transaction Documents, are hereby waived), may collect, receive, appropriate and realize upon all or any part of the Mortgage Assets, or consent to the use by Seller or any Mortgagor of any cash collateral arising in respect of the Mortgage Assets on such terms as Buyer deems reasonable, and/or may sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, and/or acquire by credit bid, all or any part of the Mortgage Assets (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Buyer or elsewhere, upon such terms and conditions as Buyer may deem advisable and at such prices as Buyer may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk.  Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Mortgage Assets so sold, free of any right or equity of redemption in Seller or any other Person, which right or equity is hereby waived and released.  Seller further agrees, at Buyer’s request, to assemble the Mortgage Assets and make them available to Buyer at places which Buyer shall reasonably select, whether at Seller’s premises or elsewhere.  Buyer shall apply the proceeds of any action taken by it pursuant to this Section 6(b), after first applying such proceeds to pay (i) all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the retaking, holding, care, safekeeping, preparing for disposition, processing and disposing of any of the Mortgage Assets or in any other way relating to the Mortgage Assets or the rights of Buyer hereunder, and (ii) to the extent not prohibited by law, all reasonable attorneys’ fees and legal expenses incurred by Buyer, in accordance with clauses first through fifth of Section 12(e) (although without duplication of the applications provided for in clauses (i) and (ii) of this sentence) and only after such applications and after the payment by Buyer of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need Buyer account for the surplus, if any, to Seller.  To the extent not prohibited by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise of any of Buyer’s rights under Sections 4,  6,  12 or 16.  If any notice of a proposed sale or other disposition of Mortgage Assets shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(c)        Assignment of Takeout Commitment. The sale of each Mortgage Loan to Buyer shall include Seller’s rights (but none of the obligations) under the applicable Takeout Commitment to deliver the Mortgage Loan  or the related MBS, as applicable, to the Approved Takeout Investor and to receive the net sum therefor specified in the Takeout Commitment from the Approved Takeout Investor.  Effective on and after the Purchase Date for each Mortgage Loan purchased by Buyer hereunder, Seller assigns to Buyer, free and clear of any Lien, all of Seller’s right, title and interest in any applicable Takeout Commitment for such Mortgage Loan; provided that Buyer shall not assume or be deemed to have assumed any of the obligations of Seller under any Takeout Commitment.

7.         Conditions Precedent

(a)        Conditions Precedent to the Effectiveness of this Agreement.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent (any of which Buyer may electively waive, in Buyer’s sole discretion):

(i)        on or before the date hereof, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit D in form and substance satisfactory to Buyer and its counsel;

(ii)       as of the date hereof, there has been no Material Adverse Effect on the financial condition of Seller or Guarantor since the most recent Form 10‑Q has been filed by Seller or any Guarantor with the Securities and Exchange Commission];

(iii)      as of the date hereof, no material action, proceeding or investigation shall have been instituted or threatened, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller or Guarantor;

(iv)      Seller shall have delivered to Buyer the opinions of counsel set forth in Exhibit E, in form and substance satisfactory to Buyer and its counsel;

(v)       Seller shall have delivered to Buyer such other documents, opinions of counsel and certificates as Buyer may reasonably request;

(vi)      Seller shall have established the Accounts at Financial Institution and shall have deposited the Required Amount to the Cash Pledge Account;

(vii)     Seller shall have acquired licenses to Originate Mortgage Loans in all states where it is required to have a license to do so;

(viii)    on or before the date hereof, Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses reasonably incurred (including due diligence fees and expenses and reasonable legal fees and expenses) required to be paid under this Agreement or any other Transaction Document; and

(ix)     Buyer shall have received such other documents, information, reports and certificates as it shall have reasonably requested.

(b)       Conditions Precedent to Transactions.  Buyer’s obligation to pay the Purchase Price for each Transaction shall be subject to the satisfaction of each of the following conditions precedent, as applicable:

(i)       with respect to each Purchase Date, Seller shall have delivered to Buyer a Confirmation and the Asset Schedule with respect to the Purchased Mortgage Loans subject to such Transaction;

(ii)      for Wet Loans, Seller shall also have delivered such Asset Schedule to Custodian;

(iii)     for Mortgage Loans other than Wet Loans, Seller shall have delivered the Asset Schedule and the Assets File to Custodian, and Buyer shall have received a current Custodian’s Trust Receipt listing all of such Delivered Mortgage Loans subject to such Transaction;

(iv)     no Change in Executive Management shall have occurred;

(v)      no Default or Event of Default shall have occurred and be continuing;

(vi)     if the Transaction is to be funded by Buyer from the Uncommitted Facility Amount (as defined in the Side Letter), Buyer, in the exercise of its sole and absolute discretion, shall have made an affirmative election to fund the proposed transaction;

(vii)    no Margin Deficit shall exist either before or after giving effect to such Transaction;

(viii)   this Agreement and each of the other Transaction Documents shall be in full force and effect, and the Termination Date shall not have occurred (and, if the Transaction would be under the Uncommitted Facility, the Uncommitted Facility Termination Date shall not have occurred);

(ix)     each Mortgage Loan subject to such Transaction shall be an Eligible Mortgage Loan;

(x)      Seller’s and each Guarantor’s representations and warranties in this Agreement and each of the other Transaction Documents to which it is a party and in any Officer’s Certificate delivered to Buyer in connection therewith shall be true and correct in all material respects on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties and Officer’s Certificates that are specifically made only as of a different date, which representations and warranties and Officer’s Certificates shall be correct in all material respects on and as of the date made), and Seller and each Guarantor shall have complied with all the agreements and satisfied all the conditions under this Agreement, each of the other Transaction Documents and the Mortgage Loan Documents to which it is a party on its part to be performed or satisfied at or before the related Purchase Date;

(xi)      no Requirement of Law shall prohibit the consummation of any transaction contemplated hereby, or shall impose limits on the amounts that Buyer may legally receive;

(xii)     no material action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of any Transaction contemplated hereby or seeking material damages against Buyer in connection with the transactions contemplated by the Transaction Documents;

(xiii)    Buyer shall have determined that the amounts on deposit in the Operating Account are sufficient to fund any shortfall between (x) the amount Seller is to fund to Originate or otherwise acquire each Mortgage Loan to be purchased by Buyer in such Transaction and (y) the Purchase Price to be paid by Buyer therefor, after taking into account all other obligations of Seller that are to be satisfied with the amounts on deposit in the Operating Account on such Transaction’s Purchase Date;

(xiv)    after giving effect to such Transaction, the Aggregate Purchase Price for all outstanding Transactions will not exceed the Facility Amount;

(xv)     within ninety (90) days of the Effective Date and annually thereafter during the term of this Agreement, a due diligence review and inspection of Seller, either by Buyer or by a third party selected by Buyer, in form and substance satisfactory to Buyer, shall have been submitted to and approved by Buyer;

(xvi)    Buyer shall have received such other documents, information, reports and certificates as it shall have reasonably requested; and

(xvii)   Seller shall have deposited the amount required by Section 5 into the Cash Pledge Account.

The acceptance by Seller, or by any Settlement Agent at the direction of Seller, of any Purchase Price proceeds shall be deemed to constitute a representation and warranty by Seller that the foregoing conditions have been satisfied.

8.         Change in Law

(a)        If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, Buyer (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)       impose on Buyer or the London interbank market any other condition affecting this Agreement or Transactions entered into by Buyer;

and the result of any of the foregoing shall be to increase the cost to Buyer of making or maintaining any purchase hereunder (or of maintaining its obligation to enter into any Transaction) or to increase the cost or to reduce the amount of any sum received or receivable by Buyer (whether of Repurchase Price, Price Differential or otherwise), then Seller will pay to Buyer such additional amount or amounts as will compensate Buyer for such additional costs incurred or reduction suffered.

(b)        If Buyer reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of Buyer’s holding company as a consequence of this Agreement or the purchases made by Buyer under this Agreement to a level below that which Buyer or Buyer’s holding company could have achieved but for such Change in Law (taking into consideration Buyer’s policies with respect to capital adequacy) by an amount deemed by Buyer in good faith to be material, then from time to time Seller will pay to Buyer such additional amount or amounts as will compensate Buyer or Buyer’s holding company for any such reduction suffered.

(c)        A certificate of Buyer setting forth the amount or amounts necessary to compensate Buyer or its holding company, as the case may be, as specified in Section 8(a) or 8(b) shall be delivered to Seller and shall be conclusive absent manifest error.  Seller shall pay Buyer, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        To the extent that Buyer demands compensation for such amounts under Sections 8(a) and 8(b), Seller shall have the right to designate the Termination Date by written notice given to Buyer at least thirty (30) days before such Termination Date has occurred and Seller shall only be obligated to pay Buyer the amounts under Section 8(c) to the extent such amounts are necessary to compensate Buyer through the Termination Date.

(e)        Failure or delay on the part of Buyer to demand compensation pursuant to this Section 8 shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to this Section 8 for any increased costs or reductions incurred more than two hundred seventy (270) days before the date that Buyer notifies Seller of the Change in Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

9.         Segregation of Documents Relating to Purchased Mortgage Loans

All documents in the possession of Seller relating to Purchased Mortgage Loans shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement.  Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation.  All of Seller’s interest in the Purchased Mortgage Loans (including the Servicing Rights) shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans to Seller pursuant to Section 3(f),  Section 3(f),  Section 3(k)(ii),  Section 4(c) or Section 21(b).

10.       Representations and Warranties of Seller.

(a)       To induce Buyer to enter into this Agreement and the Transactions hereunder, Seller represents and warrants on the date of this Agreement and, except where otherwise expressly provided, as of each Purchase Date, as follows:

(i)       Representations and Warranties Concerning Purchased Mortgage Loans.  By each delivery of a Confirmation, Seller shall be deemed, as of the Purchase Date of the described sale of each Purchased Mortgage Loan (or, if another date is expressly provided in such representation or warranty, as of such other date), and as of each day thereafter that such Purchased Mortgage Loan continues to be subject to an outstanding Transaction, to represent and warrant that such Purchased Mortgage Loan is an Eligible Mortgage Loan and, other than as to each Freddie Mac Small Balance Loan, to make the representations and warranties regarding it that are set forth in Exhibit B-1.  With respect to each Freddie Mac Small Balance Loan, Seller shall be deemed, as of the applicable dates specified above in Section 10(a)(i), to make the representations and warranties set forth on Exhibit B-2.  To the extent that any of the representations and warranties set forth on Exhibit B-2 is inconsistent with the requirements of the applicable Agency Guidelines, the Agency Guidelines shall control and such representation or warranty shall be interpreted to be given a meaning consistent with the terms of the Agency Guidelines.

(ii)      Organization and Good Standing; Subsidiaries.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller or any such Subsidiary.  For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which Seller or a Subsidiary transacts business.  Seller has no Subsidiaries except those listed in Exhibit F, as such exhibit has been most recently updated by a revision delivered by Seller to Buyer.  With respect to Seller and each such Subsidiary, Exhibit F correctly states its name as it appears in its articles of formation filed in the jurisdiction of its organization, address, place of organization, each state in which it is qualified as a foreign corporation or entity, and in the case of the Subsidiaries, the percentage ownership (direct or indirect) of Seller in such Subsidiary.

(iii)     Authority and Capacity.  Seller has all requisite power, authority and capacity to enter into this Agreement and each other Transaction Document and to perform the obligations required of it hereunder and thereunder.  This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles.  No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under any

Requirement of Law before the execution, delivery and performance of or compliance by Seller with this Agreement or any other Transaction Document or the consummation by Seller of any transaction contemplated thereby, except for those that have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement and the other Transaction Documents.  If Seller is a depository institution, this Agreement is a part of, and will be maintained in, Seller’s official records.

(iv)     No Conflict.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than Liens created pursuant to this Agreement and the other Transaction Documents) of any nature upon the properties or assets of Seller under, any of the terms, conditions or provisions of Seller’s organizational documents, or any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which it is bound (other than this Agreement).

(v)      Performance.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform, and Seller intends to perform, each and every covenant that it is required to perform under this Agreement and the other Transaction Documents.

(vi)    Ordinary Course Transaction.  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and neither the sale, transfer, assignment and conveyance of Mortgage Loans to Buyer nor the pledge, assignment, transfer and granting of a security interest to Buyer in the Mortgage Assets, by Seller pursuant to this Agreement is subject to the bulk transfer or any similar Requirement of Law in effect in any applicable jurisdiction.

(vii)    Litigation; Compliance with Laws.  There is no Litigation pending or, to Seller’s knowledge threatened, that could reasonably be expected to cause a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the Mortgage Loans sold or to be sold pursuant to this Agreement.  Seller has not violated any Requirement of Law applicable to Seller that, if violated, would materially and adversely affect the Mortgage Loans to be sold pursuant to this Agreement or could reasonably be expected to have a Material Adverse Effect.

(viii)   Statements Made.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(ix)      Approved Company.  Seller currently holds all approvals, authorizations and other licenses from the Approved Takeout Investors and the Agencies required under the applicable Takeout Commitments (or otherwise) to Originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale to Buyer hereunder.

(x)       Fidelity Bonds.  Seller has purchased fidelity bonds and policies of insurance, all of which are in full force and effect, insuring Seller, Buyer and the successors and assigns of Buyer in the greater of (a) Five Hundred Thousand Dollars ($500,000) and (b) the amount required by the Approved Takeout Investors, against loss or damage from any breach of fidelity by Seller or any officer, director, employee or agent of Seller, and against any loss or damage from loss or destruction of documents, fraud, theft or misappropriation, or errors or omissions.

(xi)      Solvency.  Both as of the date hereof and immediately after giving effect to each Transaction hereunder, the fair value of Seller’s assets is greater than the fair value of Seller’s liabilities (including contingent liabilities if and to the extent required to be recorded as liabilities on the financial statements of Seller in accordance with GAAP), and Seller (1) is not insolvent (as defined in 11 U.S.C. § 101(32)), (2) is able to pay and intends to pay its debts as they mature and (3) does not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage.  Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not transferring any Loans with any intent to hinder, delay or defraud any Person.

(xii)     Reporting.  In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.  Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.

(xiii)    Financial Condition.  The balance sheets of Seller and its Subsidiaries on a consolidated basis provided to Buyer pursuant to Section 11(h) as of the dates of such balance sheets, and the related statements of income, changes in stockholders’ equity and cash flows for the periods ended on the dates of such balance sheets heretofore furnished to Buyer, fairly present in all material respects the financial condition of Seller and its Subsidiaries as of such dates and the results of its and their operations for the periods ended on such dates.  On the dates of such balance sheets, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.  Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  Since the date of the balance sheet most recently provided, there has been no Material Adverse Effect, nor is Seller aware of any state of facts particular to Seller that (with or without notice or lapse of time or both) could reasonably be expected to result in any such Material Adverse Effect.

(xiv)    Regulation U.  Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any sales made hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(xv)     Investment Company Act.  Neither Seller nor any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xvi)    Agreements.  Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, that has, or could reasonably be expected to have, a Material Adverse Effect.  None of Seller’s Subsidiaries is subject to any dividend restriction imposed by a Governmental Authority other than those under applicable statutory law.  Neither Seller nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or indenture which default could reasonably be expected to result in a Material Adverse Effect.  No holder of any Debt of Seller or of any of its Subsidiaries has given notice of any alleged default thereunder, or, if given, the same has been cured or will be cured by Seller or the relevant Subsidiary within the cure period provided therein.  No Act of Insolvency with respect to Seller, any of its Subsidiaries or any Guarantor, or any of their respective properties is pending, contemplated or, to the knowledge of Seller, threatened.

(xvii)    No More Favorable Agreements.  None of Seller’s agreements with its lenders or its other repurchase agreement counterparties is a More Favorable Agreement except only those agreements, if any, of which Seller has given Buyer notice and provided a true, complete and correct copy in accordance with Section 11(q).

(xviii)   Title to Properties.  Seller and each Subsidiary of Seller has good, valid, insurable (in the case of real property) and marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 11(h), and all such properties and assets are free and clear of all Liens except (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other similar matters to which like properties and assets are commonly subject that do not materially interfere with the use of the property or asset as it is currently being used, (iii) such other Liens as are disclosed in such financial statements and not prohibited under this Agreement and (iv) Liens arising from Seller’s origination of Mortgage Loans utilizing warehouse, gestation and other credit facilities (x) against Purchased Mortgage Loans, in favor only of Buyer or (y) against Mortgage Loans other than Purchased Mortgage Loans originated utilizing other such facilities, in favor of the respective counterparties under such other facilities.

(xix)     ERISA.  All plans (“Plans”) of a type described in Section 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Section 3(5)

of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the IRC, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA.  No proceedings have been instituted to terminate any such Plan, and no condition exists that presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA.  No material liability exists with respect to any Plan in which Seller, any Subsidiary of Seller or any Guarantor is an “employer”, or any trust forming a part thereof, that has been terminated since December 1, 1974.

(xx)     Proper Names.  Seller does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Seller to Buyer, and all such names are utilized by Seller only in the jurisdiction(s) identified in such writing.  The only names used by Seller in its tax returns for the last ten (10) years are set forth in Exhibit J.

(xxi)    Tax Returns and Payments.  All federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon their respective properties, income or franchises, that are, or should be shown on such tax returns to be, due and payable have been paid, including all Federal Insurance Contributions Act (FICA) payments and withholding taxes, if appropriate, other than those that are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied.  The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 11(h) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.

(xxii)   No Warrants; Shares Valid, Paid and Non-assessable.  Seller has not issued, and does not have outstanding, any warrants, options, rights or other obligations to issue or purchase any shares of its capital stock or other securities (or other equity equivalent).  The outstanding shares of capital stock (or other equity equivalent) of Seller have been duly authorized and validly issued and are fully paid and non-assessable.

(xxiii)  Credit Information.  Seller has full right and authority and is not precluded by law or contract from furnishing to Buyer the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to each Purchased Mortgage Loan sold hereunder, and Buyer will not be precluded from furnishing such materials to the related Approved Takeout Investor by such laws.

(xxiv)  No Discrimination.  Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law.  Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act.  Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases.  In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.

(xxv)   Home Ownership and Equity Protection Act.  There is no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Seller threatened, or any order, injunction or decree outstanding against or relating to Seller, relating to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.

(xxvi)  In Compliance with Applicable Laws.  Seller and its Subsidiaries each  complies in all material respects with all Requirements of Law applicable to it.  Without limiting the foregoing, Seller and its Subsidiaries each complies in all material respects with all applicable (1) Agency Guidelines, (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, (4) licensing and approval requirements applicable to Seller’s and its Subsidiaries’ Origination of Mortgage Loans and (5) other laws and regulations referenced in the definition of “Requirement(s) of Law”, in item (gg) of Exhibit B-1 (if it is a Single-family Mortgage Loan) or in item (i)(iv) or item (y) of Exhibit B-2 (if it is a Freddie Mac Small Balance Loan) or in any of such places.

(xxvii) Place of Business and Formation.  The principal place of business of Seller is located at the address set forth for Seller in Section 15.  As of the date hereof, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Section 15.  As of the date hereof, Seller’s jurisdiction of organization is the state specified in Section 15.

(xxviii) No Adverse Selection.  Seller used no selection procedures that identified the Purchased Mortgage Loans offered to Buyer for purchase hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.

(xxix)   MERS.  Seller and each Approved Takeout Investor is a member of MERS in good standing.

(xxx)    Seller is Principal.  Seller is engaging in the Transactions as a principal.

(xxxi)   No Default.  No Default or Event of Default has occurred.

(xxxii)   No Sanctioned Persons.  Neither Seller, its Subsidiaries nor any of its or their directors, members, managers, partners, officers, employees, brokers or agents acting or benefiting in any capacity in connection with this Agreement or any other transaction involving any Buyer or, to the best of Seller’s knowledge, any Buyer’s Affiliate, is a Sanctioned Person.

(xxxiii)  Anti-Money Laundering Laws.  Seller and its Affiliates each complies with all Anti-Money Laundering Laws applicable to it and its agents.

(xxxiv)  Anti-Corruption Laws and Sanctions.  Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their respective directors, members, managers, partners, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  No use of proceeds of any Transaction nor any other transaction contemplated by the Transaction Documents will violate Anti-Corruption Laws or applicable Sanctions.

(b)       Representations as to Additional Mortgage Loans.  Subject to the proviso stated in Section 12(a)(iii), on and as of the date of transfer of each Mortgage Loan transferred from Seller to Buyer as an Additional Purchased Mortgage Loan and on each day thereafter before it is repurchased by Seller, Seller shall be deemed to represent to Buyer that each Additional Purchased Mortgage Loan is an Eligible Mortgage Loan and to make the representations and warranties in respect thereof (i) that are set forth in Exhibit B-1 as to each such Additional Purchase Mortgage Loan that is not a Freddie Mac Small Balance Loan and (ii) that are set forth in Exhibit B-2 as to each such Additional Purchase Mortgage Loan that is a Freddie Mac Small Balance Loan.

(c)       Copies.  Each time Seller delivers or causes to be delivered to Buyer a copy (instead of the original) of any document pursuant or relating to this Agreement, any other Transaction Document or any Transaction, Seller shall be deemed to warrant, represent and certify to Buyer at the time of delivery that such copy is a true, correct and complete copy of the original of that document unless such document is accompanied by Seller’s written statement that such document is incorrect or incomplete in the manner specified in such statement.

(d)       Survival of Representations.  All the representations and warranties made by Seller to Buyer in this Agreement are binding on Seller regardless of whether the subject matter thereof was under the control of Seller or a third party.  Seller acknowledges that Buyer will rely upon all such representations and warranties with respect to each Purchased Mortgage Loan purchased by Buyer hereunder, and Seller makes such representations and warranties in order to induce Buyer to purchase the Mortgage Loans.  The representations and warranties by Seller in this Agreement with respect to a Purchased Mortgage Loan shall be unaffected by, and shall supersede and control over, any provision in any existing or future endorsement of any Purchased Mortgage Loan or in any assignment with respect to such Purchased Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty.  All Seller representations and warranties shall survive delivery of the Loan Eligibility Files, the Asset Files and the Confirmations, purchase by Buyer of Purchased Mortgage Loans, transfer of the servicing for the Purchased Mortgage Loans to a successor servicer, delivery of Purchased Mortgage Loans to an Approved Takeout Investor, repurchases of the Purchased Mortgage Loans by Seller and termination of this Agreement. The representations and warranties of Seller in this Agreement shall inure to the benefit of Buyer and its successors and assigns, notwithstanding any examination by Buyer of any Mortgage Loan Documents, related files or other documents delivered to Buyer.

11.       Seller’s Covenants.

Seller shall perform, and shall cause each of its Subsidiaries to perform, the following duties at all times during the term of this Agreement:

(a)       Maintenance of Existence; Conduct of Business.  Seller and each of its Subsidiaries shall preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including its eligibility as lender, seller/servicer and issuer described under Section 10(a)(ix) and make no material change in the nature or character of its business or engage in any business substantially different from the mortgage origination and servicing business in which it is engaged on the date of this Agreement.  Seller will not make any material change in its accounting treatment and reporting practices except as required by GAAP.  Seller will remain a member of MERS in good standing.

(b)       Compliance with Applicable Laws.  Seller shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law, a breach of which would, or could reasonably be expected to, adversely affect the Purchased Mortgage Loans or the Mortgage Loans to be sold pursuant to this Agreement, or that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate book reserves determined in accordance with GAAP, consistently applied, established therefor.  Seller shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law applicable to it.  Without limiting the foregoing, Seller shall comply, and cause its Subsidiaries to comply, in all material respects with all applicable (1) Agency Guidelines, (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, (4) licensing and approval requirements applicable to Seller’s and its Subsidiaries’ Origination of Mortgage Loans and (5) other laws and regulations referenced in the definition of “Requirement(s) of Law”, in item (gg) of Exhibit B or in both of such places.

(c)       Compliance with Anti-Corruption Laws.  Seller shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, partners, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d)       Inspection of Properties and Books.  Upon reasonable advance notice, Seller shall permit authorized representatives of Buyer to (i) discuss the business, operations, assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof specifically related to the Transactions,  (ii) inspect all of Seller’s property and all related information and reports related to the Transactions, and (iii) audit Seller’s operations to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations that relate to the Transactions, all at Seller’s expense and at such reasonable times as Buyer may request.

(e)        Notices.  Seller will promptly notify Buyer of the occurrence of any of the following and shall provide such additional documentation and cooperation as Buyer may request with respect to any of the following:

(i)        any change in the business address and/or telephone number of Seller, any Subsidiary of Seller or any Guarantor;

(ii)       any merger, consolidation or reorganization of Seller, any Subsidiary of Seller or any Guarantor, or any changes in the ownership of Seller, any Subsidiary of Seller or any Guarantor by direct or indirect means.  “Indirect” means any change in ownership of a controlling interest of the relevant Person’s direct or indirect parent;

(iii)      any change of the name or jurisdiction of organization of Seller, any Subsidiary of Seller or any Guarantor;

(iv)      Seller incurs Debt other than the Debt described on Exhibit H;

(v)       either of Stanford Kurland or Anne McCallion (or their respective replacements, if any) shall cease to be and to continuously perform the duties of Chairman and Chief Executive Officer or Senior Managing Director and Chief Financial Officer, respectively;

(vi)      any material adverse change in the financial position of Seller, any Subsidiary of Seller or any Guarantor;

(vii)     receipt by Seller, any Subsidiary of Seller or any Guarantor of notice from the holder of any of its Debt of any alleged default thereunder;

(viii)    entry of any court judgment or regulatory order in which Seller, any Subsidiary of Seller or any Guarantor is or may be required to pay a claim or claims that could have a material adverse effect on the financial condition of Seller, any Subsidiary of Seller or any Guarantor, on the ability of Seller, any Subsidiary of Seller or any Guarantor to perform its obligations under any Transaction Document, or on the ability of Seller, any Subsidiary of Seller or any Guarantor to continue its operations in a manner similar to its current operations;

(ix)      the filing of any petition, claim or lawsuit against Seller, any Subsidiary of Seller or any Guarantor that could reasonably be expected to have a material adverse effect on the financial condition of Seller, any Subsidiary of Seller or any Guarantor, on the ability of Seller, any Subsidiary of Seller or any Guarantor to perform its obligations under any Transaction Document, or on the ability of Seller, any Subsidiary of Seller or any Guarantor to continue its operations in a manner similar to its current operations;

(x)       Seller, any Subsidiary of Seller or any Guarantor admits to committing, or is found to have committed, a material violation of any Requirement of Law relating to its business operations, including its loan generation, sale or servicing operations;

(xi)      the initiation of any investigations, audits, examinations or reviews of Seller, any Subsidiary of Seller or any Guarantor by any Agency, Governmental Authority, trade association or consumer advocacy group relating to the Origination, sale or servicing of mortgage loans by Seller, any Subsidiary of Seller or any Guarantor or the business operations of Seller, any Subsidiary of Seller or any Guarantor, with the exception of routine and normally scheduled audits or examinations by the regulators of Seller, any Subsidiary of Seller or any Guarantor;

(xii)     any disqualification or suspension of Seller, any Subsidiary of Seller or any Guarantor by an Agency, including any notification or knowledge, from any source, of any disqualification or suspension, or any warning of any such disqualification or suspension or impending or threatened disqualification or suspension;

(xiii)    the occurrence of any actions, inactions or events upon which an Agency may, in accordance with Agency Guidelines, disqualify or suspend Seller or any Subsidiary of Seller as a seller or servicer, including (if Seller is or becomes a Freddie Mac-approved seller or servicer) those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide and (if Seller is or becomes a Fannie Mae-approved seller or servicer) any breach of Seller’s “Lender Contract” (as defined in the Fannie Mae Single Family 2010 Selling Guide) with Fannie Mae including the breaches described or referred to in Section A2-3, 1-01 “Lender Breach of Contract” of the Fannie Mae Single Family 2010 Selling Guide;

(xiv)    the filing, recording or assessment of any federal, state or local tax Lien against Seller, any Subsidiary of Seller or any Guarantor, or any of their assets;

(xv)     the occurrence of any Event of Default hereunder or the occurrence of any Default;

(xvi)    the suspension, revocation or termination of any licenses or eligibility as described under Section 10(a)(ix) of Seller, any Subsidiary of Seller or any Guarantor;

(xvii)    a downgrade of any of Seller’s or any Subsidiary’s servicer ratings below Moody’s rating of “SQ3” or S&P’s rating of “Average”;

(xviii)   any other action, event or condition of any nature that could reasonably be expected to result in a Material Adverse Effect or that, with or without notice or lapse of time or both, will constitute a default under any other agreement, instrument or indenture to which Seller, any Subsidiary of Seller or any Guarantor is a party or to which its properties or assets may be subject; or

(xix)     any alleged breach by Buyer of any provision of this Agreement or of any of the other Transaction Documents.

(f)        Payment of Debt, Taxes, etc.

(i)         Seller shall pay and perform all obligations and Debt of Seller, and cause to be paid and performed all obligations and Debt of its Subsidiaries in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller, its Subsidiaries, or upon their respective income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise that, if unpaid, might become a Lien upon such properties or any part thereof; provided that Seller and its Subsidiaries shall not be required to pay obligations, Debt, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Seller or its Subsidiaries shall have obtained an adequate bond or adequate insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending and if adequate book reserves determined in accordance with GAAP, consistently applied, are established therefor.

(ii)         (A)       All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding taxes imposed on (or measured by) Buyer’s net income (however denominated) or capital, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due.  If Seller is required by any Requirement of Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date due, (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes and (d) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(B)       In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with all applicable Requirements of Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(C)       Seller agrees to indemnify Buyer for the full amount of Taxes and Other Taxes (including additional amounts with respect thereto), and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 11(f), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.

(D)       Any assignee of Buyer that is not incorporated or otherwise created under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed IRS Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying (X) that such Foreign Buyer is either (1) entitled to benefits under an income tax treaty to which the United States is a party that eliminates United

States withholding tax under Sections 1441 through 1442 of the Code on payments to it or (2) otherwise fully exempts from United States withholding tax under Sections 1441 through 1442 of the Code on payments to it, or (Y) that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, on or before the date upon which each such Foreign Buyer becomes a purchaser of Mortgage Loans hereunder.  Each Foreign Buyer will resubmit the appropriate form on the earliest of (x) the third anniversary of the prior submission or (y) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D).  For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 11(f)(ii) (unless such failure is due to a change in any Requirement of Law occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under this Section 11(f) with respect to Taxes imposed by the United States; provided that should a Foreign Buyer, that is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(E)       Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 11(f) shall survive the termination of this Agreement.  Nothing contained in this Section 11(f) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(F)       Each Party acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes only, to treat each purchase transaction hereunder as indebtedness of Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by Seller in the absence of an Event of Default by Seller.  All Parties agree to such treatment and agree to take no action inconsistent with this treatment unless required by law.

(g)       Insurance.  Seller shall maintain, and shall cause its Subsidiaries to maintain, at no cost to Buyer (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy the requirements of prevailing Agency Guidelines applicable to a qualified mortgage originating institution, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement and (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies reasonably acceptable to Buyer, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity.  Within thirty (30) days after notice from Buyer, Seller will obtain such additional insurance as Buyer shall reasonably require, at no cost to Buyer.  Photocopies of such policies shall be furnished to Buyer at no cost to Buyer upon Seller’s or its Subsidiaries’ obtaining such coverage or any renewal of or modification to such coverage.

(h)       Financial Statements and Other Reports.  Seller shall deliver or cause to be delivered to Buyer:

(i)         as soon as available and in any event not later than forty-five (45) days after the end of each calendar month, statements of income and changes in stockholders’ equity and cash flow of Seller and its Subsidiaries on a consolidated basis for the immediately preceding month, and related balance sheet as of the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the chief financial officer of Seller, subject, however, to normal year-end audit adjustments;

(ii)        as soon as available and in any event not later than ninety (90) days after Seller’s fiscal year end, statements of income, changes in stockholders’ equity and cash flows of Seller and its Subsidiaries on a consolidated basis for the preceding fiscal year, the related balance sheet as of the end of such year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion in form and substance satisfactory to Buyer (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) and prepared by an accounting firm reasonably satisfactory to Buyer, or other independent certified public accountants of recognized standing selected by Seller and acceptable to Buyer, each stating that said financial statements fairly present in all material respects the financial condition, cash flows and results of operations of Seller and its Subsidiaries on a consolidated basis as of the end of, and for, such year;

(iii)       together with each delivery of financial statements required in this Section 11(h), a Compliance Certificate executed by Seller’s chief financial officer;

(iv)       if requested by Buyer, photocopies or electronic copies of all regular or periodic financial and other reports, if any, that Seller, any Subsidiary of Seller or any Guarantor shall file with any Governmental Authority other than the SEC, and also excluding routine tax and corporate or organizational filings;

(v)        if requested by Buyer, photocopies or electronic copies of any audits completed by any Agency of Seller, any Subsidiary of Seller or any Guarantor, unless its disclosure is prohibited by Requirements of Law or by such Agency;

(vi)       not less frequently than once every month (and more often if requested by Buyer), a report in form and substance satisfactory to Buyer summarizing the Hedging Arrangements, if any, then in effect with respect to all Mortgage Loans then owned by Buyer and interim serviced by Seller (or a Successor Servicer); and

(vii)      from time to time, with reasonable promptness, such further information regarding the Mortgage Assets, or the business, operations, properties or financial condition of Seller and any Guarantor as Buyer may reasonably request.

(i)        Limits on Distributions.  Without Buyer’s prior written consent, Seller shall not  pay, make or declare or incur any liability to pay, make or declare any dividend (excluding stock dividends or equivalent) or other distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself whether now or hereafter outstanding; provided that, only if no Default or Event of Default exists at the time of the payment and none will exist after giving effect to such payment, Seller may pay cash distributions to its equity owners.

(j)        Use of Chase’s Name.  Seller shall and shall cause its Subsidiaries to, confine its use of Buyer’s logo and the “JPMorgan” and “Chase” names to those uses specifically authorized by Buyer in writing.  Except where required by the federal Real Estate Settlement Procedures Act or the CFPB’s Regulation X thereunder, or the Helping Families Save Their Homes Act of 2009, as amended from time to time, or another Requirement of Law, in no instance may Seller or any of its Subsidiaries disclose to any prospective Mortgagor, or the agents of the Mortgagor, that such Mortgagor’s Mortgage Loan will be offered for sale to Buyer.  None of Seller or its Subsidiaries may use Buyer’s name or logo to obtain any mortgage-related services without the prior written consent of Buyer.

(k)        Reporting.  In its financial statements, Seller will report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.

(l)        Transactions with Affiliates.  Seller will not and will not permit any of its Subsidiaries to (i) enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or (b) in the ordinary course of Seller’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Seller or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, or (ii) make a payment that is not otherwise permitted by this Section 11 to any Affiliate.

(m)      Defense of Title; Preservation of Mortgage Assets.  Seller warrants and will defend the right, title and interest of Buyer in and to all Mortgage Assets against all adverse claims and demands of all Persons whomsoever.  Seller shall do all things necessary to preserve the Mortgage Assets so that such Mortgage Assets remain subject to a first priority perfected Lien hereunder, excluding Hedging Arrangements that cover both Purchased Mortgage Loans and Mortgage Loans that are subject to another Available Warehouse Facility, as to which Seller will do all things necessary to keep Buyer’s Lien pari passu with the Lien of the counterparty to such other Available Warehouse Facility. Without limiting the foregoing, Seller will comply with all Requirements of Law applicable to Seller or relating to the Mortgage Assets and cause the Mortgage Assets to comply with all applicable Requirements of Law.  Seller will not allow any default to occur for which Seller is responsible under any Mortgage Assets or any Transaction Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Mortgage Assets and the Transaction Documents.

(n)      Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including receivables and leasehold interests) whether now owned or hereafter acquired or allow any of its Subsidiaries to Transfer all or substantially all of its assets to any Person.

(o)      No Amendment or Compromise.  Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any Purchased Mortgage Loan, any related Mortgage Document or any related rights if such amendment, modification, waiver, settlement or compromise could reasonably be expected to adversely affect the value of such Purchased Mortgage Loan.

(p)      Loan Determined to be Defaulted or Defective.  Upon discovery by Seller that any Purchased Mortgage Loan is a Defaulted Loan or a Defective Mortgage Loan, Seller shall promptly give notice of such discovery to Buyer.

(q)      Most Favored Status.   If Seller hereafter enters into a mortgage warehousing or Servicing Rights repurchase agreement, credit agreement or similar credit facility with any Person other than Buyer or an Affiliate of Buyer that provides more favorable terms than Sections 11(y)(i)(Leverage Ratio), 11(y)(ii) (Minimum Tangible Net Worth), 11(y)(iii) (Maintenance of Liquidity) or 11(y)(v) (Net Income) (each, a “More Favorable Agreement”), Seller shall promptly give Buyer notice thereof and deliver a true, correct and complete copy of such More Favorable Agreement promptly after entering into it, and this Agreement shall be deemed automatically amended effective as of the effective date of such More Favorable Agreement, to include such more favorable terms so that such terms operate in favor of Buyer or an Affiliate of Buyer (as applicable) to the same effect as if they were expressly stated in this Agreement and agrees, upon Buyer’s request, to execute an amendment of this Agreement setting forth such amended terms; provided, that if any such More Favorable Agreement is subsequently terminated, upon Buyer’s receipt of notice of such termination from Seller, the relevant terms of this Agreement as originally written shall be deemed automatically reinstated effective as of the termination date of such terminated More Favorable Agreement, and if the parties have executed an amendment of this Agreement setting forth such more favorable terms, the parties agree, upon request of either of them, to execute a further amendment reinstating such original terms.  No amendment referred to in this Section 11(q) shall be a precondition to the effectiveness of such more favorable terms or such reinstated terms, as applicable, but is only for the convenience of the parties.

(r)      Further Assurances.  Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Transaction Documents, to perfect the interests of Buyer in the Mortgage Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

(s)      Hedging Arrangements.  Seller shall maintain Hedging Arrangements with respect to all Mortgage Loans not the subject of Takeout Commitments in order to mitigate, in accordance with Seller’s hedging strategy, the risk that the Market Value of any such Mortgage Loan will change as a result of a change in interest rates or the market for mortgage loan assets before the Mortgage Loan is purchased by an Approved Takeout Investor or repurchased by Seller.

(t)      No Guaranties.  Without the prior written consent of Buyer, Seller shall not, and shall not permit any of its Subsidiaries to, guaranty any Debt in excess of Five Hundred Thousand

Dollars ($500,000) in the aggregate other than Debt incurred by a Subsidiary for a warehouse or repurchase facility for Mortgage Loans.

(u)      Underwriting Guidelines.  Seller will underwrite Eligible Mortgage Loans in compliance with its underwriting guidelines in effect on the date hereof.  Seller will not change its underwriting guidelines in any material respect without the prior written consent of Buyer except as may be required from time to time to comply with Agency Guidelines.

(v)      Mergers, Acquisitions, Subsidiaries.  Without the prior written consent of Buyer, Seller will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any entity (unless Seller is the surviving entity and any of Seller’s Subsidiaries may merge with or into Seller or another Subsidiary of Seller), consolidate, acquire any interest in any Person or create, form or acquire any Subsidiary not listed in Exhibit G.

(w)      UCC.  Seller will not change its name, organizational type or location (within the meaning of Section 9-307 of the UCC) unless it shall have (i) given Buyer at least forty-five (45) days’ prior written notice thereof and (ii) delivered to Buyer all financing statements, amendments, instruments, legal opinions and other documents requested by Buyer in connection with such change.  Seller will keep its principal place of business and chief executive office at the location specified in Section 15, and the office where it maintains any physical records of the Purchased Mortgage Loans at a corporate facility of Seller, or, in any such case, upon thirty (30) days’ prior written notice to Buyer, at another location within the United States.

(x)       Takeout Commitments.  Except to the extent superseded by this Agreement, Seller covenants that it shall continue to perform all of its duties and obligations to the Approved Takeout Investor, under any applicable Takeout Commitment and otherwise, with respect to a Purchased Mortgage Loan as if such Mortgage Loan were still owned by Seller and to be sold directly by Seller to the Approved Takeout Investor pursuant to such Takeout Commitment on the date provided therein without the intervening ownership of Buyer pursuant to this Agreement.  Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Mortgage Loan required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to Buyer in the Loan File) and all other documents and information that may have been required or requested by the Approved Takeout Investor, and Seller shall make all representations and warranties required to be made to the Approved Takeout Investor under the applicable Takeout Commitment.

(y)       Financial Covenants.

(i)       Leverage Ratio.  Seller shall not permit the Leverage Ratio of Seller and its Subsidiaries on a consolidated basis to exceed 10.0 to 1.0 computed as of the end of each calendar month.

(ii)       Minimum Tangible Net Worth.  Seller shall not permit the Tangible Net Worth of Seller and its Subsidiaries on a consolidated basis, computed as of the end of each calendar month, to be less than Two Hundred Million Dollars ($200,000,000)

(iii)       Maintenance of Liquidity.  Seller shall have unencumbered Liquidity on the last Business Day of each month in an amount that equals or exceeds Twenty Million Dollars ($20,000,000).

(iv)       Maintenance of Available Warehouse Facilities.  Seller shall maintain at all times Available Warehouse Facilities from buyers and lenders other than Buyer such that the Available Warehouse Facility under this Agreement constitutes no more than fifty percent (50%) of Seller’s aggregate Available Warehouse Facilities.

(v)        Net Income.  Seller shall test its net income at the end of each calendar quarter and shall not permit its net income before taxes for more than one of any two successive calendar quarters to be less than One Dollar ($1).

(z)       Use of Proceeds.  Seller (i) will not request any Transaction, and (ii) will not use, and will ensure that its Subsidiaries and its and their respective directors, members, managers, partners, officers, employees and agents do not use, the proceeds of any Transaction, (x) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of the Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (z) in any manner that would result in the violation of any Sanctions.

(aa)      Government Regulation.  Seller will not (1) be or become subject at any time to any Requirement of Law (including the U.S. Office of Foreign Asset Control list) that prohibits or limits Buyer from entering into any Transaction, or otherwise conducting business, with Seller or (2) fail to provide documentary and other evidence of Seller’s identity as may be requested by Buyer at any time to enable Buyer to verify Seller’s identity or to comply with any applicable Requirement of Law, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 and the Anti-Corruption Laws.

12.       Events of Default; Remedies.

(a)        Each of the following events shall, upon its occurrence and during its continuance, be an “Event of Default”:

(i)       (A) Seller fails to remit any Price Differential or Repurchase Price when due to Buyer pursuant to the terms hereof or fails to cure any Margin Deficit as provided in Section 4; or (B) Seller fails to remit when due any Income, fees, escrow payment or any other amount due to Buyer pursuant to the terms hereof or any other Transaction Document and such failure continues unremedied for a period of two (2) Business Days; or

(ii)      Seller fails to repurchase any Purchased Mortgage Loan at the time and for the amount required hereunder and such failure continues unremedied for one (1) Business Day; or

(iii)     (A) any representation or warranty made by Seller or any Guarantor in this Agreement or any other Transaction Document is untrue, inaccurate or incomplete in any material respect (each such representation or warranty, a “Materially False Representation”) on or as of the date made; provided that if any representation or warranty in Section 10(a)(i) or Section 10(b) or on Exhibit B-1 or Exhibit B-2 (a “Loan Level Representation”) was when made, or has become, a Materially False Representation, then that Materially False Representation will not constitute a Default or an Event of Default — although such Materially False Representation will cause each affected Purchased Mortgage Loan to cease to be an Eligible Mortgage Loan and Seller shall be obligated to repurchase it from Buyer promptly after learning from any source of its ineligibility — unless both (1) such Loan Level Representation relates to five (5) or more Purchased Mortgage Loans and (2) when such Loan Level Representation was made, a Responsible Officer of Seller had actual knowledge that it was being made and that it was untrue, inaccurate or incomplete in a material respect, in which event such Materially False Representation will constitute an Event of Default; or

(B) any information contained in any written statement, report, financial statement or certificate made or delivered by Seller or any Guarantor (either before or after the date hereof) to Buyer pursuant to the terms of this Agreement or any other Transaction Document is untrue or incorrect in any material respect as of the date when made or deemed made; or

(iv)     Seller shall fail to comply with any of the requirements set forth in Section 11(d) (Inspection of Properties and Books), Section 3(k)(i) (requiring Seller to repurchase any Defective Mortgage Loan on or before its Early Repurchase Date) or Section 11(y) (Financial Covenants); or

(v)      Seller or any Guarantor, as applicable, shall fail to observe, keep or perform any material duty, responsibility or obligation imposed or required by this Agreement or any other Transaction Document other than one of the Events of Default specified or described in another section of this Section 12(a)), and such failure continues unremedied for a period of five (5) days; or

(vi)      any Act of Insolvency occurs with respect to Seller, any of its Subsidiaries or any Guarantor; or

(vii)     one or more final judgments or decrees are entered against Seller, any of its Subsidiaries or any Guarantor involving claims not paid or fully covered by insurance, for the payment of money in excess of Ten Million Dollars ($10,000,000) and the same shall not be vacated, discharged (or provisions satisfactory to Buyer shall not be made for such discharge),  satisfied or stayed or bonded pending appeal, within thirty (30) days from the date of entry thereof, and Seller, such Subsidiary or Guarantor, as applicable, shall not within said period of thirty (30) days or such longer period during which execution of same shall have been stayed by court order or by written agreement with the judgment creditor, perfect appeal therefrom and cause execution thereof to be stayed during such appeal; or

(viii)    any Agency, private investor or any other Person seizes or takes control of the servicing portfolio of Seller or any Subservicer for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever; or

(ix)    any Agency or Governmental Authority revokes or materially restricts the authority of Seller or any Subservicer to Originate, purchase, sell or service Mortgage Loans, or Seller, any of Seller’s Subsidiaries or any Subservicer shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency; or

(x)     there is a material default under any agreement other than a Transaction Document, for Debt in excess of One Million Dollars ($1,000,000) that Seller or any Guarantor, or any of their respective Affiliates or Subsidiaries, has entered into with Buyer or any of its Affiliates or Subsidiaries; or

(xi)    Seller fails to pay when due any repurchase price, margin amount, price differential, principal, interest or other amount due on any other Debt (including Debt under any credit or repurchase, early purchase or similar facilities for the financing of its Mortgage Loans, mortgage servicing rights or servicing advances) in excess of Ten Million Dollars ($10,000,000), individually or in the aggregate, beyond any period of grace provided, or there occurs any breach or default (beyond any period of grace provided) with respect to any material term of any such Debt in excess of Ten Million Dollars ($10,000,000), individually or in the aggregate, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, such Debt of Seller to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time or both, if applicable, or satisfaction of any other condition to acceleration, whether or not any such condition to acceleration has been satisfied); provided that if both (i) such breach or default is waived in writing by the holder of such Debt and (ii) either a true copy of such written waiver or an Officer’s Certificate stating that such written waiver has been granted is delivered to Buyer, before Buyer has exercised any of its remedies under Section 12(b), then no Event of Default shall be deemed to exist under this Agreement on account of such waived breach or default; or

(xii)    there is a Material Adverse Effect; or

(xiii)   (A)  Seller or any Guarantor shall assert that any Transaction Document is not in full force and effect or shall otherwise seek to terminate (other than a termination of this Agreement or any Transaction Document that is expressly permitted by this Agreement), or disaffirm its obligations under, any such Transaction Document at any time following the execution thereof or (B) any Transaction Document ceases to be in full force and effect, or any of Seller’s or any Guarantor’s material obligations under any Transaction Document shall cease to be in full force and effect (other than as a result of any termination of this Agreement or any Transaction Document that is expressly permitted by this Agreement), or the enforceability thereof shall be contested by Seller or any Guarantor; or

(xiv)   any Governmental Authority or any trustee, receiver, conservator or similar official acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Seller, any of its Subsidiaries, any Subservicer or any Guarantor, or shall have taken any action to displace the management of Seller, any of its Subsidiaries or any Guarantor or to curtail its authority in the conduct of the business of Seller, any of its Subsidiaries or any Guarantor, or to restrict the payment of dividends to Seller by any Subsidiary of Seller, and such action shall not have been discontinued or stayed within thirty (30) days; or

(xv)   any Guarantor defaults under its Guaranty, or a default or an event of default shall have occurred under any other Transaction Document; or

(xvi)  any Change in Control of Seller or any Guarantor shall have occurred without Buyer’s written consent; or

(xvii) any failure by Seller to deliver assignments executed in blank to Buyer or its designee for each Purchased Mortgage Loan then held by Buyer within five (5) Business Days following any termination of Seller’s MERS membership; or

(xviii) the initiation of any investigation or proceeding in respect of  Seller or any Guarantor by any Governmental Authority, that is reasonably likely to have a material effect on Seller’s or any Guarantor’s ability to perform its obligations under this Agreement or the other Transaction Documents; or

(xix)   the Pension Benefit Guaranty Corp. shall, or shall indicate its intention to, file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller, any Guarantor or any of their respective Subsidiaries; or

(xx)    Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; or

(xxi)   Buyer shall fail to have a valid and perfected first priority security interest in any of the Purchased Mortgage Loans, including the Servicing Rights thereto, or any other Mortgage Assets, in each case free and clear of any other Lien (excluding Hedging Arrangements that cover both Purchased Mortgage Loans and Mortgage Loans that are subject to another Available Warehouse Facility, as to which it will be an Event of Default if Buyer’s Lien shall fail or cease to be pari passu with the Lien of the counterparty to any such other Available Warehouse Facility) and Seller shall fail to repurchase all Purchased Mortgage Loans that therefore are or have become Defective Mortgage Loans on or before one (1) Business Day after their respective Early Repurchase Dates as required by the provisions of Section 3(k)(i).

(b)       If an Event of Default occurs, Buyer, at its option, may at any time or times thereafter while such Event of Default is continuing, elect by written notice to Seller to do any or all of the following:

(i)        accelerate the Repurchase Date of each outstanding Transaction whose Repurchase Date has not already occurred and cancel the Purchase Date for any Transaction whose Purchase Date has not yet occurred;

(ii)       terminate and replace Seller as interim servicer with respect to any Mortgage Assets at the cost and expense of Seller;

(iii)      direct Seller to cause all Income to be transferred into the Income Collection Account and all escrow payments received to be deposited in the Impound Collection Account within one (1) Business Day after receipt by Seller or any Subservicer;

(iv)      direct or cause Seller to direct, all Mortgagors to remit all Income directly to an account specified by Buyer; and

(v)       terminate any commitment of Buyer to purchase Mortgage Loans under this Agreement or otherwise.

(c)       If Buyer has exercised its option under Section 12(b)(i), then (i) Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans then subject to outstanding Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of (i) the Pricing Rate for such Transaction and (ii) the Prime Rate plus five percent (5%) to (y) the Repurchase Price for such Transaction as of the accelerated Repurchase Date as determined pursuant to Section 12(b) (decreased as of any day by (A) any amounts retained by Buyer with respect to such Repurchase Price pursuant to Sections 12(b)(iii) and 12(b)(iv) and (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to Section 12(d), on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be paid over to and retained by Buyer and shall be applied to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (iv) in accordance with Sections 4 and 5, all amounts on deposit in the Accounts, shall be applied by Buyer to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (v) Seller shall, if directed by Buyer in writing, immediately deliver to Buyer any documents then in Seller’s possession relating to any Purchased Mortgage Loans subject to such Transactions and (vi) Buyer may, by notice to Seller, declare the Termination Date to have occurred.

(d)       Upon the exercise by Buyer of its option under Section 12(b)(i), without prior notice to Seller, Buyer may (A) immediately sell, on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents.

(e)       The proceeds of any disposition or the amount of any credit described above shall be applied first, to the costs and expenses reasonably incurred by Buyer in connection with or as a result of an Event of Default (including reasonable legal fees and consulting fees, accounting fees, file transfer and inventory fees, costs and expenses reasonably incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses reasonably incurred in connection with a disposition of the Purchased Mortgage Loans); second, to costs of cover and/or related hedging transactions; third, to the aggregate and accrued Price Differential owed hereunder, fourth, to the remaining aggregate Repurchase Prices owed hereunder; fifth, to any other accrued and unpaid obligations of Seller hereunder and under the other Transaction Documents and sixth, any remaining proceeds shall be paid to Seller or other Person legally entitled thereto.

(f)        The Parties acknowledge and agree that:

(i)        Buyer has no desire or intention to hold any of the Purchased Mortgage Loans for investment under any circumstances, and if (x) Seller fails to repurchase any Purchased Mortgage Loan when required to do so by this Agreement, whether before or after its termination, or (y) any Event of Default has occurred and is continuing, and (z) Buyer has not made an affirmative election under the circumstances then prevailing to retain such Purchased Mortgage Loan pursuant to clause (B) of Section 12(d), Buyer will sell it (i) if practicable and if the sale can be made without Buyer’s having to undertake representation, warranty or other obligations that Buyer, acting in its sole discretion, considers unacceptable, to the relevant Approved Takeout Investor (if any), or (ii) by private sale to another Person in the secondary mortgage market, undertaking only such representation, warranty and other obligations, if any, to such Person as Buyer, acting in its sole discretion, considers acceptable, at the earliest reasonable opportunity and for such price as Buyer, acting in its sole discretion, determines to be the optimal price available at the time of such sale; provided that if at any time Buyer determines that the secondary market for residential mortgage loans is illiquid, disrupted or dysfunctional, Buyer may elect to postpone sales of Purchased Mortgage Loans for so long as Buyer determines that any such market conditions persist, and no such delay shall be construed to constitute or require a change in the classification of the Purchased Mortgage Loans in Buyer’s hands from “held for sale” to “held for investment”, and in all cases, to the maximum extent not prohibited by applicable law, their Market Value shall be the only “reasonable determinant of value” of Purchased Mortgage Loans for purposes of Section 562 of the Bankruptcy Code;

(ii)       in the absence (whether because of market disruptions or for any other reason whatsoever) of a generally recognized source for secondary mortgage market prices of, or for bid or offer quotations for, any one or more Purchased Mortgage Loans at any time, whether before or after any termination of this Agreement, Buyer may determine the Market Values of such Purchased Mortgage Loans using such means, methods, averaging, weighting, calculations and assumptions as it shall determine in its sole discretion to be appropriate, and Buyer’s determination shall be conclusive and binding, absent manifest error, for all purposes, it being the Parties’ specific intention to include therein the purposes of Sections 559 and 562 of the Bankruptcy Code;

(iii)      except to the extent, if any, contrary to market practice, in determining values of Purchased Mortgage Loans, Buyer shall include all related accrued Income available either to be transferred to a secondary market purchaser or to be retained by Buyer to reduce their Repurchase Prices; and

(iv)      in determining the Market Value of any Purchased Mortgage Loans, it is reasonable for Buyer to use and rely on the Asset Schedule provided by Seller pursuant to Section 3(c) without being required to check or verify the accuracy or completeness of such information.

(g)        The Parties further recognize that if, under the circumstances described in clause (x) or clause (y) of Section 12(f)(i), Buyer has elected to sell Purchased Mortgage Loans, the market for Mortgage Loans may then be insufficiently liquid or dysfunctional in other respects, they agree that Buyer may elect the time and manner of liquidating any Purchased Mortgage Loan, and nothing contained herein shall obligate Buyer (i) to liquidate any Purchased Mortgage Loan immediately after Seller’s failure to repurchase it when required by this Agreement, the occurrence of an Event of Default or any termination of this Agreement, or (ii) to liquidate all Purchased Mortgage Loans in the same manner or on the same day, and no exercise by Buyer of any right or remedy shall constitute a waiver of any other right or remedy.  Seller shall be liable to Buyer for (i) the amount of all reasonable legal fees and other expenses reasonably incurred by Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions reasonably incurred) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(h)       To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amount owing by Seller hereunder that Seller has failed to pay when due, from the date such amount became due and payable until such amount is (i) paid in full by or on behalf of Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder.  Interest on any sum payable by Seller to Buyer under this Section 12(h) shall be at a rate equal to the greater of (x) the Pricing Rate for the relevant Transaction and (y) the Prime Rate plus five percent (5%).

(i)        If an Event of Default occurs and is continuing, Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement entered into in connection with the Transactions contemplated by this Agreement, under applicable law or in equity.

(j)        Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller.

13.       Servicing Rights Are Owned by Buyer; Interim Servicing of the Purchased Mortgage Loans

(a)        As a condition of purchasing an Eligible Mortgage Loan, Buyer hereby engages Seller to interim service such Purchased Mortgage Loan as agent for Buyer for a term (the “Interim Servicing Term”) commencing on the Purchase Date of such Purchased Mortgage Loan and ending on the first Remittance Date thereafter, as such term may be renewed from time to time as provided in Section 13(a)(vi), on the following terms and conditions:

(i)        Seller shall interim service and temporarily administer the Purchased Mortgage Loan on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Commitment and the Approved Takeout Investor that issued it, so that the eligibility of the Purchased Mortgage Loan for purchase under such Takeout Commitment is not voided or reduced by such interim servicing and temporary administration;

(ii)       If any Eligible Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or any of its Affiliates (a  “Subservicer”), or if the interim servicing of any Purchased Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related subservicing agreement and a Subservicer Instruction Letter executed by such Subservicer (collectively, the “Subservicing Agreement”) to Buyer before such Purchase Date or interim servicing transfer date, as applicable.  Each such Subservicing Agreement shall be in form and substance acceptable to Buyer.  In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Purchased Mortgage Loans, which consent may be withheld in Buyer’s sole discretion.  In no event shall Seller’s use of a Subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were interim servicing such Purchased Mortgage Loans directly.  Any termination of Seller as interim servicer shall automatically terminate each Subservicer.  If any Agency or Governmental Authority revokes or materially restricts any Subservicer’s authority to originate, sell or service Mortgage Loans, or if any Subservicer shall fail to meet all requisite originator, seller and servicer eligibility qualifications promulgated by any Agency, Buyer may direct Seller to immediately terminate such Subservicer as a subservicer of any or all of the Purchased Mortgage Loans and Seller shall promptly cause the termination of such Subservicer as directed by Buyer.

(iii)      Seller acknowledges that it has no right, title or interest in the Servicing Rights for any Purchased Mortgage Loan, and agrees that Seller may not transfer or assign any rights to master service, service, interim service, subservice or administer any Purchased Mortgage Loan before Seller’s repurchase thereof from Buyer (by payment to Buyer of the Repurchase Price therefor) other than an interim servicing transfer to a Subservicer approved by Buyer pursuant to a Subservicing Agreement approved by Buyer as described above in this Section 13.

(iv)      Seller shall deliver all physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all of the related Servicing Records that are not already in Buyer’s or Custodian’s possession, to Buyer’s designee upon the earliest of (x) the occurrence of a Default or Event of Default hereunder unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term, (y) the termination of Seller as interim servicer by Buyer pursuant to Section 13(a)(v) or (z) the expiration (and non-renewal) of the Interim Servicing Term.  Seller’s transfer of the Servicing Records and the physical and such contractual servicing materials, files and records under this Section 13(a)(iv) shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(v)       Upon (i) the occurrence and during the continuance of any Default or Event of Default or (ii) the downgrade of Seller’s or any of its Subsidiaries’ servicer ratings below Moody’s rating of “SQ3” or S&P’s rating of “Average”, Buyer shall have the right to terminate Seller as interim servicer of any of the Purchased Mortgage Loans, which right shall be exercisable at any time in Buyer’s sole discretion, upon written notice.

(vi)      The Interim Servicing Term will be deemed renewed (when it would otherwise expire) on each Remittance Date following the second Remittance Date after the related Purchase Date for a renewal term extending to the next succeeding Remittance Date unless (i) Seller has sooner been terminated as interim servicer of all of the Purchased Mortgaged Loans pursuant to Section 13(a)(v), or (ii) an Event of Default has occurred and is continuing, in which latter event the Interim Servicing Term will expire on the earlier of (x) the termination date specified in a Buyer’s notice to Seller terminating the Interim Servicing Term or (y) such Remittance Date unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term.

(vii)     The Interim Servicing Term will automatically terminate and Seller shall have no further obligation to interim service such Purchased Mortgage Loan as agent for Buyer or to make the delivery of documents required under this Section 13, upon receipt by Buyer of the Repurchase Price therefor.

(viii)    Buyer has no obligation to pay Seller a fee for the interim servicing obligations Seller agrees to assume hereunder, no fee or other compensation will ever accrue or be or become owing, due or payable for or on account of such interim servicing and such interim servicing rights have no monetary value.

(b)       During the period Seller is interim servicing the Purchased Mortgage Loans as agent for Buyer, Seller agrees that Buyer is the owner of the related Servicing Rights, Credit Files and Servicing Records and Seller, acting as interim servicer, shall at all times maintain and safeguard, and cause any Subservicer to maintain and safeguard, the Credit File for the Purchased Mortgage Loan (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its interim servicing of the Purchased Mortgage Loan, Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of interim servicing such Purchased Mortgage Loans and such retention and possession by Seller being in a temporary custodial capacity only.

(c)       Seller further covenants as follows:

(i)       Buyer may, at any time during Seller’s business hours on reasonable notice (provided that after the occurrence and during the continuance of a Default or an Event of Default, no notice shall be required), examine and make copies of all such documents and records relating to interim servicing and administration of the Purchased Mortgage Loans;

(ii)      At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being interim serviced by Seller, which reports shall include a description of any event that would cause the Purchased Mortgage Loan to become a Defaulted Loan or a Defective Mortgage Loan or any other circumstances that could cause a material adverse effect on such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller;

(iii)     Seller shall immediately notify Buyer if it becomes aware of any payment default that occurs under any Purchased Mortgage Loan or any default under any Subservicing

Agreement that would materially and adversely affect any Purchased Mortgage Loan subject thereto; and

(iv)      If, during the Post-Origination Period, any Mortgagor contacts Seller requesting a payoff quote on the related Purchased Mortgage Loan, Seller shall ensure that any payoff quote provided requires Mortgagor to wire payoff funds directly to the Funding Account and includes wiring instructions therefor.

(d)       Seller shall release the contents of any Credit File or any Asset File only (i) pursuant to the provisions of this Agreement and the Custody Agreement, (ii) in accordance with the written instructions of Buyer, (iii) to a Subservicer approved by Buyer, (iv) when such release is required as incidental to Seller’s servicing of the Purchased Mortgage Loan, or is required to complete its sale to an Approved Takeout Investor or comply with any applicable Takeout Commitment or (iv) as required by any Requirement of Law.

(e)       Buyer reserves the right to appoint a successor interim servicer, or a regular servicer, at any time to service any Purchased Mortgage Loan (each a “Successor Servicer”) in its sole discretion.  If Buyer elects to make such an appointment after the occurrence of a Default or an Event of Default, Seller shall be assessed all costs and expenses incurred by Buyer associated with transferring the physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all related Servicing Records, to the Successor Servicer.  In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Servicing Records held by Seller, together with any and all mortgagors’ escrow payments held in any account and all other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer, and shall otherwise fully cooperate with Buyer in effectuating such transfer.  Seller shall have no claim for lost interim servicing income, any termination fee, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.  Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to Seller or any Subservicer, sell any or all of the Purchased Mortgage Loans on a servicing released basis, at the sole cost and expense of Seller.

(f)       In the event Seller is terminated as interim servicer of any Purchased Mortgage Loan, whether by expiry of the Interim Servicing Term or by any other means, Seller shall cooperate with Buyer in effecting such termination and transferring all authority to interim service such Purchased Mortgage Loan to the Successor Servicer.  Without limiting the generality of the foregoing, Seller shall, in the manner and at such times as the Successor Servicer or Buyer shall reasonably request (i) promptly transfer all data in its possession relating to the applicable Purchased Mortgage Loans and other Mortgage Assets to the Successor Servicer in such electronic format as the Successor Servicer may reasonably request, (ii) promptly transfer to the Successor Servicer, Buyer or Buyer’s designee all other files, records, correspondence and documents relating to the applicable Purchased Mortgage Loans and other Mortgage Assets and (iii) fully cooperate and coordinate with the Successor Servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements, notices or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable Requirements of Law applicable to the transfer of the servicing of the applicable Purchased Mortgage Loans.  Seller agrees that if Seller fails to cooperate with Buyer or any Successor Servicer in effecting the termination of Seller as servicer of any Purchased Mortgage Loan or the transfer of all authority to service such Purchased Mortgage Loan to such Successor Servicer in accordance with the terms hereof, Buyer will be irreparably harmed and entitled to injunctive relief and shall not be required to post bond.

(g)       Notwithstanding anything to the contrary in any Transaction Document, Seller and Buyer agree that all Servicing Rights with respect to the Purchased Mortgage Loans are being transferred hereunder to Buyer on the applicable Purchase Date, the Purchase Price for the Purchased Mortgage Loans includes full and fair consideration for such Servicing Rights and such Servicing Rights will be conclusively deemed to be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such Purchased Mortgage Loans.

14.       Single Agreement

Buyer and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder, together with the provisions of the Side Letter, constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder and its obligations under the Side Letter, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder or any obligations under the Side Letter and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction or any agreement under the Side Letter shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder or any agreement under the Side Letter, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

15.       Notices and Other Communications

Except as otherwise expressly provided herein, all such notices, statements, demands or other communications shall be in writing and shall be deemed to have been duly given and received (i) if sent by facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile from the sending facsimile machine or (ii) if emailed, upon confirmation of receipt by the recipient (including by the recipient’s replying to the email or by the sender’s receiving a read receipt when the sender has chosen MS Outlook’s “request a read receipt” option, or a substantially similar option under another email program, for the email when sent), provided that for both clauses (i) and (ii), if such transmission-confirmed facsimile is sent or such read receipt is received outside of the recipient’s normal business hours, the faxed or emailed communication shall be deemed received at the opening of business on the next Business Day, or (iii) if hand delivered, when delivery to the address below is made, as evidenced by a confirmation from the applicable courier service of delivery to such address, but without any need of evidence of receipt by the named individual required and (iv) if mailed by Express Mail or sent by overnight courier, on the following Business Day, in each case addressed as follows:

if to Seller:

PennyMac Loan Services, LLC

3043 Townsgate Road

Westlake Village, California 91361

Attention:  Pamela Marsh or Kevin Chamberlain

Phone: (805) 330-6059 or (818) 746-2877

Fax: (818) 936-0145

email: pamela.marsh@pnmac.com or kevin.chamberlain@pnmac.com if to Buyer:

JPMorgan Chase Bank, N.A.

712 Main Street, 3rd Floor North

Houston, Texas 77002

Attention:  Lee Chung

Phone:  713) 216-1847

Fax:  (713) 216-5570

email:  lee.s.chung@jpmorgan.com

with copies to:

JPMorgan Chase Bank, N.A.

Mortgage Warehouse Finance Operations

Attn: MWF Operations Team

TX1-0022

14800 Frye Road, 2nd Floor

Fort Worth, TX 76155

Attention:  Veronica J. Chapple

Phone:  (817) 399-4849

Fax:  (817) 399-6890

email:vickie.j.chapple@jpmorgan.com

Either Party may revise any information relating to it by notice in writing to the other Party given in accordance with the provisions of this Section 15.

16.       Fees and Expenses; Indemnity

(a)       Seller will pay its own legal and accounting fees and other costs incurred in respect of this Agreement, the other Transaction Documents and this facility.  Seller will promptly pay all out-of-pocket costs and expenses reasonably incurred by Buyer, including reasonable attorneys’ fees, in connection with (i) preparation, negotiation, and documentation of this Agreement and the other Transaction Documents (Buyer will use commercially reasonable efforts to notify Seller if and when such attorneys’ fees are expected to exceed $100,000, but will incur no liability or obligation to Seller if it fails to do so), (ii) administration of this Agreement and the other Transaction Documents and any amendment or waiver thereto and purchase and resale of Mortgage Loans by Buyer hereunder, (iii) protection of the Purchased Mortgage Loans (including all costs of filing or recording any assignments, financing statements, amendments and other documents), (iv) performance of due diligence and audits in respect of Mortgage Loans purchased or proposed for purchase hereunder and Seller’s and any Guarantor’s business and finances, by Buyer or any agent of Buyer, conducted before and after the date hereof, subject to an annual cap of Twenty Thousand Dollars ($20,000) in the absence of an Event of Default (v) enforcement of Buyer’s rights hereunder and under any other Transaction Document (including costs and expenses suffered or incurred by Buyer in connection with any Act of Insolvency related to Seller or Guarantor, appeals and any anticipated post-judgment collection services), (vi) entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, including all fees, expenses and commissions reasonably incurred, and (vii) any cost or expense reasonably incurred, directly or arising or resulting from the occurrence of an Event of Default.

(b)       In addition to its other rights hereunder, Seller shall indemnify Buyer and Buyer’s Affiliates and Subsidiaries and their respective directors, officers, agents, advisors and employees (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against, and hold Buyer and each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party (“Losses”) relating to or arising out of this Agreement, any other Transaction Document or any other related document, or any transaction contemplated hereby or thereby or any use or proposed use of proceeds thereof and amendment or waiver thereof, or any breach by Seller, any Guarantor or any Subservicer engaged by Seller, or by Custodian, of any covenant, representation or warranty contained in any of such documents, or arising out of, resulting from, or in any manner connected with, the purchase by Buyer of any Mortgage Loan, the servicing of any Purchased Mortgage Loans by Seller or any Subservicer or the delivery, custody, possession, review, certification, handling, shipping, delivery or production by Custodian of any Asset File or Mortgage Loan Documents, or any incompleteness or inaccuracy of any Trust Receipt or any Asset Schedule and Exception Report issued by Custodian; provided that Seller shall not be required to indemnify any Indemnified Party to the extent such Losses result from a material violation of a Requirement of Law by, or the gross negligence or willful misconduct of, such Indemnified Party.  The provisions of this Section 16 shall survive the termination of this Agreement.

17.       Shipment to Approved Takeout Investor

If Seller desires that Custodian send an Asset File to an Approved Takeout Investor in connection with Seller’s repurchase of the related Purchased Mortgage Loan, then Seller shall prepare and send to Custodian written shipping instructions pursuant to Section 10 (Shipment of Documents) of the Custodial Agreement instructing Custodian when and how to send such Asset File to such Approved Takeout Investor or its designee.  If Seller instructs Custodian to send an Asset File before the Repurchase Date, Custodian will send the Mortgage Note and related Mortgage under a Bailee Letter as provided in the Custodial Agreement.  If Seller does not provide Custodian with shipping instructions with respect to a Mortgage Loan before its Repurchase Price is paid to Buyer, Custodian shall send the Asset File to Seller or its designee after Buyer receives the Repurchase Price therefor.

18.       Buyer as Attorney‑in‑Fact

Buyer is hereby appointed the attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may, in good faith, deem necessary or advisable to accomplish the purposes hereof, including (i) receiving, endorsing and collecting all checks made payable to the order of Seller representing any Income on any of the Purchased Mortgage Loans and giving full discharge for the same, (ii) perfecting and continuing the Lien granted by this Agreement and (iii) protecting, preserving and realizing on the Mortgage Assets, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Buyer agrees to not exercise the power granted by this Section 18  unless an Event of Default has occurred and is continuing; provided that Buyer may (i) add and amend endorsements in Seller’s name of Mortgage Notes either in blank or to any Approved Takeout Investor or its designee, cancel endorsements and re-endorse Mortgage Notes in Seller’s name and (ii) take such actions as it deems in good faith to be necessary or appropriate to accomplish the purposes hereof, to perfect and continue the Lien granted hereby and to protect and preserve the Mortgage Assets, at any time before or after any Event of Default shall have occurred.

19.       Wire Instructions

(a)       Unless otherwise specified in this Agreement, any amounts to be transferred by Buyer to Seller hereunder shall be sent by wire transfer in immediately available funds to the account of Seller at:

Bank:	JPMorgan Chase Bank, N.A.
ABA No.:	021000021
Account Name:	PennyMac Loan Services Funding Account
Acct. No.:	918039033
Attn:	Vickie Chapple (817) 399-4849

(b)       Any amounts to be transferred by Seller to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer at:

Bank:	JPMorgan Chase Bank, N.A.
ABA No.:	021000021
Account Name:	Chase Mortgage Warehouse Finance - Clearing Account
Acct. No.:	771065349
Attn:	Vickie Chapple (817) 399-4849

(c)       Amounts received after 3:00 p.m. (Eastern time) on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.

20.       Entire Agreement; Severability

This Agreement, as supplemented by the Side Letter, supersedes any existing agreements between the Parties containing terms and conditions for repurchase transactions.  Each provision and agreement of this Agreement and the other Transaction Documents shall be treated as separate and independent from any other provision or agreement of this Agreement and the other

Transaction Documents and shall be enforceable notwithstanding the unenforceability of any of such other provisions or agreements.  Without limiting the generality of the foregoing, if any phrase or clause of any Transaction Document would render any provision or agreement of that (or any other) Transaction Document unenforceable, such phrase or clause shall be disregarded and deemed deleted, and such provision or agreement shall be enforced as fully as if the offending phrase or clause had never appeared.

21.       Assignments; Termination

(a)       The rights and obligations of Seller under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.

(b)       Buyer may assign all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets at any time without the consent of any Person, provided that any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller so long as an Event of Default or Default has not occurred and is not continuing.  Any such assignment shall be in a minimum amount of at least Five Million Dollars ($5,000,000) unless otherwise consented to by Seller; provided that Seller’s consent shall not be required if an Event of Default or Default has occurred and is continuing.  Resales of Purchased Mortgage Loans by Buyer (subject to (i) Seller’s right to repurchase the Purchased Mortgage Loans before termination of this Agreement or Buyer’s liquidation of the Purchased Mortgage Loans pursuant to Section 12 and (ii) Buyer’s obligation to deliver the same to Seller or its designee upon receipt of the Repurchase Price therefor) in accordance with applicable law, shall be permitted without restriction.  Buyer may sell participation interests in all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets to any Person at any time without the consent of any Person.  In addition to, and notwithstanding any provision to the contrary in, the foregoing, Buyer may assign its rights to enforce this Agreement as to any Mortgage Loan to any Person that subsequently purchases such Mortgage Loan from Buyer or provides financing to Buyer with respect to such Mortgage Loan.

(c)       In addition to the foregoing, Buyer may, at any time in its sole discretion, pledge or grant a Lien in all or any portion of its rights under this Agreement (including any rights to Mortgage Assets and any rights to payment of the Repurchase Price) to secure obligations to a Federal Reserve Bank or a Federal Home Loan Bank, without notice to or consent of Seller; provided that no such pledge or grant of a security interest would release Buyer from any of its obligations under this Agreement, or substitute any such pledgee or grantee for Buyer as a party to this Agreement.

(d)       Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the Parties and their respective successors and assigns.

(e)       Notwithstanding any of the foregoing provisions of this Section 21, Buyer shall not be precluded from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 12.

(f)       This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the date occurring on or after the Termination Date on which all Repurchase Prices and all other obligations of Seller under the Transaction Documents have been paid in full.

22.       Counterparts; Signatures

(a)       This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)       Delivery of an executed counterpart of a signature page of this Agreement or any other Transaction Document by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require Buyer to accept electronic signatures in any form or format without its prior written consent.

23.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a)       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)       SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  NOTHING IN THIS SECTION 23 SHALL AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.  EACH PARTY

CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN SECTION 15.

(c)       EACH OF SELLER AND BUYER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN SELLER AND BUYER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYER TO PROVIDE THE FACILITY PROVIDED FOR IN THIS AGREEMENT.

24.       No Waivers, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any Party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the Parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) will not constitute a waiver of any right to do so at a later date.

25.       Use of Employee Plan Assets

(a)       If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by Seller in a Transaction, Seller shall so notify Buyer before the Transaction.  Seller shall represent in writing to Buyer that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and Buyer may proceed in reliance thereon but shall not be required so to proceed.

(b)       Subject to the last sentence of Section 25(a), any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)       By entering into a Transaction pursuant to this Section 25, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as any such Transaction is outstanding.

26.       Intent

(a)       The Parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code.  Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.

(b)       It is understood that either Party’s right to accelerate or terminate this Agreement or to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder, or to exercise any other remedies pursuant to Section 12, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Sections 555 and 559 of the Bankruptcy Code.

(c)       The Parties agree and acknowledge that if a Party hereto is an “insured depository institution,” as such term is defined in the FDIA each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)       It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the Parties is not a “financial institution” as that term is defined in FDICIA).

(e)       It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that either Party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.

27.       Disclosure Relating to Certain Federal Protections

The Parties acknowledge that they have been advised that:

(a)       in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other Party with respect to any Transaction hereunder;

(b)       in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other Party with respect to any Transaction hereunder; and

(c)       in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder other than funds on deposit in an Account are not a deposit and therefore are not insured by either the FDIC or the National Credit Union Share Insurance Fund.

28.       Confidentiality

(a)       Confidential Terms.  The Parties hereby acknowledge and agree that all written or computer-readable information provided by one Party to any other regarding the terms set forth in any of the Transaction Documents or the Transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person without the prior written consent of such other Party except to the extent that (i) such Person is an Affiliate, Subsidiary, division, or parent holding company of a Party or a director, officer, employee or agent (including an accountant, legal counsel and other advisor) of a Party or such Affiliate, division or parent holding company, (ii) in such Party’s opinion it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in order to comply with any applicable federal or state laws or regulations, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) in the event of a Default or an Event of Default Buyer reasonably determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder, or (v) in Buyer’s opinion, it is necessary or appropriate to disclose it to Custodian, or in connection with an assignment or participation under Section 21 or in connection with any hedging transaction related to Purchased Mortgage Loans.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment, and the Parties may disclose information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the financing industry; provided that Seller may not disclose (except as provided in clauses (i) through (iii) of this Section 28(a)) the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, Facility Fee or other fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer.  Any Person required to maintain the confidentiality of Confidential Terms as provided in this Section 28(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Terms as such Person would accord to its own confidential information.  The provisions set forth in this Section 28(a) shall survive the termination of this Agreement for a period of one (1) year following such termination.

(b)       Privacy of Customer Information.

(i)       Seller’s Customer Information in the possession of Buyer, other than information independently obtained by Buyer and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of Seller.  Except in accordance with this Section 28(b), Buyer shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of Buyer’s employees, agents or contractors or any third party not affiliated with Buyer.  Buyer may use or disclose Seller’s Customer Information only to the extent necessary (1) for examination and audit of Buyer’s activities, books and records by Buyer’s regulatory authorities, (2) to protect or exercise Buyer’s rights and privileges or (3) to carry out Buyer’s express obligations under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors), and for no other purpose; provided that Buyer may also use and disclose Seller’s Customer Information as expressly permitted by Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements.  Buyer shall take commercially reasonable steps to ensure that each Person to which Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise Buyer’s rights and privileges, or to carry out Buyer’s express obligations, under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors).  Buyer agrees to maintain an information security program and to assess, manage and control risks relating to the security and confidentiality of Seller’s Customer Information pursuant to such program in the same manner as Buyer does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364.  Without limiting the scope of the foregoing sentence, Buyer shall use at least the same physical and other security measures to protect all of Seller’s Customer Information in its possession or control as it uses for its own customers’ confidential and proprietary information.

(ii)       Seller shall indemnify the Indemnified Parties against, and hold each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party relating to or arising out of Seller’s loss, improper disclosure or misuse of any Seller’s Customer Information.

29.       Setoff

Except to the extent specifically permitted herein (including as set forth in Section 14), Seller hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this Agreement), applicable law, in equity or otherwise with respect to any funds or monies of Buyer (or any disclosed principal for which Buyer is acting as agent) at any time held by or in the possession of Seller.

Seller agrees that, in addition to any and all other rights and remedies of Buyer hereunder and by law, upon the occurrence and during the continuance of any Default or Event of Default, Buyer may set off any funds or monies of Seller at any time held by or in the possession of Buyer in connection with this Agreement or any other Transaction Document or otherwise, against any amounts Seller owes to Buyer, or against any amounts Seller owes to any other Indemnified Party, pursuant to the terms of this Agreement or any other Transaction Document.  The foregoing provision shall not be applicable to escrow withholds or escrow payments for Property Charges held by or in the possession of Buyer in a deposit account or otherwise.

30.       WAIVER OF SPECIAL DAMAGES.

SELLER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SELLER MAY HAVE TO CLAIM OR RECOVER FROM BUYER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

31.       USA PATRIOT ACT NOTIFICATION.

The following notification is provided to Seller pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Seller:  When Seller opens an account, if Seller is an individual, Buyer will ask for Seller's name, taxpayer identification number, residential address, date of birth, and other information that will allow Buyer to identify Seller, and if Seller is not an individual, Buyer will ask for Seller's name, taxpayer identification number, business address, and other information that will allow Buyer to identify Seller.  Buyer may also ask, if Seller is an individual, to see Seller's driver’s license or other identifying documents, and if Seller is not an individual to see Seller's legal organizational documents or other identifying documents.

(The remainder of this page is intentionally blank; counterpart signature pages follow)

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lee Chung
Lee Chung
Authorized Officer

PennyMac Loan Services, LLC

By:	/s/ Pamela Marsh
Pamela Marsh
Managing Director, Treasurer

Signature Page to Master Repurchase Agreement between JPMorgan Chase Bank, N.A., as Buyer, and PennyMac Loan Services, LLC, as Seller

List of Exhibits and Schedules

Exhibit A	Form of Confirmation

Exhibit B-1	Residential Mortgage Loans Representations and Warranties

Exhibit B-2	Freddie Mac Small Balance Loans Representations and Warranties

Exhibit C	Form of Compliance Certificate

Exhibit D	Conditions Precedent Documents

Exhibit E	Required Opinions of Counsel

Exhibit F	Subsidiary Information

Exhibit G	Form of Subservicer Letter

Exhibit H	Existing Debt

Exhibit I	Seller Names from Tax Returns

Schedule I	Approved Takeout Investors

Schedule II	Seller’s Authorized Signers

Schedule III	CLTV/FICO Score Criteria

Schedule IV	Approved Correspondents

(i)

EXHIBIT A

FORM OF CONFIRMATION

TO:	PennyMac Loan Services, LLC
FROM:	JPMorgan Chase Bank, N.A.
RE:	Confirmation under Master Repurchase Agreement (the “Agreement”) between JPMorgan Chase Bank, N.A. and PennyMac Loan Services, LLC

JPMorgan Chase Bank, N.A. (“Buyer”) is pleased to confirm your sale and its purchase of the Mortgage Loans described below and listed on the attached Asset Schedule pursuant to the Agreement under the following terms and conditions:

ORIGINAL PRINCIPAL AMOUNTS OF MORTGAGE LOANS:	As set forth on the attached Asset Schedule
CURRENT PRINCIPAL AMOUNTS OF MORTGAGE LOANS:	As set forth on the attached Asset Schedule
PURCHASE DATE:	The date specified as the Purchase Date in the Transaction request related to this Confirmation
REPURCHASE DATE:	45 days after the Purchase Date or such other number of days after the Purchase Date as is specified in the Agreement for the applicable Mortgage Loan type
PURCHASE PRICE:	The applicable Purchase Price as is specified in the Side Letter for the applicable Mortgage Loan type
PRICING RATE:	The applicable per annum percentage rate set forth in the Side Letter for the applicable Mortgage Loan type
PRICE DIFFERENTIAL (TO BE PAID ON EACH APPLICABLE REMITTANCE DATE):

For each whole or partial calendar month during which the Transaction is outstanding, the sum of the following amount for each day during that whole or partial month):  the weighted average of the applicable Pricing Rates for such day multiplied by the Aggregate Purchase Price outstanding on that day divided by 360.  The Price Differential for the Transaction shall accrue during the period commencing on (and including) the day when the Purchase Price is transferred into the Funding Account (or otherwise paid to or for the account of Seller) for the Transaction and ending on (but excluding) the day the Repurchase Price is paid.

Exhibit A, Page 1

The Agreement is incorporated by reference into this Confirmation and made a part hereof as if it were fully set forth herein.  All capitalized terms defined in the Agreement and not defined differently in this Confirmation have the same meanings here as there.

Exhibit A, Page 2

EXHIBIT B

RESIDENTIAL MORTGAGE LOANS
REPRESENTATIONS AND WARRANTIES

With respect to each Mortgage Loan, (i) as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder, and (ii) at all times while the Transaction Documents or any Transaction hereunder is in force and effect, Seller represents and warrants to Buyer that each of the statements set forth as lettered items of this Exhibit B-1 is true and correct.  For purposes of this Exhibit B-1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan.  With respect to each Loan Level Representation that is made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such Loan Level Representation is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of that Loan Level Representation.

(a)       Mortgage Loans as Described.  The information set forth in the related Asset Schedule is complete, true and correct.

(b)       Valid First Lien.  The Mortgage is properly recorded (or, as to newly-Originated Mortgage Loans, is in the process of being recorded) and is a valid, existing and enforceable first Lien with respect to each Mortgage Loan that is indicated by Seller to be a first Lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, and Liens having priority over the Lien of the Mortgage, subject only to (i) the Lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to Seller and that do not adversely affect the purchase by, or the purchase price to be paid by, the Approved Takeout Investor, and (iii) other matters to which like properties are commonly subject that do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest securing the related Mortgage Loan on the property described therein and Seller has full right to sell and assign the related Mortgage Assets to Buyer.

(c)       Validity of Mortgage Documents.  With respect to each Mortgage Loan, Seller or its designee has in its possession all Servicing Files except for those Servicing Files that Seller has disclosed to Buyer are outstanding.  The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the Mortgagor thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether

Exhibit B, Page 1

enforcement is sought in a proceeding in equity or at law, and Seller has taken all action necessary to transfer such rights of enforceability to Buyer.  Neither the operation of any of the terms of any Mortgage or Mortgage Note, nor the exercise by any holder of any right thereunder, will render the Mortgage or Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. All items required to be delivered pursuant to this Agreement shall be delivered to Buyer, within the time frames set forth in this Agreement, and if a document is delivered in imaged format, such images must be of sufficient quality to be readable and able to be copied.  There is only one original executed Mortgage Note with respect to such Mortgage Loan.

(d)       Customary Provisions.  The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property.  There is no homestead or other exemption or right available to the Mortgagor or any other person that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.  The Mortgage Note and Mortgage are on forms that are conforming to the Agency Guidelines and the Takeout Commitment, as applicable.

(e)       Original Terms Unmodified.  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments that (a) have been recorded in the applicable public recording office if required by law or if necessary to maintain the lien priority of the Mortgage and (b) have been delivered to Buyer; the substance of any such waiver, alteration or modification has been approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the related policy provided by Seller and is reflected appropriately on any and all documentation or data and is true and accurate in all respects.  No other instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the private mortgage insurance policy, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is a part of the Asset File. As of the Purchase Date, the full original principal amount of each Mortgage Loan has been fully disbursed as provided for in the Mortgage Loan Documents, and there is no requirement for any future advances.

(f)       No Defenses.  The Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto;

Exhibit B, Page 2

and neither the Mortgagor nor the Mortgaged Property is as of the Purchase Date or was as of the Origination Date, subject to an Act of Insolvency.

(g)       No Outstanding Charges.  There are no defaults by Seller or any Subservicer in complying with the terms of the Mortgage, and (1) all taxes, ground rents, special assessments, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges that previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item that remains unpaid and that has been assessed but is not yet due and payable before any “economic loss” dates or discount dates (or if payments were made after any “economic loss” date or discount date, then Seller has paid any penalty or reimbursed any discount out of Seller’s funds) and (2) all flood and hazard insurance premiums and private mortgage insurance premiums that are due, have been paid without loss or penalty to the Mortgagor.  As of the Purchase Date, no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under a Mortgage Loan has occurred, including a violation of applicable law, local ordinances or city codes resulting from a deterioration or defect existing in any Mortgaged Property, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.  Seller has received no notice of, and has no knowledge of, any event, including the bankruptcy filing or death of a Mortgagor, that may or could give rise to a Mortgagor default under the Mortgage Note or Mortgage.  None of Seller or any Subservicer has advanced funds, or induced, solicited or knowingly received any advance from any Person other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan, unless otherwise permitted in the Takeout Commitment.

(h)       No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the Lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release.  Neither Seller nor any Subservicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, and neither Seller nor any Subservicer has waived any default.

(i)       No Default.  There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither Seller nor any Subservicer has waived any default, breach, violation or event permitting acceleration.  With respect to each Mortgage Loan (i) the first Lien securing the Mortgage Loan is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such first Lien Mortgage or the related Mortgage Note, and (iii) no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder.

(j)       Full Disbursement of Proceeds.  The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees, and expenses incurred in

Exhibit B, Page 3

making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage with exception to escrow holdbacks.

(k)       No Mechanics’ Liens.  There are no mechanics’ or similar Liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such a Lien) affecting the related Mortgaged Property that are or may be Liens prior to, or equal or coordinate with, the Lien of the related Mortgage.

(l)       No Additional Collateral.  The Mortgage Note is not and has not been secured by any collateral except the Lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement.

(m)     Origination; Payment Terms.  The Mortgage Loan was originated by Seller or, if a Correspondent Loan, an Approved Correspondent, which is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution that is supervised and examined by a federal or state authority or duly licensed by state licensing authority, if applicable.  Seller and all other parties that have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and either (1) organized under the laws of such state, (2) qualified to do business in such state, (3) federal savings and loan associations or national banks having principal offices in such state or (4) not doing business in such state.  Principal payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed.  The Mortgage Loan requires interest payable in arrears on the first day of the month.  Each Mortgage Note requires a monthly payment that is sufficient (i) during the period before the first adjustment to the Mortgage interest rate, to amortize the original principal balance fully over the original term thereof (unless otherwise provided in the applicable Agency Guidelines) and to pay interest at the related Mortgage interest rate, and (ii) during the period following each interest rate adjustment date in the case of each adjustable rate Mortgage Loan, to amortize the outstanding principal balance fully as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage interest rate.  The Mortgage Note does not permit negative amortization.  Interest on the Mortgage Note is calculated on the basis of a 360 day year consisting of twelve 30-day months.  The Mortgage Loan is not a simple interest Mortgage Loan (meaning a Mortgage Loan on which interest is calculated daily).  The Mortgage Loan does not require a balloon payment upon the maturity thereof. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(n)       Ownership.  Immediately before Buyer’s payment of the Purchase Price, Seller was the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note.  The Mortgage Loan, including the Mortgage Note and the Mortgage, were not assigned or pledged by Seller and Seller had good and marketable title thereto, and Seller had full right to transfer and sell the Mortgage Loan to Buyer free and clear of any Lien, participation interest, equity, pledge or claim and had full right and authority subject to no interest or participation in, or agreement with any other Person to sell or otherwise transfer the Mortgage Loan.  Following the

Exhibit B, Page 4

sale of the Mortgage Loan, Buyer will own such Mortgage Loan and the other Mortgage Assets free and clear of any Lien and shall have a valid and perfected first priority security interest in such Mortgage Loan and the other Mortgage Assets then existing and thereafter arising in each case free and clear of any Lien.  After the related Purchase Date, Seller will not have any right to modify or alter the terms of the sale of the Mortgage Loan to Buyer and Seller will not have any obligation or right to repurchase the Mortgage Loan, except as provided in this Agreement or as otherwise agreed to by Seller and Buyer.  Seller has full right to sell, assign and transfer the Mortgage Loan without the consent of the related Mortgagor or any other Person.

(o)       Transfer of Mortgage Loan.  The Mortgage Loan is a MERS Designated Mortgage Loan.  The original Mortgage was recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the Lien thereof as against creditors of Seller, or is in the process of being recorded.  Seller has designated Buyer as the “Interim Funder” on the MERS® System with respect to such Mortgage Loan (or is in the process of designating Buyer and such designation shall be completed within five (5) Business Days after the Purchase Date) and unless otherwise authorized by Buyer, no Person is listed as interim funder on the MERS® System with respect to such Mortgage Loan.

(p)       Hazard Insurance; Flood Insurance.  All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer generally acceptable under the Takeout Commitment and to prudent mortgage lending institutions against loss by fire, hazards of extended coverage and such other hazards as are required in the Takeout Commitment pursuant to an insurance policy conforming to the requirements of Takeout Commitment and providing coverage in an amount equal to the lesser of (i) the full insurable value of the Mortgaged Property or (ii) the outstanding principal balance owing on the Mortgage Loan.  All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums thereon have been paid.  Before the Origination closing of the Mortgage Loan, Seller determined whether the Mortgaged Property is or will be located in a Special Flood Hazard Area using the Standard Flood Hazard Determination Form developed by the U.S. Department of Homeland Security Federal Emergency Management Agency and has properly recorded the basis for such determination on such form.  If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the Flood Laws is in effect which policy conforms to the requirements of the Takeout Commitment.  The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor.  Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Agreement.  Seller has not engaged in, and has no knowledge of the Mortgagor, any Subservicer or any prior servicer having engaged in, any act or omission that would impair the coverage of any such policy,

Exhibit B, Page 5

the benefits of the endorsement provided for herein, or the validity and binding effect of either, including no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

(q)       Title Insurance.  The Mortgage Loan is covered by an ALTA, CLTA or TLTA lender’s title insurance policy, acceptable to the applicable Agency or as mandated by applicable state law, if any, issued by a title insurer acceptable to the applicable Agency or qualified as required under applicable state law and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns the first priority of the lien of the Mortgage in the original principal amount of the Mortgage Loan and, if such Mortgage Loan is an adjustable rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage interest rate or monthly payment.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.  The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading.  Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of Buyer and its assigns without any further act.  No claims have been made under such lender’s title insurance policy, and Seller has not done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy.

(r)       Escrow Letter.  There is, with respect to such Mortgage Loan, a valid and enforceable escrow letter duly executed by the Settlement Agent.

(s)       Private Mortgage Insurance Policy.  In the event that a private mortgage insurance policy is required by Buyer, the Mortgage Loan has a valid and transferable private mortgage insurance policy.  Unless the private mortgage insurance policy for a Mortgage Loan was cancelled at the request of the Mortgagor or automatically terminated, in either case in accordance with applicable law, all premiums have been paid and all provisions of such private mortgage insurance policy have been and are being complied with.  With respect to a purchase money Mortgage Loan, both the original appraised value and the purchase price are accurately depicted as such on Seller’s (or, as applicable, Subservicer’s) servicing system. Where a Mortgage Loan was closed as a streamlined refinance and a new appraisal was not required, the prior appraised value that was relied on in making the credit decision for the Mortgage Loan is accurately depicted on Seller’s (or, as applicable, Subservicer’s) servicing system.  The Mortgage interest rate for the Mortgage Loan is net of any private mortgage insurance policy premium.

(t)       Optional Insurance. No single payment credit life insurance or other optional insurance product that has been considered “predatory” by Fannie Mae or Freddie Mac has been obtained in connection with such Mortgage Loan.  If such Mortgage Loan involved  any type of optional insurance, such insurance was properly serviced including by use of the proper application

Exhibit B, Page 6

and collection of premiums, the maintenance of complete and accurate records, processing and payment of claims and the handling of correspondence.  The Mortgage Loan does not involve an optional insurance product that was or is being provided free of charge to the Mortgagor.

(u)       Insurance.  All policies of required insurance, of whatever type, remain in full force and effect.  Seller has not engaged in, and has no knowledge of the Mortgagors having engaged in, any act or omission that would impair the coverage validity or binding effect of any such policies. No action, inaction, or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage.  In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any Subservicer or any designee of Seller or any Subservicer or any corporation in which Seller, any Subservicer or any officer, director, or employee of Seller or any Subservicer had a financial interest at the time of placement of such insurance.

(v)       Mortgaged Property Undamaged; No Condemnation Proceedings.  As of the related Purchase Date, there are no uninsured casualty losses or casualty losses where coinsurance has been, or Seller has reason to believe will be, claimed by the insurance company or where the loss, exclusive of contents, is, or will be, greater than the recovery (less actual costs and expenses incurred in connection with such recovery) from the insurance carrier.  No casualty insurance proceeds have been used to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property, except as allowed pursuant to applicable law and the Mortgage Loan documents.  All damage with respect to which casualty insurance proceeds have been received by or through Seller has been properly repaired or is in the process of being repaired using such proceeds.  There is no damage to the Mortgaged Property from waste, fire, windstorm, flood, tornado, earthquake or earth movement, hazardous or toxic substances, other casualty, or any other property related circumstances or conditions that would adversely affect the value or marketability of any Mortgage Loan or Mortgaged Property, and adequate insurance is in place to cover all such events.  There is no proceeding pending or, to the best of Seller’s knowledge, threatened for the partial or total condemnation of the Mortgaged Property that would adversely affect the Mortgage Loan.

(w)       Location of Improvements; No Encroachments.  All improvements subject to the Mortgage that were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those that are insured against by the title insurance policy referred to in section (q) above and all improvements on the Mortgaged Property comply with all applicable zoning and subdivision laws and ordinances.

(x)       Appraisal.  The Servicing File contains an appraisal or an underwriting property valuation using an automated valuation model of the related Mortgaged Property, or an Appraised Value Alternative, in each case, in a form acceptable to the applicable Agency or Approved Takeout Investor and Buyer and consistent with the applicable Agency Guidelines, and in the case of an appraisal, made and signed, before the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the

Exhibit B, Page 7

Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of the applicable Agency. Each appraisal of the Mortgage Loan was made in conformity with the Uniform Standards of Professional Appraisal Practice and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (12 U.S.C. 3331 et seq.) and the regulations promulgated thereunder, and if such Mortgage Loan is a “higher priced mortgage loan” as defined in 12 CFR § 1026.35(a)(1), the requirements of 12 CFR § 1026.35(c)(3) and (4), including their requirements, if applicable, for a second appraisal for higher priced mortgage loans to finance a consumer’s acquisition of his or her principal dwelling that was acquired by its seller within 90 or 180 days before consummation of such mortgage loan, for more than 110% or 120%, respectively, of the seller’s acquisition price), all as in effect on the Date of Origination of the Mortgage Loan.

(y)       Construction Defects.  Any home or other improvement included within the Mortgaged Property was constructed in a workmanlike manner, and was accepted by the original homeowner or Mortgagor in good and habitable condition and working order, and conforms with all warranties, express or implied, representations, legal obligations, and local, state and federal requirements and codes concerning the condition, construction, and placement of the home or improvement.

(z)       Occupancy of the Mortgaged Property.  The Mortgaged Property is lawfully occupied under applicable law.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.

(aa)     Type of Mortgaged Property.  The Mortgaged Property is located in the United States and consists of a single parcel of real property with a detached single family residence erected thereon, a townhouse or a two to four family dwelling, or an individual condominium unit, or an individual unit in a planned unit development or a de minimis planned unit development, or a Co-op Unit in a Co-op Project; provided that any condominium project or planned unit development generally conforms to the applicable Agency Guidelines regarding such dwellings.  As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided that Mortgaged Properties that contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.  If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is acceptable to Buyer.  The Mortgaged Property is not a Manufactured Home or a mobile home.

(bb)     Environmental Matters.  There is no pending action or proceeding directly involving any Mortgaged Property of which Seller is aware in which compliance with any environmental law, rule or regulation is an issue and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and

Exhibit B, Page 8

enjoyment of said property.  The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

(cc)     Unacceptable Investment.  Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or the marketability of the Mortgage.

(dd)     Servicemembers Civil Relief Act.  The Mortgagor has not notified Seller or any Subservicer, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended, or other similar state or federal law.

(ee)     No Fraud.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of Seller, any Subservicer or any other Person involved in taking applications for, offering, arranging, assisting a consumer in obtaining, making, underwriting or closing the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan, including the Mortgagor, any builder or developer or any appraiser.  The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading.  Seller has reviewed all of the documents constituting the Asset File and the Loan Eligibility File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

(ff)     Delinquency.  All payments required to be made before the related Purchase Date for such Mortgage Loan under the terms of the Mortgage Note have been made, the Mortgage Loan has not been dishonored or declared to be in default and no payment has ever been more than thirty (30) days past due.

(gg)     Compliance with Applicable Laws.  Any and all requirements of any applicable federal, state or local law or regulation including usury, truth in lending, ability to repay, real estate settlement procedures, consumer credit protection, consumer privacy, fair credit billing, fair credit reporting, fair debt collection practices, flood insurance, predatory and abusive lending laws and regulations, equal credit opportunity, fair housing and home mortgage disclosure laws and regulations or unfair, deceptive and abusive practices laws applicable to the origination and servicing of the Mortgage Loan including any provisions relating to prepayment penalties, have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations.  Seller or, if a Correspondent Loan, the Approved Correspondent, maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at Seller’s office during normal business hours upon reasonable advance notice.  Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including all applicable predatory and abusive lending laws.

Exhibit B, Page 9

(hh)     Disclosure and Rescission Materials.  The Mortgagor has received all disclosure materials required by applicable law with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law and has acknowledged receipt of such materials to the extent required by applicable law and such documents will remain in the Asset File or the Servicing File, as applicable.

(ii)     Texas Refinance Loans.  Each Mortgage Loan originated in the State of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code.  With respect to each Texas Refinance Loan that is a cash out refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a prepayment penalty.  Neither Seller nor, if a Correspondent Loan, the Approved Correspondent, collects any such prepayment penalties in connection with any such Texas Refinance Loan.

(jj)     Anti-Money Laundering Laws.  Seller and each Approved Correspondent and their respective agents have at all times complied with all applicable Anti-Money Laundering Laws, in respect of the origination and servicing of each Mortgage Loan; Seller and each Approved Correspondent have established an anti-money laundering compliance program as and to the extent required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination and servicing of each Mortgage Loan for purposes of the Anti-Money Laundering Laws to the extent applicable to Seller or such Approved Correspondent, and, to the extent required by applicable law, maintains, and will maintain, either directly or through third parties, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(kk)     Predatory Lending Regulations.  The Mortgage Loan is not classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) or (b) a “high cost”, “threshold”, “covered” or “predatory” loan under any other applicable state, federal or local law.  The Mortgage Loan does not have an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. § 226.32(a)(1)(i). No predatory or deceptive lending practices, including the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit that has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan. No term or condition of, and no practice used in connection with the Origination of, such Mortgage Loan has been categorized as an “unfair” or “deceptive” term, condition or practice under any applicable federal, state or local law (or regulation promulgated thereunder) and the Mortgage Loan does not have any terms that expose Buyer to regulatory action or enforcement proceedings, penalties or other sanctions.

(ll)     State Laws.  No Mortgage Loan is a “High-Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003); no Mortgage

Exhibit B, Page 10

Loan is a “High-Cost Home Loan” as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.); no Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. §§ 58-21A-1 et seq.); no Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.); no Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C); no Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9); no Mortgage Loan that was originated on or after October 1, 2002 and on or before March 7, 2003 is secured by property located in the State of Georgia; no Mortgage Loan that was originated after March 7, 2003 is a “high cost home loan” as defined under the Georgia Fair Lending Act, as amended; no Mortgage Loan is a  “high cost home loan,” as defined in Section 6 L of the New York State Banking Law; and no Mortgage Loan is a “covered loan” as contemplated in the California Predatory Lending Act set forth in California Finance Code Sections 4970 to 4979.8.

(mm)    Arbitration.  The Mortgagor is not subject to mandatory arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

(nn)     Higher Cost Products.  The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator that is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account such facts as the Mortgage Loan’s requirements and the Mortgagor’s credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator.  If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration.  For a Mortgagor who seeks financing through a Mortgage Loan originator’s higher-priced nonprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator’s standard mortgage line if the Mortgagor was able to qualify for one of the standard products.

(oo)     Underwriting Methodology.  With respect to delegated underwritten loans, the methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such extension of credit.  The methodology employed objective criteria such as the Mortgagor’s income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan’s originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan.

(pp)     Points and Fees.  No Mortgagor was charged “points and fees” as defined in 12 CFR § 1026.32(b)(1), whether or not financed, in an amount greater than (i) three percent (3%) of the total loan amount — or, for Mortgage Loans of less than $100,000 (indexed for inflation), such different amount as is specified in 12 CFR § 1026.43(e)(3) — of any Mortgage Loan that is an

Exhibit B, Page 11

“ATR Covered Loan” (i.e., a Mortgage Loan that is subject to the Truth in Lending Act of 1968, as amended, and is not exempt from the ability to repay requirements of Regulation Z (12 CFR § 1026.43(a) or (d)), or (ii) five percent (5%) of the principal amount of any Mortgage Loan that is an “ATR Exempt Loan” (i.e., a Mortgage Loan that is either not subject to the Truth in Lending Act of 1968, as amended, or is exempt from such ability to repay requirements in Regulation Z).  All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation.

(qq)     Prepayment Penalties.  With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment before maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan’s originator had a written policy of offering the Mortgagor the option of obtaining a mortgage loan that did not require payment of such a penalty, (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law, and (v) notwithstanding any state or federal law to the contrary, neither Seller nor any Subservicer shall impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the Mortgagor’s default in making the loan payments.

(rr)     Single Premium Credit Insurance Policies.  The Mortgagor was not required to purchase, and no proceeds of the Mortgage Loan were paid towards the purchase of, a single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement in connection with the origination of the Mortgage Loan or as a condition to the extension of credit.  No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.

(ss)     Origination Practices; Servicing.  The origination practices used by Seller or, if a Correspondent Loan, the Approved Correspondent, and the collection and servicing practices used by Seller and any Subservicer with respect to each Mortgage Loan have been in all respects legal and customary in the mortgage origination and servicing industry and the collection and servicing practices used by Seller and any Subservicer have been consistent with customary servicing procedures.  The Mortgage Loan satisfies, and has been originated and underwritten in accordance with, all applicable requirements of Seller’s underwriting guidelines.  Seller has serviced the Mortgage Loan at all times since its origination.

(tt)     Escrow Payments.  With respect to escrow deposits and payments that Seller is entitled to collect, all such payments are in the possession of, or under the control of Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage.  As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every

Exhibit B, Page 12

escrowed item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

(uu)     Interest on Escrows.  As of the related Purchase Date, Seller, or if a Correspondent Loan, the Approved Correspondent, has credited to the account of the related Mortgagor under the Mortgage Loan all interest required to be paid by applicable law or by the terms of the related Mortgage Note on any escrow account.  Evidence of such credit shall be provided to Buyer upon request.

(vv)     Escrow Analysis.  Seller or, if a Correspondent Loan, the Approved Correspondent, has properly conducted an escrow analysis for each escrowed Mortgage Loan in accordance with applicable law.  All books and records with respect to each Mortgage Loan comply with applicable law and regulations, and have been adjusted to reflect the results of the escrow analyses.  Except as allowed by applicable law, no inflation factor was used in the escrow analysis. Seller or, if a Correspondent Loan, the Approved Correspondent, has delivered notification to the Mortgagor(s) under each Mortgage Loan of all adjustments resulting from such escrow analyses.

(ww)    Escrow Holdbacks.  The Mortgage Loan is not subject to outstanding escrow holdbacks except those specifically identified by Seller as defined in the Takeout Commitment.

(xx)     Credit Reporting.  To the extent, if any, that Seller or, if a Correspondent Loan, the Approved Correspondent, is required to do so by the Fair Credit Reporting Act and its implementing regulations, Seller or such Approved Correspondent, as applicable, has caused to be fully furnished, in accordance with such Act and regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor loan files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; any breach of this representation shall be deemed to materially and adversely affect the value of the Mortgage Loan and shall require a repurchase of the affected Mortgage Loan.  Seller or, if a Correspondent Loan, the Approved Correspondent, has promptly corrected any discrepancies regarding consumer addresses of which Seller or such Approved Correspondent, as applicable, has received notice.

(yy)     Interest Rate Adjustments.  If applicable, with respect to each adjustable rate Mortgage Loan, all interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note.  Any interest required to be paid pursuant to state and local law has been properly paid and credited.  The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans.

(zz)     Regarding the Mortgagor.  The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Agency Guidelines for such trusts.  The Mortgagor is not a Guarantor, an owner, officer, director or agent of Seller or any Guarantor, or an Affiliate of Seller or any Guarantor.  The Mortgagor is not an employee of Seller or any Guarantor, or a relative of an employee of Seller unless (i) the Mortgage Loan was made in compliance with generally applied standards and requirements of Seller’s “employee” or “friends and family” mortgage loan programs under which loans are available to all of Seller’s eligible employees and (ii) such Mortgage Loan is otherwise

Exhibit B, Page 13

an Eligible Mortgage Loans.  The Mortgagor is not a government or a governmental subdivision or agency.  The Mortgagor occupies the Mortgaged Property unless the Mortgaged Property secures an Investor Loan.

(aaa)   Fannie Mae Takeout Guidelines Announcement 95-19.  As applicable, Seller will transmit full file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Announcement 95-19 and that for each Mortgage Loan, Seller agrees it shall report one of the following statuses each month as follows:  new origination, current, delinquent (30 or more days), foreclosed, or charged-off.

(bbb)   Tax Identification/Back Up Withholding.  All tax identifications for individual Mortgagors, have been certified as required by law.  Seller has complied with all IRS requirements regarding the obtainment and solicitation of taxpayer identification numbers and the taxpayer identification numbers provided to Buyer as reflected on the system are correct. To the extent a Mortgage Loan is on back up withholding, Seller has substantiated both the initial reason for the back up withholding and the amount of such back up withholding and the reason for such back up withholding in the amount currently withheld still exists.

(ccc)   IRS Forms.  All IRS forms, including Forms 1099, 1098, 1041 and K-1, as appropriate, that are required to be filed with respect to activity occurring on or before the year in which the Purchase Date occurs and have been filed or will be filed in accordance with applicable law.

(ddd)   Electronic Drafting of Payments.  If Seller or a Subservicer drafts monthly payments electronically from the Mortgagor’s bank account, such drafting occurs in compliance with applicable federal, state, and local laws and regulations; and the applicable agreement with the Mortgagor; and such applicable agreement with the Mortgagor both legally and contractually can be fully assigned to Buyer pursuant to the assignment provisions contained therein, and will be fully assigned to Buyer pursuant to this Agreement.

(eee)   Third Party Originators and TPO Loans.  The Mortgage Loan is not a TPO Loan, nor was it originated by a Third Party Originator.

(fff)    U.S. Loan; Mortgagor.  The Mortgage Loan is denominated and payable only in United States dollars within the United States and the related Mortgagor is a United States citizen or resident alien or, only if the Mortgagor is a trustee as described in item (zz) in this Exhibit B that is not a natural person, Mortgagor is a corporation or other legal entity organized under the laws of the United States or any state thereof or the District of Columbia.

(ggg)   Representations and Warranties to Approved Takeout Investor.  Any representations or warranties made by Seller to the Approved Takeout Investor upon final sale of the Mortgage Loan are hereby incorporated into this Agreement, and Seller is deemed to make the same representations and warranties to Buyer, as if such representations and warranties were fully set forth herein.

(hhh)   Takeout Commitment or Hedging Arrangement.  The Mortgage Loan is subject to (a) a legally valid and binding Takeout Commitment and satisfies all of the requirements related

Exhibit B, Page 14

to such Takeout Commitment or (b) a legally valid and binding Hedging Arrangement and satisfies all of the requirements related to such Hedging Arrangement.

(iii)      Agency Guidelines.  The Mortgage Loan satisfies, and has been originated in accordance with, all applicable requirements of the applicable Agency Guidelines;

(jjj)      Whole Loan.  The Mortgage Loan is a whole loan and not a participation interest.

(kkk)   UCC Characterization.  The Mortgage Loan is an “account”, “chattel paper”, “promissory note” or “payment intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(lll)      Bankruptcy Code Characterization.  The Mortgage Loan is a “mortgage loan” within the meaning of the Bankruptcy Code.

(mmm) No Previous Financing.  The Mortgage Loan has not been previously financed by any other Person.

(nnn)   Ineligible Loan Types.  The Mortgage Loan is not (i) a negative amortization loan, (ii) a second lien loan, (iii) a home equity line of credit or similar loan, (iv) a reverse mortgage, (v) a subprime Mortgage Loan or alt-A Mortgage Loan or (vi) considered an “Expanded Approval” loan or a similar loan such as is described in the applicable Agency’s eligibility certification.

(ooo)   No Equity Participation.  No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ppp)   Condominiums/ Planned Unit Developments.  If the Mortgage Loan is a condominium loan, the related residential dwelling is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) and such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac including Fannie Mae eligibility requirements for sale to Fannie Mae or is located in a condominium or planned unit development project that has received Fannie Mae project approval and the representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been made and remain true and correct in all respects.

(qqq)   Downpayment.  The source of the down payment with respect to such Mortgage Loan has been fully verified by Seller or, if a Correspondent Loan, the Approved Correspondent.

(rrr)     Due on Sale.  The related Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

Exhibit B, Page 15

(sss)     Flood Certification Contract. Seller or, if a Correspondent Loan, the Approved Correspondent, has obtained a life of loan, transferable flood certification contract for such Mortgage Loan and such contract is assignable without penalty, premium or cost to Buyer.

(ttt)      No Construction Loans.  The Mortgage Loan was not made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade‑in or exchange of a Mortgaged Property.

Exhibit B, Page 16

EXHIBIT B-2

FREDDIE MAC SMALL BALANCE LOANS
REPRESENTATIONS AND WARRANTIES

For purposes of the representations and warranties in this Exhibit B-2, the phrase “to the knowledge of Seller”, “to Seller’s knowledge”, “to the best of Seller’s knowledge” or other knowledge qualifier will mean, except where otherwise expressly set forth below, the actual state of knowledge of Seller or any servicer acting on its behalf regarding the matters referred to, after Seller’s having conducted such inquiry and due diligence into such matters as required by Freddie Mac’s underwriting standards set forth in the applicable Agency Guidelines.  Capitalized terms used but not defined in this Exhibit B-2 will have the meanings respectively set forth in the applicable Agency Guidelines.  For purposes of this Exhibit B-2 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Freddie Mac Small Balance Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan.  With respect to each Loan Level Representation that is made in this Exhibit B-2 to Seller’s knowledge, to the best of Seller’s knowledge or with another knowledge qualifier, if it is discovered by Seller or Buyer that the substance of such Loan Level Representation is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of that Loan Level Representation.

Seller represents and warrants with respect to each Freddie Mac Small Balance Loan, subject to the exceptions set forth in Schedule 1 to the applicable Takeout Commitment, that as of its Purchase Date and as of the Freddie Mac Funding Date, the following representations and warranties are true and correct in all material respects:

(a)       Crossed Loan.  Except with respect to any subordinate mortgage identified in Paragraph 2, the Loan is not cross-collateralized or cross-defaulted with any other mortgage loan (a “Crossed Loan”) not being transferred to Freddie Mac.

(b)       Subordinate Loan. There are no subordinate loans encumbering the Property and Seller has no knowledge of any mezzanine debt related to the Property.

(c)       Licenses, Permits and Authorization.

(i)       As of the Origination Date, to Seller’s knowledge, based on Borrower’s representations and warranties in the Loan Documents, Borrower, commercial lessee and/or operator of the Property were in possession of all material licenses, permits, and authorizations required for use of the Property as it was then operated.

(ii)       Seller has not modified the provisions of the Loan Documents in which Borrower covenants that it will remain in material compliance with all material licenses, permits and other legal requirements necessary and required to conduct its business.

Exhibit B-2, Page 1

(d)       Condition of Property. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable loans, one of the following is applicable:

(i)       the Property is free of any material damage that would materially and adversely affect the use or value of the Property as security for the Loan (other than normal wear and tear), or

(ii)       to the extent a prudent multifamily mortgage lender would so require, Seller has required a reserve, letter of credit, guaranty, insurance coverage or other mitigant with respect to the condition of the Property.

(e)       Ground Leases.  The Loan is not secured in whole or in part by Borrower’s interest as lessee under a ground lease of the Property without also being secured by the fee interest in the Property.

(f)       Valid Lien.

(i)       (1) Seller has not modified the Loan Documents in any manner that would negate or impair the validity or enforceability of the Mortgage or the creation of a valid and enforceable lien on the Property, subject to Permitted Encumbrances (defined below) and except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (2) Seller has no actual knowledge of any provision in the Loan Documents that would negate or impair the validity or enforceability of the Mortgage or the creation of a valid and enforceable lien on the Property, subject to Permitted Encumbrances and except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)       If the Loan is a Crossed Loan, the Mortgage encumbering the Property also secures one or more other Crossed Loans.

(iii)       Based on the Title Policy (defined below), the Property is free and clear of any mechanics’ and materialmen’s liens which are prior to or equal with the lien of the Mortgage, except those which are bonded over or for which an escrow has been established.

(iv)       A UCC financing statement has been filed and/or recorded (or sent for filing or recording) (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places (if any) necessary at the time of origination of the Loan to perfect a valid security interest in the personal property owned by Borrower and reasonably necessary to operate the Property in its current use other than for any of the following:

(A)       (non-material personal property,

(B)       personal property subject to purchase money security interests, and

Exhibit B-2, Page 2

(C)       personal property that is leased equipment, to the extent a security interest may be created by filing or recording.

Notwithstanding the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(v)       Any security agreement or equivalent document related to and delivered in connection with the Loan establishes and creates a valid and enforceable lien on the physical personal property of Borrower reasonably necessary to the operation of the Property (other than on healthcare licenses or on payments to be made under Medicare, Medicaid or similar federal, state or local third party payor programs that are not assignable without governmental approval), subject to Permitted Encumbrances and except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(g)       Title Insurance.

(i)       The Property is covered by an ALTA lender’s title insurance policy (or its equivalent as set forth in the applicable jurisdiction) that evidences such title insurance policy (“Title Policy”), in the original principal amount of the Loan (or, in the case of a Crossed Loan, the allocated loan amount of the portions of the Property that are covered by the Title Policy).

(ii)       The Title Policy insures that the Mortgage is a valid first priority lien on the Property, subject only to Permitted Encumbrances.

(iii)       The Title Policy is in full force and effect and all premiums have been paid.

(iv)       No material claims have been made or paid under the Title Policy.

(v)        Seller has not done, by act or omission, anything that would materially impair or diminish the coverage under the Title Policy, and has no knowledge of any such action or omission.

(vi)       Immediately following the transfer and assignment of the Loan to Freddie Mac, the Title Policy will inure to the benefit of Freddie Mac without the consent of or notice to the insurer of the Title Policy.

(vii)       Seller and its successors and assigns are the sole named insureds under the Title Policy.

(viii)      To Seller’s knowledge, the insurer of the Title Policy is qualified to do business in the jurisdiction in which the Property is located.

Exhibit B-2, Page 3

“Permitted Encumbrances” means:

(i)       the lien of current real property taxes, ground rents, water charges, sewer rents and assessments not yet delinquent,

(ii)      covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy, none of which, individually or in the aggregate, materially interferes with any of the following:

(A)       the current use of the Property,

(B)       the security in the collateral intended to be provided by the lien of the Mortgage,

(C)       Borrower’s ability to pay its obligations when they become due, or

(D)       the value of the Property,

(iii)       exceptions (general and specific) and exclusions set forth in the Title Policy, none of which, individually or in the aggregate, materially interferes with any of the following:

(A)       the current use of the Property,

(B)       the security in the collateral intended to be provided by the lien of the Mortgage,

(C)       Borrower’s ability to pay its obligations when they become due, or

(D)       the value of the Property,

(iv)      the rights of tenants, as tenants only, under leases, including subleases, pertaining to the Property,

(v)       other matters to which similar properties are commonly subject, none of which, individually or in the aggregate, materially interferes with any of the following:

(A)       the current use of the Property,

(B)       the security in the collateral intended to be provided by the lien of the Mortgage,

(C)       Borrower’s ability to pay its obligations when they become due, or

(D)       the value of the Property.

(h)       Zoning.  Based upon the Zoning Due Diligence (defined below), one of the following is applicable to the Property:

(i)       the improvements located on or forming part of the Property materially comply with applicable zoning laws and ordinances, or

(ii)      the improvements located on or forming part of the Property constitute a legal non-conforming use or structure; and one of the following is true:

(iii)     the non-compliance does not materially and adversely affect the value of the Property, or

(iv)     ordinance and law coverage is provided in amounts required by the Guide.

The foregoing may be based upon one or more of the following (“Zoning Due Diligence”):

(a)       a statement of full restoration by a zoning authority,

(b)       copies of legislation or variance permitting full restoration of the Property,

Exhibit B-2, Page 4

(c)       zoning information and/or a damage restoration statement in the appraisal for the Property,

(d)       an opinion of counsel,

(e)       other due diligence considered reasonable by prudent multifamily lenders in the lending area where the Property is located,

(f)       ordinance and law coverage as required by the Guide.

(i)       Environmental Conditions.

(i)       As of the Origination Date, Borrower represented and warranted in all material respects that to its knowledge Borrower has not used, caused or permitted to exist (and will not use, cause or permit to exist) on the Property any Hazardous Materials (defined below) in any manner which violates federal, state or local laws, ordinances, regulations, orders, directives or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of hazardous materials or other environmental laws. The foregoing Borrower representation and warranty is subject to each of the following:

(A)       exceptions set forth in certain Physical Risk Report(s) (defined below),

(B)       Hazardous Materials that are commonly used in the operation and maintenance of properties of similar kind and nature to the Property,

(C)       Hazardous Materials that are commonly used in accordance with prudent management practices and applicable law, and

(D)       Hazardous Materials that are commonly used in a manner that does not result in any contamination of the Property that is not permitted by law.

(ii)       Seller has not modified the provisions of the Loan Documents which require Borrower to comply, and to cause the Property to be in compliance, with all “Hazardous Materials Laws” (defined below) applicable to the Property.

(iii)       Seller has not modified the provisions of the Loan Documents which require Borrower (or an affiliate of Borrower) to indemnify, defend and hold lender and its successors and assigns harmless from and against losses, liabilities, damages, injuries, penalties, fines, expenses, and claims of any kind whatsoever (including attorneys’ fees and costs) paid, incurred or suffered by, or asserted against, any such party resulting from a breach of the foregoing representations or warranties given by Borrower in connection with the Loan.

(iv)       To the best of Seller’s knowledge, in reliance on the Physical Risk Reports prepared in connection with the origination of the Loan and except as set forth in such Physical Risk Reports, the Property is in material compliance with all applicable Hazardous Materials Laws,

Exhibit B-2, Page 5

and to the best of Seller’s knowledge, no notice of violation of such laws has been issued by any governmental agency or authority, except, in all cases, as indicated in such Physical Risk Reports.

(v)       Seller has not taken any action which would cause the Property not to be in compliance with all Hazardous Materials Law (defined below).

“Hazardous Materials” means

(i)       petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them,

(ii)      lead and lead-based paint,

(iii)     asbestos or asbestos-containing materials in any form that is or could become friable,

(iv)     underground or above-ground storage tanks that are not subject to a “no further action” letter from the regulatory authority in the related property jurisdiction, whether empty or containing any substance,

(v)      any substance the presence of which on the Property is prohibited by any federal, state or local authority,

(vi)     any substance that requires special handling and any other “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” by or within the meaning of any Hazardous Materials Law (defined below), or

(vii)    any substance that is regulated in any way by or within the meaning of any Hazardous Materials Law.

“Hazardous Materials Law” means:

(i)       any federal, state, and local law, ordinance and regulation and standard, rule, policy and other governmental requirement, administrative ruling and court judgment and decree in effect now or in the future and including all amendments, that relate to Hazardous Materials or the protection of human health or the environment and apply to Borrower or to the Property, and

(ii)       Hazardous Materials Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et. seq., and their state analogs.

“Physical Risk Report” means a report by a physical risk consultant which includes information (i) regarding any environmental sampling results, (ii) from environmental data base searches, (iii) regarding Hazardous Materials evidenced by a physical inspection, and (iv) on any recognized environmental conditions noted on the Physical Risk Report – Form 1104 or similar form of report used in connection with the origination of the Loan, if available for the Property.

Exhibit B-2, Page 6

(j)       Grace Period.  Seller has not modified the Loan Documents to provide for a grace period with respect to delinquent monthly payments due under the Note or if Seller has modified the Loan Documents to provide for a grace period, such grace period is no longer than 10 days from the applicable payment date.

(k)       Due on Encumbrance.  Seller has not modified the provisions of the Loan Documents which prohibit Borrower from doing either of the following:

(i)       mortgaging or otherwise encumbering the Property without the prior written consent of lender or the satisfaction of debt service coverage and other criteria specified in the Loan Documents, or

(ii)       carrying any additional indebtedness, except as set forth in the Loan Documents or in connection with trade debt and equipment financings incurred in the ordinary course of Borrower’s business.

(l)       Carveouts to Non-Recourse.

(i)       Seller has not modified the provisions of the Loan Documents which provide that:

(A)       Borrower will be liable to lender for any losses incurred by lender due to any of the following:

(1)       the misapplication or misappropriation of rents (after a demand is made after an event of default), insurance proceeds or condemnation awards,

(2)        any breach of the environmental covenants contained in the Loan Documents, or

(3)        fraud by Borrower in connection with the application for or creation of the Loan or in connection with any request for any action or consent by lender.

(B)       The Loan will become full recourse in the event of a voluntary bankruptcy filing by Borrower.

(m)       Financial Statements.  Seller has not modified the provisions of the Loan Documents which require that Borrower provide the owner or holder of the Loan with annual operating statements, rent rolls and related information and annual financial statements.

(n)       Due on Sale.

(i)       Seller has not modified the provisions of the Loan Documents which  provide for the acceleration of the payment of the unpaid principal balance of the Loan if, without the consent of the holder of the Loan and/or in compliance with the requirements of the Loan

Exhibit B-2, Page 7

Documents, the Property or a controlling interest in Borrower is directly or indirectly transferred or sold, except with respect to any of the following transfers:

(A)       transfers of certain interests in Borrower to any person or entity already holding direct or indirect interests in Borrower, their family members, affiliated companies and other estate planning related transfers that satisfy certain criteria specified in the Loan Documents,

(B)       transfers of less than a controlling interest in Borrower,

(C)       transfers of common stock in publicly traded companies, or

(D)       if the Property is a residential cooperative property, transfers of stock of Borrower in connection with the assignment of a proprietary lease for a unit in the Property by a tenant-shareholder of Borrower to another person or entity which by virtue of such transfer becomes a tenant-shareholder in Borrower.

(ii)       Seller has not modified any provision of the Loan Documents which requires Borrower to pay all fees and expenses associated with securing the consent or approval of the holder of the Mortgage for all actions requiring such consent or approval under the Mortgage including the cost of counsel opinions relating to a real estate mortgage investment conduit (“REMIC”) or other securitization and tax issues.

(o)       Assignment of Leases.

(i)       Seller has not modified the provisions of the Mortgage which contain an Assignment of Leases that is part of the Mortgage.

(ii)      Based upon the Title Policy, the Assignment of Leases creates a valid present assignment of, or a valid first priority lien or security interest in, certain rights under the related lease or leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the leased Property, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iii)     Based upon the Title Policy, no person or entity other than Borrower owns any interest in any payments due under any lease that is superior to or of equal priority with lender’s interest.

(iv)     Seller has not modified the provisions of the Mortgage which provide for the appointment of a receiver for rents or allows the holder of the Mortgage to enter into possession to collect rents or provides for rents to be paid directly to the lender in the event of a default under the Loan or Mortgage.

Exhibit B-2, Page 8

(p)       Insurance Proceeds and Condemnation Awards.

(i)       Seller has not modified the provisions of the Loan Documents which provide that insurance proceeds and condemnation awards will be applied to one of the following:

(A)       restoration or repair of the Property,

(B)       restoration or repair of the Property, with any excess insurance proceeds or condemnation awards after restoration or repair being paid to Borrower, or

(C)       reduction of the principal amount of the Loan.

(ii)       To Seller’s knowledge, there is no proceeding pending for the total or partial condemnation of the Property that would have a material adverse effect on the use or value of the Property.

(q)       Customary Provisions.

(i)       The Note or Mortgage for the Loan, together with applicable state law, contains customary and enforceable provisions so as to render the rights and remedies of the holder of the Note or Mortgage adequate for the practical realization against the Property of the principal benefits of the security in the collateral intended to be provided by the Note or the lien of the Mortgage, including realization by judicial or, if applicable, non-judicial foreclosure, except as the enforcement of the Mortgage may be limited by bankruptcy, insolvency, reorganization, moratorium, redemption or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)       Borrower is not a debtor in, and the Property is not the subject of, any currently pending state or federal bankruptcy or insolvency proceeding, and, as of the Origination Date, no guarantor was a debtor in any state or federal bankruptcy or insolvency proceeding.

(r)       Litigation.  Based solely on the Litigation Due Diligence (defined below), to the knowledge of Seller, as of the Origination Date and taking into consideration any applicable reserve, letter of credit, guaranty, insurance coverage or other mitigant required in connection with the underwriting of the Loan, there are no actions, suits or proceedings before any court, administrative agency or arbitrator concerning the Loan, Borrower or Property, an adverse outcome of which would reasonably be expected to materially and adversely affect any of the following:

(i)       title to the Property or the validity or enforceability of the Mortgage,

(ii)      the value of the Property as security for the Loan,

(iii)     the use for which the Property was intended,

(iv)     Borrower’s ability to perform under the Loan.

Exhibit B-2, Page 9

The foregoing is based on one or both of the following (“Litigation Due Diligence”):

(x)       information regarding litigation contained in the Borrower and Borrower Principal Certificate (Form 1115) delivered with respect to Borrower as part of the submission of the full underwriting package, or

(y)       judgment lien search delivered as a part of the title insurance search.

(s)       Escrow Deposits.

(i)       Except as previously disbursed pursuant to the Loan Documents, all escrow deposits and payments relating to the Loan that are required to be deposited or paid, have been deposited or paid.

(ii)       All such escrow deposits that have not been disbursed pursuant to the Loan Documents are being conveyed by Seller to Freddie Mac and identified with appropriate detail.

(iii)      All escrow deposits and payments required pursuant to the Loan are in the possession, or under the control, of Seller or its servicer.

(t)       Valid Assignment.

(i)       Each assignment of the Mortgage from Seller to Freddie Mac is in recordable form and constitutes the legal, valid and binding assignment from Seller to Freddie Mac, except as enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(ii)       Each Mortgage is freely assignable without the consent of Borrower.

(u)       Qualification To Do Business.  To the extent required under applicable law, Seller is and has at all required times been authorized to transact and do business in the jurisdiction in which the Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of the Loan.

(v)       Ownership.

(i)       Immediately prior to the transfer of the Loan to Freddie Mac, Seller had good title to, and was the sole owner of, the Loan.

(ii)       Seller has full right, power and authority to transfer and assign the Loan to Freddie Mac and has validly and effectively conveyed (or caused to be conveyed) to Freddie Mac all of Seller’s legal and beneficial interest in and to the Loan free and clear of any and all liens, pledges, charges, security interests and/or other encumbrances of any kind.

(w)       Deed of Trust.  If the Mortgage is a deed of trust, each of the following is true:

Exhibit B-2, Page 10

(i)       A trustee, duly qualified under applicable law to serve as trustee, currently serves as trustee and is named in the deed of trust (or has been or may be substituted in accordance with applicable law by lender).

(ii)       Seller has not modified the deed of trust to provide for the payment of fees or expenses to the trustee by Seller, Freddie Mac or any transferee of Seller or Freddie Mac.

(x)       Validity of Loan Documents, No Offset.

(i)       Seller has not modified the Loan Documents in any manner that would cause the Note, Mortgage and other agreements that evidence or secure the Loan and were executed by or for the benefit of Borrower or any guarantor to not be enforceable in accordance with their terms, and Seller has no actual knowledge of any such unenforceability, in either case except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(ii)       To Seller’s knowledge, there is no valid offset, defense, counterclaim, or right of rescission, abatement or diminution available to Borrower or any guarantor with respect to the Note, Mortgage or other agreement, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iii)       To Seller’s knowledge, no offset, defense, counterclaim or right of rescission, abatement or diminution has been asserted by Borrower or any guarantor.

(y)       Compliance with Usury Laws.  As of the Origination Date, the interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of the Loan was in compliance with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(z)       No Shared Appreciation.  The Loan has no shared appreciation rights (it being understood that equity holdings, including without limitation, preferred equity holdings, will not be considered shared appreciation rights with respect to the Loan), any other contingent interest feature or a negative amortization feature.

(aa)       Whole Loan.  The Loan is a whole loan and is not a participation interest in the Loan.

(bb)       Reserved.

(cc)       Full Disbursement.  The proceeds of the Loan have been fully disbursed and there is no requirement for future advances.

(dd)       No Advances.  No advance of funds has been made by Seller to Borrower (other than mezzanine debt and the acquisition of preferred equity interests by the preferred equity interest holder, as disclosed to Freddie Mac), and no advance of funds have, to Seller’s knowledge,

Exhibit B-2, Page 11

been received (directly or indirectly) from any person or entity other than Borrower for or on account of payments due on the Loan.

(ee)       All Collateral Transferred.  All collateral that secures the Loan is being transferred to Freddie Mac as part of the Loan (other than healthcare licenses, Medicare, Medicaid or similar federal, state or local third party payor programs, including housing assistance payments contracts, that are not transferable without governmental approval).

(ff)       Loan Status; Waivers and Modifications.  All of the following are true and correct:

(i)       the material terms of the Mortgage, Note and Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect,

(ii)       neither the Property nor any portion of the Property has been released from the lien of the Mortgage in any manner which materially interferes with the security intended to be provided by the Mortgage or the use, value or operation of the Property, and

(iii)       neither Borrower nor any guarantor has been released from its obligations under the Loan.

(gg)       Defaults.

(i)        There exists no monetary default (other than payments due but not yet more than 30 days past due) or, to Seller’s knowledge, material non-monetary default, breach, violation or event of acceleration under the Loan.

(ii)       To Seller’s knowledge, there exists no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration under the Loan; provided,  however, that the representations and warranties set forth in this Paragraph 33(b) do not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation or warranty made by Seller; and, provided,  further, that a breach by Borrower of any representation or warranty contained in any Loan Document (each, a “Borrower Representation”) will not constitute a material non-monetary default, breach, violation or event of acceleration for purposes of this Paragraph 33(b) if the subject matter of such Borrower Representation is covered by any exception to any representation or warranty made by Seller in Exhibit F attached to the Commitment or Early Rate Lock Application.

(iii)       Since the Origination Date, except as set forth in the Final Delivery Package, Seller has not waived any material default, breach, violation or event of acceleration under any of the Loan Documents.

(iv)       Pursuant to the terms of the Loan Documents, no person or party other than the holder of the Note and Mortgage may declare an event of default or accelerate the indebtedness under the Loan Documents.

Exhibit B-2, Page 12

(hh)     Payments Current.  No scheduled payment of principal and interest under any Loan was more than 30 days past due as of the date of this Certificate, and no Loan was more than 30 days delinquent in the twelve-month period immediately preceding the date of this Certificate.

(ii)       Qualified Loan.  The Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulation Section 1.860G-2(f)(2) that treats a defective obligation as a “qualified mortgage” or any substantially similar successor provision).  Any prepayment premiums and yield maintenance charges payable upon a voluntary prepayment under the terms of the Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulation Section 1.860G-1(b)(2).

(jj)       (36)    Prepayment upon Condemnation.  Seller has not modified the provisions of the Loan Documents which require that in the event of a taking of any portion of a Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, if, immediately after the release of such portion of the Property from the lien of the Mortgage (but taking into account any planned restoration), the ratio of (A) the unpaid principal balance of the Loan to (B) the fair market value of the Property constituting the remaining Property is greater than 125%, Borrower can be required to apply the award with respect to such taking to prepay the Loan in the amount required to prevent the SBL Securitization from failing to meet applicable federal income tax qualification requirements or subject the SBL Securitization to any tax (“REMIC Provisions”) and such amount may not, to such extent, be used to restore the Property or be released to Borrower.

(kk)       Releases of Property.

(i)       The Loan does not require the lender to release all or any portion of the Property from the lien of the Mortgage, except as in compliance with the REMIC Provisions and one of the following:

(A)       upon payment in full of all amounts due under the Loan,

(B)       in connection with a full or partial defeasance pursuant to provisions in the Loan Documents,

(C)       unless such portion of the Property was not considered material for purposes of underwriting the Loan, was not included in the appraisal for the Property or does not generate income,

(D)       upon the payment of a release price at least equal to the allocated loan amount or, if none, the appraised value of the released parcel and any related prepayment, or

(E)       with respect to any Crossed Loans or if the Loan is secured by multiple Properties, in connection with the release of any cross-collateralization pursuant to provisions in the Loan Documents.

(ii)       With respect to clauses (iii),  (iv) and (v) above, the Loan Documents provide that if the fair market value of the real property constituting the remaining Property immediately after the release of such portion of the Property from the lien of the Mortgage is not

Exhibit B-2, Page 13

equal to at least 80% of the remaining principal amount of the Loan, Borrower can be required to prepay the Loan in the amount equal to or greater than the amount required by the REMIC Provisions.

(ll)       Origination and Servicing.  The origination, servicing and collection practices used by Seller or, to Seller’s knowledge, any prior holder or servicer of the Loan have been in compliance with all applicable laws and regulations, and substantially in accordance with the practices of prudent multifamily mortgage lenders with respect to similar mortgage loans and in compliance with the Guide in all material respects.

(mm)   Freddie Mac Eligible.  The Loan was underwritten in accordance with the Guide, is eligible for SBL Securitization, and the representations, warranties, covenants and other obligations under Freddie Mac’s guidelines, including the Guide, are incorporated herein by reference in their entirety, except where Freddie Mac has expressly waived such requirements in writing respecting such Loan in the Commitment.  Each Exception to the Representations and Warranties for each Loan is marked “X” in Schedule 1 to the Commitment and Seller has included a true and accurate description of each applicable Exception in the Commitment, along with any mitigants identified for that Exception.  Seller represents and warrants that, if it identified additional Exception(s) for the Loan after the date of the Commitment, Seller documented those Exception(s) in an amendment to the Commitment that fully restated Schedule 1 of the Commitment and added the new Exception(s).

(nn)     Compliance with the Guide. Each Loan complies with the Guide in all material respects.

Exhibit B-2, Page 14

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

SELLER:PENNYMAC LOAN SERVICES, LLC

BUYER:JPMORGAN CHASE BANK, N.A.

TODAY’S DATE:____/____/____

REPORTING PERIOD ENDED:_____ month(s) ended ____/____/____

This certificate is delivered to the Buyer under the Master Repurchase Agreement dated as of August 19, 2016 between Buyer and Seller (as amended, the “Agreement”), all the defined terms of which have the same meanings when used herein.

I hereby certify that:  (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting [Chief Financial Officer][Treasurer] of Seller; (b) to the best of my knowledge, the Financial Statements of Seller from the period shown above (the “Reporting Period”) and that accompany this certificate were prepared in accordance with GAAP and present fairly in all material respects the financial condition of Seller as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Seller during the Reporting Period has been made under my supervision with a view to determining Seller’s compliance with the covenants, requirements, terms and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which disclosure specifies the nature and period of existence of each Default or Event of Default, if any, and what action Seller has taken, is taking and proposes to take with respect to each); (d) the calculations described on the pages attached hereto evidence that Seller is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions Seller proposes to take with respect thereto) and (e) Seller was, as of the end of the Reporting Period, in compliance with the applicable net worth requirements of, and in good standing with, Fannie Mae, Ginnie Mae, Freddie Mac and HUD.

By:
Name:
[Chief Financial Officer][Treasurer]

Exhibit C, Page 1

SELLER: PennyMac Loan Services, LLC

REPORTING PERIOD ENDED:____/____/____

All financial calculations set forth herein are as of the end of the Reporting Period.

I.      TANGIBLE NET WORTH

The Tangible Net Worth is:
Shareholder’s equity	$
Minus: intangible assets – goodwill, intellectual property	$
Minus: advances of loans to shareholders and Affiliates	$
Minus: employee Loans (unless they are advances against commissions)	$
Minus: any assets unacceptable to Buyer	$
TANGIBLE NET WORTH:	$
REQUIRED MINIMUM (through Termination Date)	$200,000,000
In compliance?	☐ Yes ☐ No

Exhibit C, Page 2

II.      DEBT OF SELLER

Total Liabilities	$
Plus: off balance sheet debt	$
Minus: loan loss reserves (if included in liabilities)	$
Minus: deferred taxes arising from capitalized excess servicing fees:	$
Minus: operating leases	$
Minus: Qualified Subordinated Debt	$
DEBT:	$

III.    LEVERAGE RATIO:  DEBT TO TANGIBLE NET WORTH

Debt (from above)	$
Tangible Net Worth	$
RATIO OF DEBT/TANGIBLE NET WORTH:	__:1
Maximum permitted	10:1
In compliance?	☐ Yes ☐ No

IV.    LIQUIDITY

Cash (including Cash Pledge Account balance but excluding other pledged cash and restricted cash)	$
Cash Equivalents	$
Available Purchase Price under Agreement	$
Total Liquidity	$
Amount of Liquidity Required	$20,000,000
In compliance?	☐ Yes ☐ No

V.      PRE-TAX NET INCOME (tested each quarter)

Pre-tax net income for most recently-ended full fiscal quarter	$
Pre-tax net income for full fiscal quarter immediately prior to most recently-ended fiscal quarter	$
Minimum permitted in at least one of such two fiscal quarters	$1.00
In compliance?	☐ Yes ☐ No

Exhibit C, Page 3

VI.     ADDITIONAL DEBT INCURRED

Counterparty	Amount
$
$
Total	$

Exhibit C, Page 4

VII.     PRODUCTION

Volume	Current Month	Year-to-Date
Residential Mortgage Loans Funded	$	$
Commercial Loans Funded *	$	$
TOTAL VOLUME	$	$

* Commercial loans include 5 or more unit multi-family properties and mixed use properties.

Volume	Current Month	Year-to-Date
Banked Loan Production	$	$
Brokered Loan Production	$	$
TOTAL VOLUME	$	$

By Channel/Source	Current Month	Year-to-Date
Retail as % of Total	%	%
TPO Loans as a % of Total	%	%
Correspondent Loans as a % of Total**	%	%
TOTAL (Must = 100%)%		%

**Correspondent loans are Mortgage Loans that are purchased as closed loans from third parties but are not table funded with funds provided by Seller or an Affiliate.

By Category	Current Month	Year-to-Date
Government as % of Total	%	%
Conventional as % of Total	%	%
Jumbo as % of Total	%	%
Alt A as % of Total	%	%
Subprime as % of Total	%	%
Second Mortgages as %	%	%
Other (Describe)%		%
Total (Must = 100%)%		%
By Finance Type	Current Month	Year-to-Date
Purchase as % of Total	%	%
Refinance as a % of Total	%	%
TOTAL (Must = 100%)%		%

Exhibit C, Page 5

Others	Current Month	Year-to-Date
Average FICO	%	%
Average LTV	%	%
Average CLTV	%	%

VIII.    FACILITIES (Please list all Available Warehouse Capacity including off balance sheet facilities)

Institution	Total (committed or uncommitted, please indicate “C” or “U”)	Outstanding
	$	$
	$	$
	$	$
TOTALS	$	$
X. JPM Facility Amount		$
Y. Sum of Available Warehouse Facilities		$
Ratio X/Y (stated as a percentage)%
Maximum ratio of Facility Amount to Available Warehouse Facilities		50%
In compliance?		☐ Yes ☐ No]

IX.       REPURCHASES / INDEMNIFICATIONS (R&I)

Repurchases	UPB	# of Loans	Actual or Estimated Loss	How were they recorded on the financials?
Beginning Open R&I’s	$		$
New R&I’s received this month	$		$
R&I’s rescinded this month	$		$	n/a
R&I’s settled this month	$		$
Ending Open R&I’s	$		$

Exhibit C, Page 6

* If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.

X.     FORECLOSURES

	Current Month	Year-to-Date
Foreclosure loan units	$	$
Foreclosure loan volumes	$	$
Expected loss on Foreclosures	$	$
TOTALS	$	$

XI.    LOAN LOSS RESERVE

	Current Month	Year-to-Date
Beginning loan loss reserve	$	$
Additional loss provision	$	$
Actual charge off	$	$
Ending Loan Loss Reserve	$	$

XII.   LOAN SERVICING

Total Servicing portfolio at end of period
Number of Mortgage Loans serviced:
Aggregate principal balance of Mortgage Loans serviced:	$
Current Month	Year-to-Date
60 days delinquency (Unit)
60 days delinquency volumes $	$
Loan servicing report attached

Exhibit C, Page 7

XIII.    LITIGATION

	Current Month	Year-to-Date
Pending litigation (Unit)
Expected losses on litigation	$	$

XIV.    THIRD PARTY REPORTS

All reports received from third parties (such as the SEC, Fannie Mae, Ginnie Mae, Freddie Mac) subsequent to the last reporting period are attached hereto.  These reports include the following (if none, write “None”):  ____

XV.      DEFAULTS OR EVENTS OF DEFAULT

Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”:  ___

XVI.    OTHER REPORTS REQUIRED (Please attach if applicable)

a.        Buyer Warehouse Loans T& I Escrow reconciliation

b.        Indemnification & Repurchase Report for the prior year and current YTD.

c.        Hedge Reports (including:  position summary report, MBS & whole loan trade detail, loan level detail report with weighted average takeout price)

Exhibit C, Page 8

EXHIBIT D

CONDITIONS PRECEDENT DOCUMENTS

1.       Master Repurchase Agreement

2.       Side Letter

3.       Custodial Agreement

4.       Guaranty

5.       Electronic Tracking Agreement executed by Seller and Buyer

6.       Certified organizational documents of Seller

7.       Certified organizational documents of Guarantor

8.       Company Certificate of Seller

9.       Company Certificate of Guarantor

10.     UCC, tax lien and judgment searches, state of Seller’s organization and county where Seller’s chief executive office is located

11.     Tax lien and judgment searches, state of Guarantor’s organization and county where Guarantor’s chief executive office is located

12.     UCC-1 Financing Statements

13.     Opinions of Counsel

14.     Errors and omissions insurance policy or mortgage impairment insurance policy or evidence of insurance in lieu of policy

15.     Blanket bond coverage policy or evidence of insurance in lieu of policy endorsed to (i) provide that for any loss affecting Buyer’s interest, Buyer will be named on the loss payable draft as its interest may appear and (ii) provide Buyer access to coverage under the theft of secondary market institution’s money or collateral clause of such insurance policy

16.     If applicable, any Subservicing Agreement and a Subservicer Instruction Letter between the Seller and the Subservicer

Exhibit D, Page 1

EXHIBIT E

REQUIRED OPINIONS OF COUNSEL

1.       Seller has been legally incorporated or otherwise created under the laws of the State of Delaware and is validly existing and in good standing under the laws of that State, and has the requisite entity power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.  The Guarantor has been legally formed under the laws of the State of Delaware and is validly existing and in good standing under the laws of that State, and has the requisite entity power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.

2.       Each of the execution, delivery and performance by Seller of the Transaction Documents to which it is a party has been duly authorized by all requisite company action on the part of Seller.  Each of the execution, delivery and performance by Guarantor of the Transaction Documents to which it is a party has been duly authorized by all requisite limited liability company action on the part of Guarantor.

3.       Each Transaction Document to which Seller is a party has been duly executed and delivered by a duly authorized officer of Seller.  Each Transaction Document to which Guarantor is a party has been duly executed and delivered by a duly authorized officer of Guarantor.

4.       Each Transaction Document to which Seller is a party constitutes the valid and binding obligation of Seller under the laws of the State of New York, enforceable against Seller in accordance with its terms.  Each Transaction Document to which Guarantor is a party constitutes the valid and binding obligation of Guarantor under the laws of the State of New York, enforceable against Guarantor in accordance with its terms.1

5.       With respect to each of Seller and Guarantor, the execution, delivery and performance of its obligations under each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not result in (i) any breach or violation of its organizational documents, (ii) any breach, violation or acceleration of or default under any indenture, loan or credit agreement, lease, mortgage, security agreement or other material agreement or instrument to which it is a party or by which it is bound2, (iii) any breach or violation of any order, writ, judgment, injunction or decree of any court, agency or other governmental body, or (iv) any breach or violation of any United States federal or State of

1Enforceability opinions (no. 4) to be given by outside counsel competent to opine on New York law.

2Noncontravention opinion (clause (ii) of no. 5) to be given by outside counsel. An officer of Seller is to certify to outside counsel and JPM (the last page of this Exhibit is a form of such certificate) that the list of agreements to be attached to such certificate are all of the indentures, leases, credit agreements, repos and other material agreements to which Seller or its parent (if any) is subject or a party.)

Exhibit E, Page 1

Delaware statute or regulation that is normally applicable to transactions of the type contemplated by the Transaction Documents.

6.       With respect to each of Seller and Guarantor, there is no legal action, suit, proceeding or investigation before any court, agency or other governmental body pending or, to my knowledge, threatened against it that, either in one instance or in the aggregate, (a) could reasonably be expected to have a material adverse effect on its business, operations, properties or condition (financial or otherwise) or (b) draws into question the validity of, seeks to prevent the consummation of any of the transactions contemplated by or would impair materially its ability to perform its obligations under any of the Transaction Documents to which it is a party.

7.       With respect to each of Seller and Guarantor, the execution, delivery and performance of its obligations under each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any United States federal, State of Delaware or State of New York court, agency or other governmental body under any United States federal , State of Delaware or State of New York statute or regulation that is normally applicable to transactions of the type contemplated by the Transaction Documents, except such as may be required under the securities laws of any State of the United States or such as have been obtained, effected or given.

8.       Neither Seller nor Guarantor is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

9.       The Repurchase Agreement creates, for the benefit of Buyer, a valid security interest that will attach to all right, title and interest of Seller in and to the Mortgage Assets and their proceeds3.

10.     The Buyer’s security interest in each Mortgage Note and its proceeds will be perfected by possession upon delivery of such Mortgage Note to Custodian in the State of California pursuant to and in accordance with the Transaction Documents.

11.     The Buyer’s security interest in the Mortgage Assets in which a security interest can be perfected by filing, and in their proceeds, will be perfected upon filing of the applicable financing statement in the filing office located in the State of Delaware, which is the proper place to file against Seller.4

3Creation opinion (no. 9) to be given by outside counsel competent to opine on New York law.

4Perfection opinions (nos. 10 and 11 ) to be given by outside counsel.

Exhibit E, Page 2

COMPANY CERTIFICATE

I hereby certify to JPMorgan Chase  Bank, N.A. (“Chase”), the buyer under the Master Repurchase Agreement dated as of August 19, 2016 between the Buyer and PennyMac Loan Services, LLC (“Company”), as seller (as amended, the “Master Repurchase Agreement”) and to [Name of counsel rendering opinion], for purposes of such counsel’s legal opinion to Chase regarding the Master Repurchase Agreement and related matters, that:

(1)I am the duly elected and acting Secretary or Assistant Secretary, as indicated below, of the Company and am authorized to execute and deliver this Company Certificate (“Certificate”);

(2)I am custodian of the Company’s records and have personal knowledge of the Company’s records and each of the matters specified in this certificate; and

(3)the attached list of agreements are all of the indentures, leases, credit agreements, repos and other material agreements to which Seller [or its parent] is subject or a party.

IN WITNESS WHEREOF, I have hereunto set my hand to be effective as of August 19, 2016.

AFFIANT:

Name:
Title:

Attached:
Exhibit A – List of agreements

THE STATE OF _________	§
§
COUNTY OF __________	§

SWORN TO AND SUBSCRIBED BEFORE ME on                                                   , to certify which witness my hand and seal of office.

Notary Public in and for
the State of

Printed name:

My commission expires:

Exhibit E, Page 3

EXHIBIT F

SUBSIDIARY INFORMATION

None.

Exhibit F, Page 1

EXHIBIT G

FORM OF SUBSERVICER INSTRUCTION LETTER

Subservicer Instruction Letter

__________ __, 201_

___________________, as  Subservicer

____________________

____________________

Attention:  _______________

Re:       Master Repurchase Agreement dated as of August 19, 2016 (“Repurchase Agreement”) by and between JPMorgan Chase Bank, N.A. (“Buyer”) and PennyMac Loan Services, LLC (“Seller”)

Ladies and Gentlemen:

As Subservicer (referenced herein as “You”) of those mortgage loans described on Schedule 1 hereto, which may be amended or updated from time to time (the “Mortgage Loans”) pursuant to that Subservicing Agreement, between You and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Subservicing Agreement”), you are hereby notified that the undersigned Seller has sold to Buyer such Mortgage Loans pursuant to the above-referenced Repurchase Agreement.

You agree to service the Mortgage Loans in accordance with the terms of the Subservicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights of Seller under the Subservicing Agreement including, without limitation, rights to payment of any indemnification or reimbursement or payment of any servicing fees or any other fees and rights to examine and inspect Your servicing operations and records in respect of the Mortgage Loans, but none of the duties or obligations of Seller under the Subservicing Agreement.  No subservicing relationship shall be hereby created between You and Buyer.

Upon your receipt of written notification by Buyer that a Default has occurred under the Agreement (the “Default Notice”), you, as Subservicer, hereby agree to remit all payments or distributions made with respect to such Mortgage Loans, net of the servicing fees, ancillary income and advances reimbursements payable to you with respect thereto, immediately in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:

[wire instructions]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you

[date of Subservicer Instruction Letter]

by the undersigned Seller, except if Buyer instructs you in writing otherwise.

You further agree that, upon receipt written notification by Buyer that an Event of Default has occurred under the Agreement (“Event of Default Notice”), Buyer shall assume all of the rights and obligations of Seller under the Subservicing Agreement, except as otherwise provided herein.  Subject to the terms of the Subservicing Agreement, You shall (x) follow the instructions of Buyer with respect to the Mortgage Loans and deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between You and Buyer (incorporating the terms of the Subservicing Agreement by reference), subject to no setoff or counterclaims arising in Your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You and Seller or otherwise.  Notwithstanding anything to the contrary herein or in the Subservicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by You before receipt of such Event of Default Notice or otherwise owed to You in respect of the period of time before receipt of such Event of Default Notice; provided that the foregoing disclaimer shall not affect your ability to retain servicing fees, ancillary income and advances reimbursements in accordance with the third paragraph of this letter.

[NO FURTHER TEXT ON THIS PAGE]

Exhibit G, Page 2

[date of Subservicer Instruction Letter]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.  Any notices to Buyer should be delivered to the following address: [____________________], Attention: [_______], phone: [_________], fax [_________], email [____________________].

Very truly yours,

PennyMac Loan Services, LLC

By:
Name:
Title:

Acknowledged and Agreed as of this __ day of ___________, 20__:

[SUBSERVICER]

By:
Name:
Title:

Exhibit G, Page 3

EXHIBIT H

EXISTING DEBT

(i)         Seller’s obligations under this Agreement and the other Transaction Documents;

(ii)        Seller’s and its Subsidiaries’ obligations under other Available Warehouse Facilities;

(iii)       obligations to pay taxes;

(iv)       liabilities for accounts payable, non-capitalized equipment or operating leases and similar liabilities, but only if incurred in the ordinary course of business;

(v)        accrued expenses, deferred credits and loss contingencies that are properly classified as liabilities under GAAP;

(vi)       non-speculative Hedging Arrangements incurred in the ordinary course of business;

(vii)      warehouse, early purchase, repurchase or similar facilities for the financing of its Mortgage Loans;

(viii)     other Debt not exceeding Ten Million Dollars ($10,000,000) in the aggregate at any time outstanding; and the following existing Debt:

[SELLER TO PROVIDE A LIST OF ITS EXISTING DEBT, EXCLUDING

WAREHOUSE DEBT/REPURCHASE OBLIGATIONS

EXHIBIT J

SELLER NAMES FROM TAX RETURNS

PennyMac Loan Services, LLC

Private National Mortgage Acceptance Company, LLC

Exhibit J, Page 1

SCHEDULE I

APPROVED TAKEOUT INVESTORS

[SELLER TO PROVIDE PROPOSED LIST FOR BUYER’S APPROVAL]

SCHEDULE II

SELLER’S AUTHORIZED SIGNERS

[SELLER TO PROVIDE LIST — NAMES AND TITLES]

SCHEDULE III

CLTV/FICO SCORE CRITERIA

SCHEDULE IV

APPROVED CORRESPONDENTS

Schedule IV, Page 1